UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PRIORITY HEALTHCARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

            Class A Common Stock, par value $.01 per share, of Priority Healthcare Corporation

            Class B Common Stock, par value $.01 per share, of Priority Healthcare Corporation

(2)	Aggregate number of securities to which transaction applies:

6,439,277 shares of Class A Common Stock outstanding as of August 12, 2005

37,678,103 shares of Class B Common Stock outstanding as of August 12, 2005

Stock options to purchase 4,717,196 shares of Class B Common Stock outstanding as of August 12, 2005 with an exercise price per share of less than $28.00

(3)	Per unit price or other underlying value of transaction computed pursuant to exchange act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001177 by the sum of: (i) the product of 44,117,380 outstanding shares of Class A Common Stock and Class B Common Stock and the merger consideration of $28.00 per share in cash and (ii) the product of 4,717,196 shares of Class B Common Stock issuable upon the exercise of outstanding options to purchase Class B Common Stock with an exercise price of less than $28.00 per share and $7.88 per share in consideration for the cancellation of such options, which is the excess of $28.00 over the weighted-average exercise price per share of such options.

(4)	Proposed maximum aggregate value of transaction:

                        $1,272,458,145

(5)	Total fee paid:

                        $149,768.32

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[                    ] [        ], 2005

Dear Priority Healthcare Corporation Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Priority Healthcare Corporation to be held on [                    ], 2005 at [            ], local time, at [                                         ].

At this special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger entered into among Express Scripts, Inc., Pony Acquisition Corporation and us on July 21, 2005 and the merger of Pony Acquisition Corporation with and into us. If the shareholders approve the merger agreement and the merger, we will become an indirect wholly owned subsidiary of Express Scripts, Inc., and you will be entitled to receive $28.00 per share in cash, without interest, less any required withholding taxes, for each share of our Class A common stock and for each share of our Class B common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

Our board of directors has unanimously approved and adopted the merger agreement and the merger and determined that the merger is advisable, fair to and in the best interests of us and our shareholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger. In reaching its conclusion, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex C to the accompanying proxy statement, and which you are urged to read in its entirety.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of our shareholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of our common stock you own. We are seeking approval of the merger agreement and the merger by the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. Holders of our Class A common stock will have three votes per share and holders of our Class B common stock will have one vote per share. A failure to vote will have the same effect as a vote against the approval of the merger agreement and the merger.

Holders of approximately [29.0]% of the aggregate votes entitled to be cast on the merger agreement and the merger have agreed, pursuant to a voting agreement, to vote in favor of the merger agreement and the merger. Accordingly, approximately [29.6]% of the other votes entitled to be cast by shareholders that are not a party to the voting agreement must be cast for approval of the merger agreement and the merger in order to approve the transaction.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the prepaid and addressed envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. Voting by proxy will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and continued support of Priority Healthcare Corporation.

Sincerely,

Steven D. Cosler

President and Chief Executive Officer

THIS PROXY STATEMENT IS DATED [                    ], 2005,

AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT [                    ], 2005.

PRIORITY HEALTHCARE CORPORATION

250 TECHNOLOGY PARK

LAKE MARY, FLORIDA 32746

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2005

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Priority Healthcare Corporation, an Indiana corporation (“Priority”), has been called by the Priority board of directors. The details of the meeting are as follows:

PLACE: [                                        ]

DATE: [                    ], 2005

TIME: [                    ], local time

The purposes of the special meeting are:

1. To consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Inc. (“Express Scripts”), Pony Acquisition Corporation, an indirect wholly owned subsidiary of Express Scripts (“Pony Acquisition”), and Priority, pursuant to which the holders of Priority’s Class A common stock and Class B common stock will receive $28.00 per share in cash, without interest, less any required withholding taxes, and the merger of Pony Acquisition with and into Priority.

2. In the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant Priority’s board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

3. To consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

Your vote is important regardless of the number of shares of Priority common stock that you own. Only holders of record of Priority’s Class A common stock and Class B common stock as of the close of business on [                    ] [        ], 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A list of shareholders of Priority will be available for inspection by shareholders of record during business hours at Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida for ten days prior to the date of the special meeting and will also be available at the special meeting.

Priority’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger. Priority is seeking, and the merger agreement requires, approval of the merger agreement and the merger by the affirmative vote of a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of Priority’s Class A common stock and Class B common stock, voting together as a single class. Holders of Priority’s Class A common stock will have three votes per share and holders of Priority’s Class B common stock will have one vote per share. If you fail to return your proxy card, or fail to register your vote by telephone or on the Internet, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, the effect will be that your shares will be deemed to be votes against approval of the merger agreement and the merger.

Holders of Priority’s Class A common stock have the right to dissent from the merger and receive payment of the “fair value” of their shares in cash under the Indiana Business Corporation Law (the “IBCL”). Under the IBCL, holders of shares that are traded on The Nasdaq National Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Priority’s Class B common stock is traded on The Nasdaq National Market and, accordingly, holders of shares of Priority’s Class B common stock do not have dissenters’ rights in connection with the merger. A holder of Priority’s Class A common stock desiring to dissent from the merger must deliver to Priority written notice, prior to the vote on the approval of the merger agreement and the merger, of the shareholder’s intent to demand payment for his or her shares if the merger is consummated, and the shareholder must not vote in favor of the merger. Any shareholder contemplating the assertion of dissenters’ rights is urged to review carefully the complete provisions of Chapter 23-1-44 of the IBCL, which is included as Annex D to the accompanying proxy statement. A summary of the provisions of Chapter 23-1-44 of the IBCL can be found under “Rights of Dissenting Shareholders” in the accompanying proxy statement.

We urge you to read the accompanying proxy statement. If you are a shareholder of record, you should receive a proxy card with the attached proxy statement. Even if you plan to attend the special meeting, you can be sure your shares are represented at the special meeting if you promptly submit your proxy by completing, signing, dating and returning your proxy card in the enclosed postage-prepaid envelope, or if you register your vote by telephone or on the Internet by following the instructions on the proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your shares will be voted in favor of the approval of the merger agreement and the merger and in favor of granting Priority’s board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger. Prior to being voted, your proxy may be withdrawn in the manner described in the accompanying proxy statement. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.

By Order of the Board of Directors,

Scott D. Teets

Senior Vice President, Corporate Affairs and

Secretary

[                    ] [            ], 2005

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Priority Healthcare Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

In this proxy statement, the terms “Priority,” “our company,” “we,” “our” and “us” refer to Priority Healthcare Corporation and its subsidiaries.

Q:	What is the proposed transaction that I am being asked to vote on?

A:	The proposed transaction is the acquisition of Priority by Express Scripts, Inc., a Delaware corporation (“Express Scripts”), pursuant to an Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Pony Acquisition Corporation, an indirect wholly owned subsidiary of Express Scripts (“Pony Acquisition”), and Priority. You are being asked to approve the merger agreement and the merger of Pony Acquisition with and into Priority, with Priority being the surviving corporation. Once the merger agreement and the merger have been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Pony Acquisition will merge with and into Priority, and Priority will become an indirect wholly owned subsidiary of Express Scripts.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $28.00 in cash, without interest, less any required withholding taxes, for each share of our Class A common stock or Class B common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $2,800.00, without interest, less any required withholding taxes, in cash in exchange for your shares of our common stock. You will not own shares in the surviving corporation.

Q:	What will happen to my outstanding and unexercised Priority stock options in the merger?

A:	If you hold options to acquire shares of our Class B common stock immediately prior to the effective time of the merger, all such options, whether or not vested, at the effective time of the merger, will be cancelled and you will be entitled to receive a cash payment equal to the amount by which $28.00 exceeds the exercise price for each share of our Class B common stock underlying the options, without interest, less any required withholding taxes. Each outstanding and unexercised stock option with a per share exercise price of $28.00 or more will be cancelled without payment.

Q:	What will happen to my outstanding shares of restricted Priority common stock?

A:	Some of our officers and other employees hold restricted shares of our Class B common stock. Upon completion of the merger, each share of restricted stock will vest and the holders of such shares will be entitled to receive $28.00 per share in cash, without interest, less any required withholding taxes, with respect to such previously restricted shares.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [ ], on [ ] [ ], 2005, at [ : ] [ ].m., local time.

Q:	What will I be asked to vote on at the special meeting?

A:

You will be asked to vote on the approval of the merger agreement and the merger. If there are insufficient votes to approve the merger agreement and the merger, we will also be asking you to approve granting to our board of directors discretionary authority to adjourn or postpone the special meeting in order to solicit additional votes for approval of the merger agreement and the merger.

Q:	Who can vote at the special meeting?

A:	Holders of our Class A common stock and Class B common stock at the close of business on [ ] [ ], 2005, the record date for the special meeting, may vote in person or by proxy at the special meeting. On that date, approximately [6,439,277] shares of our Class A common stock and [37,678,103] shares of our Class B common stock were outstanding and entitled to vote.

Q:	How many votes do I have?

A:	Holders of our Class A common stock have three votes for each share of our Class A common stock owned at the close of business on [ ] [ ], 2005, the record date for the special meeting. Holders of our Class B common stock have one vote for each share of our Class B common stock owned at the close of business on [ ] [ ], 2005, the record date for the special meeting.

Q:	What vote of Priority’s shareholders is required to approve the merger agreement and the merger?

A:	For us to complete the merger, at least a majority of all the votes represented by the shares of our Class A common stock and Class B common stock outstanding at the close of business on the record date, voting together as a single class, must be cast for the approval of the merger agreement and the merger. Pursuant to the voting agreement among Express Scripts, Pony Acquisition, William E. Bindley, our Chairman of the board of directors and a significant shareholder, and certain trusts of which Mr. Bindley is sole trustee, Mr. Bindley and the trusts have agreed to vote to approve the merger agreement and the merger. Mr. Bindley and the trusts are holders of [16,533,931] votes entitled to be cast with respect to approval of the merger agreement and the merger, or approximately [29.0]% of the [56,995,934] total votes entitled to be cast. A total of [28,497,968] votes are needed to approve the merger agreement and the merger. Therefore, [11,964,037] other votes entitled to be cast by shareholders that are not a party to the voting agreement must be cast for approval of the merger agreement and the merger in order to approve the transaction. These [11,964,037] votes represent approximately [29.6]% of the [40,462,003] other votes entitled to be cast by shareholders that are not a party to the voting agreement.

Q:	How does the Priority board of directors recommend that I vote?

A:	Our board of directors unanimously determined that the proposed merger is advisable, fair to and in the best interests of us and our shareholders, has approved and adopted the merger agreement and the merger and recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and the merger. See “The Merger—Recommendation of Our Board of Directors.” You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement and the merger.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Your proxy card will instruct the persons named on the proxy card to vote your shares of our common stock at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your shares will be voted for approval of the merger agreement and the merger and for granting our board of directors discretionary authority to adjourn or postpone the special meeting, if necessary, to solicit additional votes for approval of the merger agreement and the merger. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy as soon as possible via:

•	telephone, using the toll-free number listed on each proxy card;

•	the Internet, at the address provided on each proxy card; or

•	mail, by completing, signing, dating and mailing each proxy card and returning it in the envelope provided.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs associated with electronic access, including charges from your Internet access provider and/or telephone company.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger agreement and the merger. See “The Special Meeting of Our Shareholders—Voting.”

It is important that you provide instructions to your broker promptly to ensure that your shares of our common stock will be voted as you wish at the special meeting.

YOU MAY HAVE GRANTED TO YOUR BROKER VOTING AUTHORITY OVER YOUR ACCOUNT. YOUR BROKER MAY BE ABLE TO VOTE YOUR SHARES OF OUR COMMON STOCK DEPENDING ON THE TERMS OF YOUR AGREEMENT WITH YOUR BROKER.

Q:	What happens if I do not vote?

A:	Because the required vote of our shareholders is based upon the voting power of our Class A common stock and Class B common stock outstanding, rather than upon the voting power of shares actually voted, the failure to return your proxy card, to register your vote by telephone or on the Internet or to vote in person will have the same effect as voting against the merger.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive from us or your broker (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	May I change my vote after I have voted?

A:	Yes. You may revoke and change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	first, you can send a written notice to our Secretary stating that you would like to revoke your proxy;

•	second, you can deliver a new, later-dated proxy in writing, by telephone or over the Internet; or

•	third, you can attend the special meeting and vote in person; however, your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, the above described options do not apply and you must follow directions received from your broker to change those instructions.

Q:	May I vote in person?

A:

Yes. If your shares are not held in “street name” through a broker, you may attend the special meeting of our shareholders and vote your shares in person, rather than signing and returning your proxy card or registering your vote by telephone or on the Internet. If your shares are held in “street name,” you must first get a proxy card from your broker in order to attend the special meeting and vote. Whether or not you plan to attend the special meeting in person, you should submit your proxy as soon as possible. Submitting your proxy will not affect your right to vote in person if you decide to attend the special meeting.

Q:	Am I entitled to dissenters’ rights?

A:	Only if you own shares of our Class A common stock. Under the Indiana Business Corporation Law, or IBCL, holders of our Class A common stock who do not vote in favor of approving the merger agreement and the merger will have the right to dissent from and seek payment of the fair value of their shares if the merger is completed, but only if they submit a written notice of their intent to demand payment for the shares prior to the vote on the approval of the merger agreement and the merger and they comply with the procedures under the IBCL explained in this proxy statement.

Under the IBCL, holders of shares that are traded on The Nasdaq National Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Our Class B common stock is traded on The Nasdaq National Market and, accordingly, holders of shares of our Class B common stock do not have dissenters’ rights in connection with the merger. See “Rights of Dissenting Shareholders.”

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $28.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $28.00 per share and your adjusted tax basis in that share. You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on how the tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q:	Does Express Scripts have the financial resources to finance the merger?

A:	The aggregate consideration payable to our shareholders and option holders in the merger is approximately $1.3 billion. Express Scripts has informed us that its payments are expected to be funded by a combination of available cash and debt financing. Express Scripts has also informed us that it has received a commitment letter from Credit Suisse and Citicorp North America, Inc. to provide the debt financing. There is no financing condition to the consummation of the merger. See “The Merger—Financing for the Merger.”

Q:	When do you expect the merger to be completed?

A:	We and Express Scripts are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2005. In order to complete the merger, we must obtain shareholder approval and satisfy a number of other closing conditions under the merger agreement. Because the merger is subject to a number of conditions, some of which are not in our control, the exact timing of the completion of the merger cannot be determined. See “The Merger Agreement—General” and “The Merger Agreement—Conditions.”

Q:	What will happen to my shares of Priority common stock after the merger?

A:	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration. Trading in our Class B common stock on The Nasdaq National Market will cease, and no further transfers of shares of either class of our common stock will be effected. We will cease filing periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Express Scripts’ paying agent in order to receive the merger consideration. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q:	Who can help answer my other questions?

A	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent:

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SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (page 15)

•	Priority Healthcare Corporation. Priority is an Indiana corporation with its executive offices located at 250 Technology Park, Lake Mary, Florida 32746. Its telephone number is (407) 804-6700. Priority is a healthcare services company providing innovative, high quality and cost-effective solutions that enhance quality of life. As a national specialty pharmacy and distributor, Priority provides biopharmaceuticals, complex therapies, related disease treatment programs and a portfolio of other service offerings for patients, payors, physicians and pharmaceutical manufacturers.

•	Express Scripts, Inc. Express Scripts is a Delaware corporation with its principal executive offices at 13900 Riverport Drive, Maryland Heights, Missouri 63043. Its telephone number is (314) 770-1666. Express Scripts provides integrated pharmacy benefit management (PBM) services, including retail network pharmacy management, mail pharmacy services, benefit design consultation, formulary management programs and drug utilization review, as well as distribution services for specialty pharmaceuticals.

•	Pony Acquisition Corporation. Pony Acquisition is an Indiana corporation with its principal executive offices at c/o Express Scripts, Inc., 13900 Riverport Drive, Maryland Heights, Missouri 63043. Its telephone number is (314) 770-1666. Pony Acquisition is an indirect wholly owned subsidiary of Express Scripts and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

The Merger (page 20)

If the conditions to the completion of the merger are satisfied, Pony Acquisition will be merged with and into Priority at the effective time of the merger. After the merger, Priority, as the surviving legal entity in the merger, will continue its existence under Indiana law as an indirect wholly owned subsidiary of Express Scripts. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated in this proxy statement by reference. We have attached the merger agreement to this proxy statement to disclose the precise terms and conditions of the merger. You should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you.

Merger Consideration (page 34)

If we complete the merger, you will be entitled to receive $28.00 in cash, without interest, for each outstanding share of our common stock that you own at the effective time of the merger, less any required withholding taxes. Shares of our Class A common stock held by our shareholders who have perfected dissenters’ rights will not be converted into the right to receive the merger consideration.

The Special Meeting of Our Shareholders (page 16)

•	Place, Date and Time. The special meeting will be held at [ ] [ ].M., local time, on [ ] [ ], 2005 at [ ].

•

Purpose of the Special Meeting. At the special meeting, you will be asked (i) to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Pony Acquisition and Priority and the merger of Pony Acquisition with and into

Priority; (ii) in the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger; and (iii) to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of our Class A common stock and Class B common stock you own of record as of [ ] [ ], 2005, which is the record date for the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of [ ] [ ], 2005, there were [6,439,277] shares of our Class A common stock outstanding held by approximately [534] holders of record and [37,678,103] shares of our Class B common stock outstanding held by approximately [87] holders of record.

•	What Vote is Required for Approval of the Merger Agreement and the Merger. The approval of the merger agreement and the merger requires the approval of a majority of the votes entitled to be cast at the special meeting by the holders of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. Holders of our Class A common stock will have three votes per share and holders of our Class B common stock will have one vote per share. The failure to vote has the same effect as a vote against approval of the merger agreement and the merger. Shareholders who together own approximately [29.0]% of the outstanding voting power of our common stock have already agreed to vote in favor of approval of the merger agreement and the merger. See “The Merger—Voting Agreement.” Accordingly, approximately [29.6]% of the other votes entitled to be cast by shareholders that are not a party to the voting agreement must be cast for approval of the merger agreement and the merger in order to approve the transaction.

•	Quorum. The holders of a majority of the votes entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

•	Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person or by mailing the enclosed proxy card or voting by telephone or on the Internet. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted, which will have the same effect as a vote against approval of the merger agreement and the merger. See “The Special Meeting of Our Shareholders.”

•	How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy in writing, by telephone or over the Internet after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Voting Agreement (page 52)

Concurrently with the execution and delivery of the merger agreement, Express Scripts and Pony Acquisition entered into a voting agreement with William E. Bindley, our Chairman of the board and a significant shareholder, and certain trusts of which Mr. Bindley is the sole trustee and which hold shares of our common stock, under which Mr. Bindley and the trusts have agreed to vote in favor of approval of the merger agreement and the merger, and against any competing transaction or any action that has the effect of impeding, interfering with or delaying the completion of the merger. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. As of the record date, Mr. Bindley and the trusts held an aggregate of [5,484,518] shares of our Class A common stock and [80,377] shares of our Class B common stock, representing approximately [29.0]% of the votes eligible to be cast at the special meeting. See “The Merger—Voting Agreement” and the voting agreement attached as Annex B to this proxy statement.

Shares Held by Directors and Executive Officers (page 55)

As of the close of business on the record date, other than those shares owned by Mr. Bindley and the trusts and subject to the voting agreement, our directors and executive officers owned [394,482] shares of our Class A common stock and [723,262] shares of our Class B common stock (excluding options to purchase shares of our Class B common stock), which in the aggregate represented approximately [3.3]% of the outstanding voting power of both classes of our common stock on such date. We expect all of the outstanding shares owned by our directors and executive officers to be voted in favor of the proposal to approve the merger agreement and the merger and in favor of the granting to our board of directors discretionary authority to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies. See “Security Ownership by Certain Beneficial Owners and Management.”

Our Stock Price (page 54)

Shares of our Class B common stock are listed on The Nasdaq National Market under the trading symbol “PHCC.” On July 21, 2005, which was the last trading day before we announced the proposed merger, our Class B common stock closed at $25.85 per share. On [            ] [        ], 2005, which was the last practicable trading day before the date of this proxy statement, our Class B common stock closed at $[            ] per share. Our Class A common stock is not listed for trading, but is automatically converted into Class B common stock upon transfer (except in limited circumstances). See “Market Price of Our Common Stock.”

Board Recommendation (page 25)

Our board of directors, by the unanimous vote of the directors, has determined that the merger is advisable, fair to and in the best interests of us and our shareholders, has approved and adopted the merger agreement and the merger and unanimously recommends that our shareholders vote “FOR” approval of the merger agreement and the merger. See “The Merger—Recommendation of Our Board of Directors.”

Reasons for the Merger (page 23)

Our board of directors carefully considered the terms of the proposed transaction and approved the merger based on a number of factors that are described in more detail in “The Merger—Reasons for the Merger.” Our board of directors did not assign relative weight to any factors. In addition, our board of directors did not reach any specific conclusion on each factor considered but conducted an overall analysis of these factors. Individual members of our board of directors may have given different weight to different factors.

Fairness Opinion (page 25)

In deciding to approve the merger agreement and the merger, our board of directors considered the opinion of J.P. Morgan Securities Inc., or JPMorgan, delivered to our board of directors on July 21, 2005, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $28.00 in cash per share was fair from a financial point of view to the holders of our Class B common stock. See “The Merger—Fairness Opinion Delivered to Our Board of Directors.”

The full text of JPMorgan’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. We urge you to read it carefully in its entirety. JPMorgan’s opinion is directed to our board of directors and relates only to the fairness of the merger consideration to be received in the proposed merger from a financial point of view as of the date of the opinion. The opinion does not address any other aspect of the proposed transaction and is not a recommendation as to how any of our shareholders should vote with respect to the merger agreement or the merger.

Employee Matters; Stock Options; Restricted Stock (pages 39 and 45)

The merger agreement contains a number of provisions relating to the benefits that our employees will receive in connection with and following the merger. In particular, under the merger agreement:

•	from the effective time of the merger through December 31, 2005, Express Scripts will either continue our existing employee benefit plans (other than equity or equity-based plans) or will provide, or cause the surviving corporation to provide, benefits (other than any equity or equity-based awards) to our and our subsidiaries’ employees under substitute plans or arrangements that are no less favorable in the aggregate than those provided under our existing benefit plans (other than equity or equity-based plans);

•	we have agreed to terminate our Employee Stock Purchase Plan immediately prior to the effective time of the merger, and no further purchases of our common stock have been or will be made under our Employee Stock Purchase Plan following the purchases thereunder that occurred at the end of the second quarter of 2005. Express Scripts has agreed to take all action necessary such that our employees who become employees of Express Scripts or one of its subsidiaries after the effective time of the merger will be eligible to participate in Express Scripts’ employee stock purchase plan as soon as practicable after the effective time of the merger;

•	we have agreed to cause the vested and unvested stock options held by our directors, executive officers and employees to be “cashed out” in connection with the merger, meaning that holders of those stock options will receive cash payments for each share underlying their options equal to the excess of $28.00 per share over the exercise price per share of their options, without interest, subject to any required withholding of taxes; and

•	each share of restricted stock held by our officers and other employees will vest in connection with the merger and will thereafter represent the right to receive the same rights provided to other holders of our common stock, namely the right to receive $28.00 per share in cash, without interest, less any required withholding taxes.

See “The Merger Agreement—Employee Matters” and “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock.”

Interests of Our Directors and Executive Officers in the Merger (page 30)

When considering the recommendation by our board of directors in favor of the merger agreement and the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors, executive officers and employees will have their unvested stock options accelerated and their vested and unvested stock options “cashed out” in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess of $28.00 per share over the exercise price per share of their options, without interest, subject to any required withholding for taxes;

•	each share of restricted stock held by our executive officers and other employees will vest and will represent the right to receive the same rights provided to other holders of our common stock, namely the right to receive $28.00 per share in cash, without interest, less any required withholding taxes;

•	our executive officers and our Vice Chairman will be entitled to benefits under certain change of control severance agreements, which provide for various lump sum payments upon the consummation of the merger in an aggregate amount of $28,473,454; and

•	certain indemnification and insurance arrangements for our current and former directors and executive officers will be continued for six years following the closing date of the merger if the merger is completed.

See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The members of our board of directors were aware of these interests of our directors and executive officers and considered them when our board of directors approved and adopted the merger agreement and the merger and made its recommendation to our shareholders.

When the Merger Will be Completed (page 38)

We and Express Scripts are working to complete the merger as soon as possible. We anticipate completing the merger in the fourth quarter of 2005, subject to receipt of shareholder approval and satisfaction of other requirements, including the conditions described below. See “The Merger Agreement—General.”

Regulatory Matters (page 36)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), we and Express Scripts may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Express Scripts filed pre-merger notifications with these antitrust authorities pursuant to the HSR Act on July 29, 2005.

Except for the required HSR filings, the compliance with applicable federal and state securities laws and the filing of articles of merger in Indiana at or before the effective time of the merger, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the completion of the merger.

Non-Solicitation of Other Offers (page 45)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in our company. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an unsolicited written bona fide proposal for a competing transaction or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal after paying the termination fee and expense reimbursement specified in the merger agreement. See “The Merger Agreement—No Solicitation.”

Conditions to Completing the Merger (page 48)

Our and Express Scripts’ respective obligations to effect the merger are subject to the satisfaction of a number of conditions, including the following:

•	approval of the merger agreement and the merger by at least a majority of all of the votes entitled to be cast on the matter;

•	expiration or termination of the waiting period under the HSR Act; and

•	the absence of any order, decree, ruling, statute, rule or regulation restraining, enjoining or prohibiting the consummation of the merger.

Express Scripts will not be obligated to consummate the merger unless the following conditions have been satisfied or waived:

•

our representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or any material adverse effect on us), in each case as of the date of the merger agreement and as of the effective time of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on us (and except that the failure of certain of our representations and warranties, subject to certain exceptions, relating to no pending or threatened criminal charges against us, any of our subsidiaries or any of our or our subsidiaries’ officers and none of us or any of our subsidiaries being party to or threatened with any corporate integrity agreement to be true and correct will be deemed to be a material adverse effect on us);

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	we must have delivered to Express Scripts an officer’s certificate certifying that the conditions in the two preceding paragraphs have been satisfied;

•	any filing or consent with any governmental authority the absence of which would reasonably be expected to have a material adverse effect on us must have been obtained;

•	holders of not more than 5% of the number of outstanding shares of our Class A common stock have perfected their dissenters’ rights under the IBCL; and

•	all of our directors have tendered their resignations, effective as of the effective time of the merger.

We will not be obligated to consummate the merger unless the following conditions have been satisfied or waived:

•	Express Scripts’ and Pony Acquisition Corporation’s representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or material adverse effect), in each case as of the date of the merger agreement and as of the effective time of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to materially impair Express Scripts’ and Pony Acquisition Corporation’s ability to consummate the merger and the other transactions contemplated by the merger agreement;

•	Express Scripts and Pony Acquisition Corporation must have performed in all material respects all of their respective obligations under the merger agreement; and

•	Express Scripts must have delivered to us an officer’s certificate certifying that the conditions in the two preceding paragraphs have been satisfied.

See “The Merger Agreement—Conditions.”

None of us, Express Scripts or Pony Acquisition has any intention of waiving any condition as of the date of this proxy statement.

Termination of the Merger Agreement (page 50)

The merger agreement may be terminated under certain circumstances, including:

•	by mutual written consent of Express Scripts and us, duly authorized by the respective boards of directors of Express Scripts and us;

•	by either Express Scripts or us, if the merger has not been completed by December 31, 2005 for any reason, provided that this right to terminate will not be available to a party whose failure to perform any material covenant or obligation under the merger agreement caused or resulted in the failure of the merger to be completed by December 31, 2005;

•	by either Express Scripts or us, if five business days have elapsed following the entry of any permanent injunction or other similar order preventing the consummation of the merger (so long as such injunction or order is still in effect), and prior to such termination the parties have used reasonable best efforts to resist, resolve or lift such injunction or order;

•	by either Express Scripts or us, if our shareholders do not approve the merger agreement and the merger at the special meeting (or any adjournment or postponement thereof), except that this right to terminate is not available to us if we are in breach of our obligations relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement;

•	by either Express Scripts or us, if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure to satisfy any of the conditions to the merger related to the truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach has not been, or is incapable of being, cured within 30 days after written notice or cannot be cured by December 31, 2005;

•	by Express Scripts, if our board of directors or any of its committees takes any action:

•	determining that it must withdraw or modify in a manner adverse to Express Scripts its recommendation to the shareholders regarding the merger agreement and the merger; or

•	approving or recommending any superior proposal (or resolving to do so);

•	by Express Scripts, if we violate our obligations under the merger agreement relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement; or

•	by us, if prior to our shareholders approving the merger agreement and the merger, we receive a superior proposal and:

•	our board of directors determines in good faith after consultation with outside legal counsel that such termination is reasonably likely to be required to comply with our board’s fiduciary obligations under Indiana law;

•	before exercising this termination right, we have provided Express Scripts with a five-business-day period to propose adjustments to the terms and conditions of the merger agreement that would make the competing transaction not a superior proposal and we have given due consideration to those adjustments; and

•	we pay a termination fee and expense reimbursement in an aggregate amount of $45 million as a condition to the termination of the merger agreement.

See “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses.”

Termination Fee (page 51)

Under certain circumstances in connection with the termination of the merger agreement, we have agreed to pay Express Scripts a termination fee and expense reimbursement in an aggregate amount of $45 million. See “The Merger Agreement—Fees and Expenses.”

Financing of the Merger (page 35)

The aggregate consideration payable to our shareholders and option holders in the merger will be approximately $1.3 billion. Express Scripts has informed us that its payments are expected to be funded by a combination of available cash and debt financing. Express Scripts has also informed us that it has received a commitment letter from Credit Suisse and Citicorp North America, Inc. to provide the debt financing. There is no financing condition to the consummation of the merger. See “The Merger—Financing for the Merger.”

Exchange and Payment Procedures (page 39)

Express Scripts will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. Do not send in your Priority stock certificates now. See “The Merger Agreement—Treatment of Common Stock, Options and Restricted Stock—Exchange and Payment Procedures.”

Material U.S. Federal Income Tax Consequences (page 35)

The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of our common stock generally may cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of our common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes. See “The Merger—Material U.S. Federal Income Tax Consequences.”

Rights of Dissenting Shareholders (page 58)

Chapter 23-1-44 of the IBCL provides any holders of our Class A common stock with dissenters’ rights in the merger. This means that if you are a Class A shareholder and are not satisfied with the amount you would receive in the merger, you are entitled to dissent from and seek payment of the fair value of your shares of our Class A common stock. The ultimate amount you receive as a dissenting shareholder may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your dissenters’ rights, you must deliver a written notice of your intent to demand payment of the fair value of your shares of our Class A common stock before the vote on the approval of the merger agreement and the merger and you must not vote in favor of approval of the merger agreement and the merger. Your failure to follow exactly the procedures specified under the IBCL will result in the loss of your dissenters’ rights. See “Rights of Dissenting Shareholders.”

Under the IBCL, holders of shares that are traded on The Nasdaq National Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Our Class B common stock is traded on The Nasdaq National Market and, accordingly, holders of shares of our Class B common stock do not have dissenters’ rights in connection with the merger.

Litigation Relating to the Merger (page 37)

On July 29, 2005, a purported shareholder class action lawsuit related to the merger agreement was filed, naming us and each of our directors as defendants. The lawsuit alleges, among other things, that our directors breached their fiduciary duties of good faith, fair dealing, loyalty and due care to our shareholders and that we aided and abetted our directors’ breach of their fiduciary duties via entering into the merger agreement. We believe this lawsuit is without merit and plan to defend it vigorously. See “The Merger—Litigation Relating to the Merger.”

Questions

If you have questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent:

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain certain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Priority, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates,” “may,” “will,” “continues” or other similar expressions. For each of these statements, we claim the protection of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain known and unknown risks and uncertainties that are beyond our control. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date on which the statements were made, and we assume no responsibility to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders and the receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of pending litigation against us and others with respect to the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees;

•	our financial performance through the completion of the merger;

•	intensified competitive pressures in the markets in which we compete;

•	changes in our supplier relationships;

•	changes in third party reimbursements rates;

•	changes in our customer mix and the financial stability of major customers;

•	current political and general economic conditions or changes in such conditions;

•	actions of U.S., foreign and local governments;

•	changes in laws, regulations or the interpretation of those laws or regulations;

and risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page 60 of this proxy statement.

THE PARTIES TO THE MERGER

Priority Healthcare Corporation

Priority is an Indiana corporation with its principal executive offices at 250 Technology Park, Lake Mary, Florida 32746. Priority’s telephone number is (407) 804-6700. Priority is a healthcare services company providing innovative, high quality and cost-effective solutions that enhance quality of life. As a national specialty pharmacy and distributor, Priority provides biopharmaceuticals, complex therapies, related disease treatment programs and a portfolio of other service offerings for patients, payors, physicians and pharmaceutical manufacturers. The specialty areas serviced by Priority include oncology, gastroenterology, reproductive endocrinology, neurology, hematology, pulmonology, ophthalmology, rheumatology, endocrinology, infectious disease and nephrology, as well as ambulatory surgery centers. Priority sells over 5,000 Stock Keeping Units, or SKUs, of specialty pharmaceuticals and medical supplies to outpatient renal care centers and office-based physicians in oncology and other physician specialty markets. Priority offers value-added services to meet the specific needs of these markets by shipping refrigerated pharmaceuticals overnight in special packaging to maintain appropriate temperatures, offering automated order entry services and offering customized distribution for group accounts. From distribution centers in Sparks, Nevada and Grove City, Ohio, Priority services over 7,000 customers in all 50 states, including office-based oncologists, renal dialysis clinics, ambulatory surgery centers and primary care physicians.

Priority also fills individual patient prescriptions, primarily for self-administered biopharmaceuticals. These patient-specific prescriptions are filled at 32 licensed pharmacies in 17 states and are primarily shipped directly to the patient overnight in specialized packages. Additionally, Priority offers some home-based specialty infusion therapy services. Over 98% of Priority’s sales relates to the sale of biopharmaceuticals. Priority also provides disease treatment programs for hepatitis C, cancer, infertility, hemophilia, human growth hormone deficiency, rheumatoid arthritis, Crohn’s disease, pulmonary hypertension, pain management, multiple sclerosis, sinusitis, age-related macular degeneration, idiopathic pulmonary fibrosis, immune deficiencies, psoriasis, cystic fibrosis and others, which programs are branded as disease specific Caring Paths™, and provides reimbursement solutions and product support to pharmaceutical manufacturers, biotechnology companies and medical device companies.

Express Scripts, Inc.

Express Scripts is a Delaware corporation with its principal executive offices at 13900 Riverport Drive, Maryland Heights, Missouri 63043. Express Scripts’ telephone number is (314) 770-1666. Express Scripts provides integrated pharmacy benefit management (PBM) services, including retail network pharmacy management, mail pharmacy services, benefit design consultation, formulary management programs and drug utilization review. Express Scripts also provides distribution services for specialty pharmaceuticals. Express Scripts provides PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored plans, employers, and union-sponsored benefit plans.

Pony Acquisition Corporation

Pony Acquisition is an Indiana corporation with its principal executive offices at c/o Express Scripts, Inc., 13900 Riverport Drive, Maryland Heights, Missouri 63043. Pony Acquisition’s telephone number is (314) 770-1666. Pony Acquisition is an indirect wholly owned subsidiary of Express Scripts and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Pony Acquisition will merge with and into Priority. Priority will survive the merger and Pony Acquisition will cease to exist.

THE SPECIAL MEETING OF OUR SHAREHOLDERS

We are sending you this proxy statement as part of the solicitation of proxies by our board of directors for use at the special meeting. We are first mailing this proxy statement, including a notice of special meeting and a form of proxy, on or about [            ] [        ], 2005.

Date, Time and Place of the Special Meeting

The special meeting will be held on [            ] [        ], 2005 at [                    ], local time at [                                                     ].

Purpose of the Special Meeting

At the special meeting, you will be asked:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Pony Acquisition and Priority and the merger of Pony Acquisition with and into Priority;

•	in the event that there are insufficient votes for approval of the merger agreement and the merger, to consider and vote on a proposal to grant our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

•	to consider and vote on such other matters as may be properly presented incident to the conduct of the special meeting.

Our Board’s Recommendation

Our board of directors, by the unanimous vote of the directors, has determined that the merger is advisable, fair to and in the best interests of us and our shareholders and has approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the merger. See “The Merger—Recommendation of Our Board of Directors” and “The Merger—Reasons for the Merger.”

Who Can Vote at the Special Meeting

Only holders of record of our common stock as of [            ] [        ], 2005, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. If you own shares that are registered in someone else’s name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On [            ] [        ], 2005, there were [6,439,277] shares of our Class A common stock outstanding held by approximately [534] holders of record and [37,678,103] shares of our Class B common stock outstanding held by approximately [87] holders of record.

Vote Required; Quorum

Under Indiana law, approval by our shareholders of the merger agreement and the merger will require the affirmative vote of a majority of all votes entitled to be cast at the special meeting by the holders of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class. Each share of Class A common stock is entitled to three votes per share and each share of Class B common stock is entitled to one vote per share. Because the required vote of our shareholders is based upon the number of votes entitled to be cast at the special meeting by the holders of the outstanding shares of our common stock, rather than upon the votes actually cast, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting will have the same effect as a vote against approval of the merger agreement and the merger.

Pursuant to the voting agreement among Express Scripts, Pony Acquisition, William E. Bindley and certain trusts of which Mr. Bindley is the sole trustee, have agreed to vote in favor of approval of the merger agreement and the merger. Mr. Bindley and the trusts are holders of [16,533,931] votes entitled to be cast with respect to approval of the merger agreement and the merger, or approximately [29.0]% of the [56,995,934] total votes entitled to be cast. A total of [28,497,968] votes are needed to approve the merger agreement and the merger. Therefore, [11,964,037] other votes entitled to be cast by shareholders that are not a party to the voting agreement must be cast for approval of the merger agreement and the merger in order to approve the transaction. These [11,964,037] votes represent approximately [29.6]% of the [40,462,003] other votes entitled to be cast by shareholders that are not a party to the voting agreement.

In addition, our directors and executive officers have informed us that they intend to vote all of their shares for the approval of the merger agreement and the merger and for the granting to our board of directors discretionary authority to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies. As of the close of business on the record date, other than those shares owned by Mr. Bindley and the trusts subject to the voting agreement, our directors and executive officers owned [394,482] shares of our Class A common stock and [723,262] shares of our Class B common stock (excluding options to purchase shares of our Class B common stock), which in the aggregate represented approximately [3.3]% of the outstanding voting power of both classes of our common stock on such date.

Approval of the proposal to grant to our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger will be subject to the vote of a greater number of votes cast by holders of both classes of our common stock favoring approval than the votes cast opposing it. Accordingly, abstentions will not affect the determination of whether such proposal is approved.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the merger agreement and the merger. As a result, if you do not instruct your broker to vote your shares, it will have the same effect as a vote against approval of the merger agreement and the merger, but will not affect the outcome of the vote regarding granting to our board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

The holders of a majority of the votes entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Express Scripts and Pony Acquisition entered into a voting agreement with William E. Bindley, our Chairman of the board and a significant shareholder, and certain trusts of which Mr. Bindley is the sole trustee and which hold shares of our common stock, under which Mr. Bindley and the trusts have agreed to vote in favor of approval of the merger agreement and the merger, and against any competing transaction or any action that has the effect of impeding, interfering with or delaying the completion of the merger. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. As of the record date, Mr. Bindley and the trusts held an aggregate of [5,484,518] shares of our Class A common stock and [80,377] shares of our Class B common stock, representing approximately [29.0]% of the votes eligible to be cast at the special meeting. See “The Merger—Voting Agreement” and the voting agreement attached as Annex B to this proxy statement.

Voting

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted for approval of the merger agreement and the merger and, in the event that there are insufficient votes for approval of the merger agreement and the merger, the shares will be voted for the proposal to grant our board of directors discretion to adjourn or postpone the special meeting to obtain additional votes for approval of the merger agreement and the merger. We do not expect that any other matters will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, the persons named as proxies will vote in accordance with their judgment.

In addition, shareholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. You should be aware that in submitting a proxy through the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for shareholders of record will close at [    :    ] [    ].m. on [                    ] [        ], 2005.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact [                                ], our proxy solicitor, toll-free at [                                ].

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. A LETTER OF TRANSMITTAL CONTAINING INSTRUCTIONS FOR THE SURRENDER OF PRIORITY STOCK CERTIFICATES WILL BE MAILED TO RECORD SHAREHOLDERS AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE MERGER.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by:

•	giving notice in writing to the Secretary of Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746;

•	delivering a new proxy in writing, by telephone or over the Internet, dated after the date of the proxy you wish to revoke; or

•	attending the special meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

We have engaged [                                    ] to assist in the solicitation of proxies for the special meeting and will pay [                            ] a fee of approximately [                ], plus reimbursement of out-of-pocket expenses. The address of [                        ] is [                                             ]. [                                                 ]’s telephone number is [                        ].

Proposal to Approve Adjournment or Postponement of the Special Meeting

We are submitting a proposal for consideration at the special meeting to grant our board of directors discretionary authority to adjourn or postpone the special meeting in order to solicit additional votes if there are not sufficient votes to approve the merger agreement and the merger at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the merger agreement and the merger by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. This proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement and the merger.

Our board of directors recommends that you for “FOR” the adjournment and postponement proposal so that proxies may be used for that purpose, should it become necessary.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

The discussion of the merger in this proxy statement is qualified by reference to the merger agreement and the voting agreement, which are attached to this proxy statement as Annexes A and B, respectively. You should read each agreement carefully.

Background of the Merger

Over the years, we have regularly evaluated different strategies for improving our competitive position and enhancing shareholder value. As part of these evaluations, we have, from time to time, considered various strategic alternatives in pursuing our business plan as an independent entity, including acquisitions, divestitures and business combinations. In addition, at various times, our management and board of directors have discussed the status of our company within the distribution and specialty pharmacy industries. As a result of these discussions, our board of directors had concluded that these industries had become more competitive in recent years and that the risk of remaining independent had increased as margin pressures in the specialty pharmacy business had increased and substantial investment would be required and significant additional indebtedness would need to be incurred to grow manufacturer services and the specialty infusion business.

Prior to and during 2003, our management had discussions with various other participants in the healthcare industry regarding potential collaborations with or acquisitions of us, the distribution component of our business and/or the specialty pharmacy component of our business. As a result of these inquiries, in September of 2003, we hired Goldman Sachs & Co. (“Goldman Sachs”) to act as our financial advisor in connection with pursuing potential strategic alternatives for our company. Goldman Sachs contacted eight potential acquirors and solicited their interest in acquiring our company. Two of these potential acquirors, one of which was Express Scripts, executed confidentiality agreements and were provided with more detailed information about us.

We held management meetings in Orlando, Florida with both Express Scripts and the other potential acquiror during October 2003. Discussions with the other potential acquiror did not progress further after that meeting. In November 2003 we received a letter from Express Scripts expressing its interest in acquiring us.

Members of our management had another meeting with representatives of Express Scripts in Indianapolis, Indiana in December 2003. As a result of this meeting, we prepared a due diligence dataroom and Express Scripts commenced its due diligence review. Shortly thereafter, Express Scripts announced its acquisition of CuraScript Pharmacy, Inc. (“CuraScript”) and all communications regarding our potential acquisition ended at that time.

As a result of feedback regarding our business that we and Goldman Sachs received during the process discussed above, including the fact that interest was expressed in the distribution component of our business, we determined that we should explore options to carve out the distribution component of our business. In 2004, Goldman Sachs contacted eight potential acquirors of the distribution component of our business, and two companies expressed interest in potentially acquiring it. Members of our management met with representatives of each of these companies. Following these meetings, one of the companies declined to proceed further, and the other company expressed a preliminary interest in acquiring the distribution component of our business, but for a price that was not acceptable to our board of directors.

On January 12, 2005, Express Scripts again approached us and expressed an interest in acquiring our business. On that day, in a call between Steven D. Cosler, our president and chief executive officer, and Dom Meffe, senior vice president of specialty pharmacy at Express Scripts and president and chief executive officer of CuraScript, Mr. Meffe stated that Express Scripts was interested in a potential acquisition of Priority. In mid-February 2005, Mr. Meffe informed Mr. Cosler that, following a meeting of the board of directors of Express Scripts, Express Scripts continued to have an interest in the potential acquisition. Mr. Cosler described these discussions to our board of directors at its meeting on February 23, 2005.

On March 16, 2005, George Paz, president and, effective on April 1, 2005, chief executive officer, of Express Scripts, called Mr. Cosler, and the parties scheduled a meeting with selected members of the management teams from both parties, to be held on March 23, 2005 in Orlando, Florida. As a result of this conversation with Mr. Paz and the repeated expressions of interest by Express Scripts, effective as of March 17, 2005, we engaged JPMorgan as our financial advisor.

We and Express Scripts executed a confidentiality agreement dated March 22, 2005. Members of our management team, representatives from Express Scripts, and representatives from both JPMorgan and Credit Suisse First Boston, financial advisor for Express Scripts, met on March 23, 2005. On March 29, 2005, Mr. Paz told Mr. Cosler that Express Scripts would be interested in acquiring our business for consideration in the range of $24 to $28 per share. Mr. Cosler informed Mr. Paz that this range was too wide to be meaningful and that the lower end of the range would not be acceptable to our board of directors. Mr. Paz requested additional information in order to make a more definitive proposal to us. We provided this additional information in early April, and during the next month, Express Scripts continued to review and evaluate the supplemental information. Also during April, members of our management and board of directors and our financial advisor discussed potential terms of a transaction, including valuation.

On May 9, 2005, Mr. Paz expressed to Mr. Cosler that $27 per share was the maximum Express Scripts would be willing to offer, and that it would require a voting agreement from Mr. Bindley, our Chairman of the board and a significant shareholder, as well as a 30-day exclusivity period. Based on the previous discussions with certain members of our board of directors and our financial advisor, Mr. Cosler stated this was not adequate. Subsequently, on May 12, 2005, Mr. Paz told Mr. Cosler that Express Scripts would be willing to offer $27.50 per share, subject to due diligence. Mr. Cosler responded that he would discuss this proposal with our board of directors at its meeting on May 16, 2005.

On May 16, 2005, Mr. Cosler discussed the current state of negotiations with Express Scripts at our board meeting. At the board meeting, JPMorgan made a financial presentation to the board to enable the directors to evaluate the proposal. Our board of directors considered and discussed extensively the considerations related to the proposed transaction, including the potential for a transaction with certain other strategic or financial buyers, as well as the option of remaining an independent company. Based on the reasons discussed in “—Reasons for the Merger,” our board of directors concluded that it was preferable to proceed with negotiations for a sale of Priority to Express Scripts. As a result of these discussions, our board of directors determined that if Express Scripts would indicate a willingness to offer $28 per share, we should proceed with the due diligence and negotiation phases of the proposed transaction. On May 17, 2005, Mr. Cosler told Mr. Paz that $27.50 per share was still too low. Several days later, Mr. Paz called Mr. Cosler and stated again that $27.50 per share was the highest Express Scripts would consider offering. In addition, on May 23, 2005, Mr. Bindley called Barrett Toan, Chairman of Express Scripts’ board, to discuss the current state of negotiations.

On May 26, 2005, Mr. Paz informed Mr. Cosler that Express Scripts would be willing to offer $28 per share, with a break-up fee of $30 million, subject to completion of its due diligence. Mr. Paz and Mr. Cosler also discussed in general the voting agreement to be entered into by Mr. Bindley. Over the next several days, Mr. Cosler discussed these matters with certain members of our board of directors and our financial advisor. On June 1, 2005, we and Express Scripts entered into an exclusivity agreement, effective for a period of 30 days.

On June 7, 2005, Mr. Bindley and Mr. Paz discussed the draft merger agreement and voting agreement delivered by Simpson Thacher & Bartlett LLP (“Simpson Thacher”), legal counsel to Express Scripts, and Mr. Bindley indicated that as written our board of directors would not likely accept the transaction.

From June 7, 2005 through July 21, 2005, representatives from Express Scripts, its legal counsel, its financial advisor and its accountants reviewed due diligence materials and negotiated the terms of the merger agreement and the voting agreement.

On June 17, 2005, our board of directors held a meeting by teleconference to receive an update from management and our financial and legal advisors on the status of the negotiations. Our board of directors determined that the terms of the proposed merger agreement which required us to hold a vote on the merger agreement and the merger even if we received a superior proposal and withdrew our recommendation of the merger were not acceptable and directed management and our financial and legal advisors to again so advise Express Scripts. Also on June 17, 2005, Mr. Cosler met with Mr. Paz, Mr. Meffe and Mr. David Lowenberg, chief operating officer of Express Scripts, in Pittsburgh, Pennsylvania, at which time they discussed current roles of our senior management and outstanding issues related to the proposed transaction.

On June 24, 2005, our board of directors held a meeting by teleconference to receive an update from management and our legal and financial advisors on the status of the negotiations and the then pending issues. Later that day, Mr. Bindley and Mr. Paz discussed the pending matters. Subsequently, Mr. Cosler and Mr. Paz also discussed outstanding issues related to the merger agreement and due diligence.

On July 1, 2005, Mr. Bindley and Mr. Paz discussed issues relating to our position that we not have to take the merger to a shareholder vote in the event of a superior proposal. Also on July 1, 2005, Mr. Cosler and Mr. Paz discussed the timely completion of due diligence and the remaining open issues. On July 7, 2005, a conference call was held among members of our management team and members of Express Scripts’ management team regarding completion of the remaining open due diligence items. On July 8, 2005, our board of directors held a meeting by teleconference to receive an update from management and our legal and financial advisors on the status of the negotiations and the then pending issues.

On July 13, 2005, Mr. Paz advised Mr. Bindley that Express Scripts would not agree to a transaction unless certain changes were made in compensation arrangements to provide certainty regarding the maximum amounts that would be payable to our executive officers and our Vice Chairman upon the closing of the merger and any termination of their employment following the closing. Between July 13, 2005 and July 21, 2005, counsel for each of Priority, Mr. Myers, the executive officers and Express Scripts negotiated the terms of the change in control agreements and the amounts payable thereunder.

On July 14, 2005 the parties agreed to certain changes in the merger agreement, including that we not have to take the merger agreement and the merger to a shareholder vote in the event of a superior proposal and a break-up fee of $45 million. On July 21, 2005, the amendments to the compensation arrangements and the merger agreement were finalized.

On July 21, 2005, our board of directors held a special meeting via teleconference. All of the directors and representatives of JPMorgan and Baker & Daniels participated. A representative of Baker & Daniels LLP, our legal counsel, reviewed in detail the terms of the merger agreement with Express Scripts and the voting agreement, including the resolution of final issues related to each agreement and other legal matters. Representatives of JPMorgan then reviewed with our board of directors its financial analyses with respect to the proposed transaction. Following its presentation, JPMorgan delivered its opinion to our board of directors that, as of July 21, 2005, and based upon and subject to the factors and assumptions set forth in its opinion, the $28.00 per share in cash to be received by the holders of our Class B common stock pursuant to the merger agreement was fair to those holders from a financial point of view. See “—Fairness Opinion Delivered to Our Board of Directors.”

Our board of directors discussed the proposed transaction and posed various questions to our management and our legal and financial advisors. Our board of directors also discussed the change in control agreements. Our board of directors determined that it was in the best interests of Priority and our shareholders to pursue the acquisition transaction with Express Scripts. In its deliberations, our board of directors also specifically weighed, among other things, the benefits of the proposed transaction against the advantages and disadvantages of remaining independent and passing on the opportunity presented by Express Scripts. After extensive discussion, our board of directors unanimously (1) determined that the merger was advisable, fair to and in the best interests of Priority and our shareholders and approved and adopted the merger agreement and the merger; (2) resolved to recommend that our shareholders approve the merger agreement and the merger; (3) approved the transactions contemplated by the voting agreement; (4) approved an amendment to our by-laws to state that the Control Share Acquisition Statute of the IBCL no longer applies to us; (5) approved the vesting of all outstanding stock options and all unvested shares of restricted stock as of immediately prior to the effective time of the merger; (6) confirmed the authorization of the compensation committee of our board of directors to suspend our Employee Stock Purchase Plan and to terminate such plan immediately prior to the effective time of the merger; (7) approved our entering into change in control agreements with our executive officers and Robert L. Myers; and (8) authorized execution of the merger and other agreements and any further actions necessary by the authorized officers to consummate the merger.

Also at our board meeting on July 21, 2005, in connection with the merger agreement, the compensation committee of our board of directors held a special meeting. Our compensation committee (1) approved the vesting of all outstanding stock options and all unvested shares of restricted stock as of immediately prior to the effective time of the merger; (2) authorized the suspension of our Employee Stock Purchase Plan and termination of such plan immediately prior to the effective time of the merger; and (3) approved and recommended to our board of directors our entering into change in control agreements with our executive officers and Robert L. Myers.

Following the meetings of our and Express Scripts’ boards of directors, the parties executed the merger agreement and the voting agreement. We, Pony Acquisition and each of our executive officers and Mr. Myers executed a change in control agreement. That evening, we and Express Scripts each issued a separate press release announcing the execution of the merger agreement.

Reasons for the Merger

In the course of reaching its decision to approve and adopt the merger agreement and the merger and recommend that our shareholders vote to approve the merger agreement and the merger, our board of directors consulted with our senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement and the likelihood that it will deliver greater value to shareholders than might be expected if Priority remained independent, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders and will allow our shareholders to immediately realize a fair value in cash for their investment;

•	the $28.00 per share cash consideration that our shareholders will receive in the merger, which represents an 8.3% premium over the closing price of $25.85 on July 21, 2005, a 37.5% premium over the closing price of $20.36 on March 29, 2005, when discussions with Express Scripts regarding the amount of merger consideration began, a 10.2% premium over the one-month average closing price, a 17.1% premium over the three-month average closing price, a 21.4% premium over the six-month average closing price and a 26.8% premium over the one-year average closing price;

•	the fact that during the four month period preceding the execution of the merger agreement, the trading price of our common stock was at a three-year high and had increased 36.9%, despite the fact that there was no upward earnings guidance given by us and that there had been first quarter year-over-year lower earnings;

•	the fact that the multiples for this transaction were in the high end of the range of multiples for precedent healthcare services transactions;

•	our board’s and management’s knowledge of, and their beliefs about, the environment in which we operate, including:

•	margin pressures in the specialty pharmacy business over the past several years, which pressures are projected to continue;

•	increasing market pressure from competitors in the specialty pharmacy industry, including pharmacy benefit managers and payor organizations with specialty pharmacy capabilities, many of which are significantly larger and have greater resources than we do;

•	the national trend of low growth in several of our key pharmacy markets and associated therapies, including hepatitis, infertility, and Actimmune, which trends are projected to continue; and

•	our strategy to invest in and expand our manufacturer services and specialty infusion businesses, which would require substantial capital investment and the incurrence of significant additional indebtedness;

•	our financial condition, results of operations and business and earnings prospects if we were to remain independent in light of the relevant factors, including consolidation and other developments occurring in the industry;

•

the history of conversations over the past couple of years with other potential acquirors, as described in more detail above under the heading “—Background of the Merger,” that, in each case, failed to result in any definitive offer to acquire our company, and our board of directors’ conclusion that based on such unsuccessful conversations, it was unlikely that a higher value could be achieved for our shareholders by means of a transaction with any other party, combined with our ability under the merger agreement, as described below, to respond to and accept an unsolicited offer that is superior to the merger (upon payment of the $45 million termination fee), should any other party come forward with a superior proposal before our shareholders vote on the proposed merger;

•	the financial presentation made by JPMorgan on July 21, 2005 and the written opinion of JPMorgan delivered to the board of directors as of that day, to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the consideration to be received by the holders of our Class B common stock in the proposed merger is fair, from a financial point of view, to such holders;

•	current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $28.00 per share to be paid as consideration in the merger;

•	the terms of the merger agreement, which was a product of arm’s length negotiations, including:

•	that Express Scripts’ obligation to consummate the merger is not subject to any financing contingencies, and our board’s view of Express Scripts’ ability to fund the consideration payable in the merger;

•	the ability of our board of directors, under certain circumstances, to furnish information to and engage in negotiations with a third party and, upon the payment to Express Scripts of a termination fee of $45 million, to terminate the merger agreement and accept a superior proposal;

•	the board’s belief that the $45 million termination fee was reasonable in the context of termination fees that were payable in other comparable transactions; and

•	the limited nature of the closing conditions included in the merger agreement, including the likelihood that the merger would be approved by requisite regulatory authorities; and

•	the terms of the voting agreement, including that the voting agreement will terminate upon termination of the merger agreement for any reason, including if our board of directors determines to proceed with an alternative transaction that is a superior proposal.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger is not completed, even if our shareholders approve the merger agreement and the merger;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers, payors and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

•	the restrictions that the merger agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay the $45 million termination fee to Express Scripts under certain circumstances;

•	the fact that the termination fee required by the terms of the merger agreement to be paid by us in certain circumstances would make it more costly for another potential purchaser to acquire us;

•	that following the merger we will no longer exist as an independent, publicly held company and our shareholders will no longer participate in our growth, Express Scripts’ growth or in any synergies resulting from the merger;

•	the possibility that, although the merger provides our shareholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $28.00 per share;

•	that, despite the fact that the multiples for this transaction are at the high end of the range of multiples for precedent healthcare services transactions, the premium reflected in the $28.00 per share to be paid in the proposed merger over recent trading prices of our common stock is not as high as premiums in some other transactions;

•	that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they will receive benefits that are different from, and in addition to, those of our other shareholders, as described below under the caption “—Interests of Our Directors and Executive Officers in the Merger”;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	that gains from the merger would be taxable to our shareholders for U.S. federal income tax purposes.

After taking into account all of the above factors in light of our historical and anticipated business, operations, assets, financial condition, operating results, cash flow and prospects, as well as others, our board of directors agreed that the benefits of the merger outweigh the risks and that the proposed merger is advisable, fair to, and in the best interests of us and our shareholders.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors, by the unanimous vote of the directors, has determined that the merger is advisable, fair to and in the best interests of us and our shareholders, has approved and adopted the merger agreement and the merger and unanimously recommends that our shareholders vote “FOR” approval of the merger agreement and the merger.

Fairness Opinion Delivered to Our Board of Directors

Pursuant to an engagement letter effective as of March 17, 2005, we retained JPMorgan as our financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the proposed merger.

At the meeting of our board of directors on July 21, 2005, JPMorgan rendered its oral opinion to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be received by the holders of our Class B common stock in the proposed merger was fair, from a financial point of view, to such holders. JPMorgan has confirmed its July 21, 2005 oral opinion by delivering its written opinion to our board of directors, dated July 21, 2005, that, as of such date, the consideration to be received by the holders of our Class B common stock in the proposed merger was fair, from a financial point of view, to such holders. Except as described in the written opinion of JPMorgan, no limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated July 21, 2005, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Our shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to our board of directors, is directed only to the consideration to be received in the proposed merger by the holders of our Class B common stock and does not constitute a recommendation to any of our shareholders as to how such shareholder should vote at our special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement;

•	reviewed the voting agreement;

•	reviewed certain publicly available business and financial information concerning us and the industries in which we operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our Class B common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of our management with respect to certain aspects of the merger, and our past and current business operations, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate our solvency or the solvency of Express Scripts under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to our future results of operations and financial condition to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger, and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of its counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on us.

The projections furnished to JPMorgan for us were prepared by our management. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion.

JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of our Class B common stock in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of our securities, our creditors or our other constituencies or the underlying decision by us to engage in the merger. JPMorgan expressed no opinion as to the price at which our common stock will trade at any future time.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Priority or any other alternative transaction. Consequently, JPMorgan did not address the relative merits of the merger compared with alternative transactions, and no opinion was expressed whether any such alternative transaction might produce consideration for our shareholders in an amount in excess of that contemplated in the merger.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. The following summary includes information presented in a tabular format. The tables must be read together with the full text of the summary and are alone not a complete description of JPMorgan’s financial analyses.

Public Trading Multiples. Using publicly available information, JPMorgan compared our selected financial data with similar data for selected publicly traded companies engaged in businesses that JPMorgan judged to be analogous to ours. The companies selected by JPMorgan in the specialty pharmacy industry were:

•	Option Care, Inc.

•	BioScrip, Inc.

•	Curative Health Services, Inc. and

•	Accredo Health, Inc. (pre-announcement of its acquisition by Medco),

and the companies selected by JPMorgan in the healthcare distribution industry were:

•	Cardinal Health, Inc.

•	McKesson Corporation and

•	AmerisourceBergen Corporation.

These companies were selected, among other reasons, because they operate in the same industries as we do. None of the companies selected in the public trading multiples analysis is identical to us. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies, including size, long-term growth and recent trading performance.

For each comparable company, JPMorgan reviewed the selected companies’ trading multiples based on enterprise value to estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) and price to estimated earnings per share (“EPS”) for fiscal years 2005 and 2006. To calculate the trading multiples, JPMorgan calculated the enterprise value of the selected companies based on publicly available information and closing share prices of the selected companies as of July 19, 2005. For 2005 and 2006 estimated EPS of the selected companies, JPMorgan used median consensus EPS estimates from the Institutional Brokers’ Estimate System (“I/B/E/S”). For 2005 and 2006 estimated EBITDA, JPMorgan used the publicly available equity research projections where the EPS estimate was similar to the I/B/E/S median consensus. JPMorgan selected a range for each multiple to apply to our 2005 and 2006 estimated EBITDA and estimated EPS, specifically: 9.5x to 11.0x 2005 estimated EBITDA, 8.0x to 9.5x 2006 estimated EBITDA, 17.0x to 23.0x 2005 estimated EPS and 14.5x to 18.0x 2006 estimated EPS. JPMorgan considered two scenarios for the trading multiples analysis based on the treatment of Aetna Specialty Pharmacy (the “Aetna JV”), a 60%/40% joint venture between Aetna Inc. (“Aetna”) and us. The Aetna JV is

Aetna’s exclusive preferred provider for specialty pharmacy distribution services. In the first scenario, the Aetna JV was treated as a going concern for us (“Aetna Ongoing”). Under this scenario, JPMorgan applied the above multiple ranges to our EBITDA (adjusted to exclude that portion of the Aetna JV not attributable to our ownership stake) and to our EPS. In the second scenario, the Aetna JV was assumed to be terminated in 2008 at the contractually agreed upon purchase price (“Aetna JV Terminated”). Under this scenario, JPMorgan applied the above multiple ranges to our EBITDA and earnings per share (both of which were adjusted to exclude 100 percent of the financial contribution attributable to the Aetna JV). JPMorgan then added the net present value of our stake in the joint venture to the value of the business excluding the joint venture. The net present value was calculated based on a discounted cash flow analysis of the Aetna JV using the financial projections prepared by our management, assuming that the joint venture is terminated in 2008 at the contractually agreed upon price and making the assumptions described under “Discounted Cash Flow Analysis” below. These two approaches yielded implied trading values for our Class B common stock of approximately $20.00 to $28.75 per share in the Aetna Ongoing scenario and approximately $19.00 to $25.50 per share in the Aetna JV Terminated scenario.

Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions within the specialty pharmacy industry. Specifically, JPMorgan reviewed the following transactions:

•	Medco Health Solutions, Inc./Accredo Health, Inc.,

•	MIM Corporation/Chronimed, Inc.,

•	Accredo Health, Inc./Hemophilia Resources of America, Inc.,

•	Curative Health Services, Inc./Critical Care Systems, Inc.,

•	Express Scripts, Inc./CuraScript Pharmacy, Inc.,

•	AmerisourceBergen Corporation/US Bioservices Corporation,

•	Cardinal Health, Inc./Syncor International Corporation, and

•	Accredo Health, Inc./Gentiva Health Services, Inc.’s SPS division.

A summary of the reference range of firm value to EBITDA multiples for the above-listed transactions is set forth below:

Reference range of multiples:	Multiple
Low	7.0x
Mean	11.3x
High	16.3x

None of the above companies or transactions is identical to us or the proposed merger. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the pricing of the selected transactions.

JPMorgan applied a range of multiples of 11.0x to 16.3x derived from such analysis to our EBITDA for the twelve-month period ended March 31, 2005. JPMorgan then added the after-tax proceeds of the contractually determined purchase price that could result if the Aetna JV were terminated upon a change of control to the value of the remaining business. This approach yielded an estimated range of equity values for our Class B common stock of between $20.25 and $29.25 per share.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our Class B common stock. JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2005 through 2014 based upon two sets of financial projections (each based on a different assumption with respect to revenue growth rate and operating margin) prepared by our management through the year ended December 31, 2014 (“Case 1” and “Case 2”). Each of Case 1 and Case 2 assumed that the Aetna JV would be terminated in 2008 at the contractually agreed upon price. JPMorgan also calculated a range of our terminal values at the end of the 10-year period ending December 31, 2014 for each of the cases by applying a perpetuity growth rate ranging from 3.0% to 4.0% of our unlevered free cash flow during the final year of the 10-year period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by JPMorgan based upon an analysis of our weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for our July 2, 2005 excess cash (adjusted to exclude that portion of cash held by the Aetna JV that is attributable to Aetna), option exercise proceeds and total debt. Based on the management projections, the discounted cash flow analysis indicated a range of equity values for Case 1 and Case 2.

A summary of the reference range of discount rates and perpetuity growth rates and the implied equity value per share of Class B common stock is set forth below:

Range
Discount rate	9.5% to 10.5%
Perpetuity growth rate	3.0% to 4.0%
Case 1 range	$25.75 to $32.50
Case 2 range	$18.50 to $24.00

The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis and in its written opinion. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise us with respect to the merger on the basis of such experience and its familiarity with us.

For services rendered in connection with the proposed merger and the delivery of its opinion, we have agreed to pay JPMorgan fees based, in part, on the aggregate consideration payable in the merger, a significant portion of which is contingent upon the consummation of the merger. In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

JPMorgan and its affiliates have provided and may in the future provide financial advisory services and other investment banking or commercial banking services to us and to Express Scripts and have received or may in the future receive fees for the rendering of these services. Specifically, JPMorgan’s commercial bank affiliate is a lender under our $150 million credit facility. In addition, JPMorgan is currently serving as placement agent for an equity private placement by Centric Health LLC (“Centric”), a portfolio company of a private equity investment company whose chairman is William E. Bindley, Chairman of our board of directors, and two of whose partners are Thomas J. Salentine and Michael D. McCormick, each of whom is a member of our board of directors. We also have a warrant for the purchase of equity interests in Centric. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of us or Express Scripts for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement and the merger, holders of shares of our common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement and the merger and to recommend that our shareholders vote to approve the merger agreement and the merger.

Stock Holdings, Stock Options and Restricted Stock

The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $28.00 in cash, without interest, less any required withholding taxes, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each outstanding option to purchase shares of our common stock, whether or not vested, including those options held by our directors and executive officers, will be cancelled by Priority in consideration for an amount in cash equal to the product of (i) the number of shares of common stock previously subject to the option and (ii) the amount, if any, by which $28.00 exceeds the exercise price of the option. In addition, the merger agreement provides that at the effective time of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse. Each holder of shares of restricted stock, including our executive officers, will be entitled to receive $28.00 in cash, without interest, less any required withholding taxes, for each share of restricted stock held immediately prior to the merger.

The table below sets forth, as of August 12, 2005, for each of our directors and executive officers:

•	the number of shares of our Class A and Class B common stock currently held, including shares of unvested restricted stock;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options with an exercise price less than $28.00 per share, whether vested or not vested;

•	the amount of cash that will be paid in consideration for the cancellation of such options upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

	Common Stock Owned as of August 12, 2005					Options Held as of August 12, 2005
	Class A shares		Class B shares		Consideration	Shares	Consideration	Total Consideration
Directors
William E. Bindley	5,568,292	(1)	80,377	(2)	$158,162,732	—	—	$158,162,732
Steven D. Cosler	—		91,954	(3)	$2,574,712	626,110	$5,131,217	$7,705,929
Kathleen R. Hurtado	—		1,375		$38,500	11,000	$62,140	$100,640
Michael D. McCormick	—		246,348	(4)	$6,897,744	20,000	$108,029	$7,005,773
Robert L. Myers	—		115,989		$3,247,692	709,620	$10,143,708	$13,391,400
Richard W. Roberson	—		24,050	(5)	$673,400	23,000	$174,029	$847,429
Thomas J. Salentine	289,982		109,480		$11,184,936	20,000	$108,029	$11,292,965
Glenn D. Steele, Jr., M.D., Ph.D.	—		1,068		$29,904	8,000	$45,880	$75,784
Executive Officers
Guy F. Bryant	20,726		44,712	(6)	$1,832,264	519,815	$5,945,833	$7,778,097
Tracy R. Nolan	—		17,496	(7)	$489,888	101,000	$807,800	$1,297,688
Kim K. Rondeau	—		23,620	(8)	$661,360	116,000	$815,560	$1,476,920
Stephen M. Saft	—		16,638	(9)	$465,864	115,750	$673,933	$1,139,797
Rebecca M. Shanahan	—		30,532	(10)	$854,896	125,000	$919,540	$1,774,436

(1)

Includes 83,774 shares of Class A common stock held by two family foundations, 68,702 shares of Class A common stock held by a charitable remainder unitrust of which Mr. Bindley is the trustee and has investment control, and 700,000 shares of Class A common stock held by four grantor retained annuity trusts, or GRATs, each of which Mr. Bindley is the trustee and has investment control. Excludes 1,820 shares of Class A common stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(2)	Excludes 12,688 shares of Class B common stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.
(3)	Includes 7,918 shares of Class B common stock held jointly with Mr. Cosler’s spouse. Also includes 41,765 shares of unvested restricted stock which, as a result of the merger, will vest and the restrictions on those shares will lapse.
(4)	Includes 199,469 shares held in three GRATs, each of which Mr. McCormick is the trustee and has investment control.
(5)	Includes 1,150 shares of Class B common stock held by a trust of which Mr. Roberson’s spouse is the trustee and has investment control.
(6)	Includes 19,536 shares of unvested restricted stock which, as a result of the merger, will vest and the restrictions on those shares will lapse.
(7)	Includes 15,842 shares of unvested restricted stock which, as a result of the merger, will vest and the restrictions on those shares will lapse.
(8)	Includes 19,536 shares of unvested restricted stock which, as a result of the merger, will vest and the restrictions on those shares will lapse.
(9)	Includes 13,473 shares of unvested restricted stock which, as a result of the merger, will vest and the restrictions on those shares will lapse.
(10)	Includes 19,536 shares of unvested restricted stock which, as a result of the merger, will vest and the restrictions on those shares will lapse.

Change in Control Agreements with Executive Officers

We are party to change in control agreements with Pony Acquisition and each of our following executive officers: Steven D. Cosler, President and Chief Executive Officer; Guy F. Bryant, Executive Vice President—Distribution Services; Tracy R. Nolan, Executive Vice President and Chief Operating Officer; Kim K. Rondeau, Executive Vice President—Specialty Pharmacy Sales and Marketing; Rebecca M. Shanahan, Executive Vice President—Strategic Ventures; and Stephen M. Saft, Senior Vice President, Chief Financial Officer and Treasurer. These agreements were entered into on July 21, 2005. Each change in control agreement provides that the prior executive employment agreement entered into between us and the respective executive officer will terminate as of the date of the closing of the merger. The change in control agreements became effective on July 21, 2005, but the executive officers have no rights, and we have no obligations or liability to make any payments, under the agreements until the closing of the merger. If the merger agreement terminates whereby the closing of the merger does not occur, the change in control agreements also terminate at that time without any liability of any party to the agreements, and the executive employment agreements will remain in effect in accordance with their terms.

Under the change in control agreements, effective as of July 21, 2005, in order to avoid the executive officers becoming entitled to certain payments and benefits prior to the closing of the merger under the executive employment agreements, the executive officers also agreed that the approval by our shareholders of the merger agreement and the merger will not constitute a “change in control” as defined in the executive employment agreements. However, upon any termination of the executive officer’s employment prior to the closing of the merger, the executive officer will remain eligible to receive the payments and benefits provided under the executive officer’s executive employment agreement (and the executive officer’s equity-based awards will be subject to the terms provided for in the applicable governing equity or equity-based award documents), and the executive officer will not be entitled to any payments or benefits under the change in control agreement. Under the change in control agreement, effective as of the closing of the merger each executive officer becomes entitled to receive a lump sum cash payment, so long as the executive officer executes a release of claims against us and the statutory seven-day waiting period during which the executive officer can revoke the release of claims expires without the executive officer revoking his or her release. The amounts of the lump sum cash payments to be paid to each executive officer upon these conditions being met is as follows: Steven D. Cosler, $10,333,522; Guy F. Bryant, $5,143,516; Tracy R. Nolan, $3,272,399; Kim K. Rondeau, $3,604,735; Rebecca M. Shanahan, $2,844,192; and Stephen M. Saft, $2,275,090. Each change in control agreement terminates upon the payment of the amount due to the executive officer or upon the revocation by the executive officer of his or her release.

If the executive officer’s employment terminates on or after closing of the merger, but prior to the expiration of the seven-day waiting period during which the executive can revoke his or her release of claims against us, the executive officer remains eligible to receive the payments and benefits provided under the change in control agreement and is not entitled to any payments or benefits under the prior executive employment agreement, except for amounts and benefits otherwise due under the terms of our benefit plans.

Under the terms of the change in control agreements, each executive officer has agreed not to disclose, use or make known for his or another’s benefit any confidential information, except when required by applicable law or judicial proceeding and after providing notice to us, advising us of an intent to respond, and giving us sufficient opportunity to respond. Each change in control agreement also incorporates the terms of the non-compete agreements between the executive officer and us executed at the time the executive officer’s employment with us began.

Each change in control agreement further continues our obligations under the executive employment agreement, to (1) indemnify the executive officer and hold him or her harmless for any acts or decisions made in good faith while performing services for us; (2) use reasonable best efforts to maintain and, after termination, continue liability coverage to the same extent as other current or former officers and directors; and (3) advance or pay all expenses incurred by the executive officer in connection with the defense of any action, suit or proceeding arising out of the executive’s service for us and in connection with any appeal, in each case to the extent permitted by applicable law and by our articles of incorporation and by-laws. To the extent that the change in control agreements, the merger agreement, and the prior indemnification agreements entered into between us and each executive officer conflict regarding liability coverage, if we satisfy our obligations under the merger agreement indemnification provisions, we will be deemed to have satisfied our obligations to provide director’s and officer’s liability insurance coverage under the indemnification agreements and the change in control agreements. See “The Merger Agreement—Directors’ and Officers’ Insurance and Indemnification.”

If the executive officer resigns or his or her employment is terminated, the executive officer is not obligated to seek other employment or otherwise mitigate damages and there is no offset for any remuneration attributable to the executive officer’s subsequent employment.

Change in Control Agreement with Robert L. Myers

We are also party to a change in control agreement with Pony Acquisition and Robert L. Myers, Vice Chairman of our board. The change in control agreement with Mr. Myers provides for the termination of the termination benefits agreement, dated July 1, 1996, between us and Mr. Myers, and the termination of that agreement, dated June 30, 2004, between us and Mr. Myers, effective as of the closing of the merger and subject to us depositing $1,000,000 into an escrow account to be held for the benefit of Mr. Myers by an escrow agent, pending the expiration of the seven-day period during which Mr. Myers may revoke his executed release of claims without him revoking his release. The change in control agreement became effective on July 21, 2005, but Mr. Myers has no rights and we have no obligations or liability to make payment, under the change in control agreement until the closing of the merger. If the merger agreement terminates whereby the closing of the merger does not occur, the change in control agreement also terminates at that time without liability of any party to the agreement and Mr. Myers’ prior agreements with us will remain in effect in accordance with their terms.

Under the change in control agreement, Mr. Myers is entitled to receive the full payment of the $1,000,000 deposited into an escrow account, effective as of the closing of the merger, so long as (i) Mr. Myers does not voluntarily resign from his employment with us at any time prior to the closing of the merger and (ii) he executes a release of claims against us and the seven-day waiting period during which he can revoke the release of claims expires without him revoking his release.

Under the change in control agreement, effective as of July 21, 2005, in order to avoid Mr. Myers becoming entitled to certain payments and benefits prior to the closing of the merger under his prior agreements, Mr. Myers also agreed that the approval by our shareholders of the merger agreement and the merger will not constitute a “change in control” as defined in Mr. Myers’ termination benefits agreement. However, upon any termination of Mr. Myers’ employment prior to the closing of the merger, he will remain eligible to receive the payments and benefits provided under his prior agreements with us (and his equity-based awards will be subject to the terms provided for in the applicable governing equity or equity-based award documents), and Mr. Myers will not be entitled to any payments or benefits under the change in control agreement.

Effective as of the closing of the merger and subject to us depositing the $1,000,000 into an escrow account, as described above, Mr. Myers’ employment with us will be deemed terminated without cause by us and Mr. Myers shall be deemed to have resigned from his position as Vice Chairman of our board of directors, as well as from any committees of the board and his membership on the board of directors of any of our subsidiaries and any committees of those boards.

The change in control agreement with Mr. Myers terminates upon the payment of the amounts due to him under the change in control agreement or upon the revocation by him of his release.

Under the terms of the change in control agreement, Mr. Myers has agreed not to disclose, use or make known for his or another’s benefit any confidential information, except when required by applicable law or judicial proceeding and after providing notice to us, advising us of an intent to respond, and giving us sufficient opportunity to respond.

The change in control agreement with Mr. Myers specifically provides that the change in control agreement does not terminate, modify or amend any other written plans, benefits or stock options under which he may have any other rights or benefits.

If there is any conflict between the Indemnification Agreement entered into by and between us and Mr. Myers dated June 2003 and the indemnification provisions of the merger agreement, if we satisfy our obligations under the merger agreement indemnification provisions, we will be deemed to have satisfied our obligation to provide director’s and officer’s liability coverage under the prior indemnification agreement with Mr. Myers. See “The Merger Agreement—Directors’ and Officers’ Insurance and Indemnification.”

If Mr. Myers resigns or his employment is terminated, he is not obligated to seek other employment or otherwise mitigate damages and there is no offset for any remuneration attributable to his subsequent employment.

Indemnification and Insurance

The merger agreement provides that, at all times after the effective time of the merger, Express Scripts will indemnify each person who was a director or officer of Priority or any of Priority’s subsidiaries on or at any time prior to the date of the merger agreement, to the same extent and in the same manner as was provided in the respective organizational documents of Priority and Priority’s subsidiaries in effect on July 21, 2005, for any matter existing or occurring at or prior to the effective time of the merger, including those related to the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement further provides that, for six years after the effective time of the merger, Express Scripts will cause the surviving corporation to maintain Priority’s current directors’ and officers’ liability insurance policies. Express Scripts’ obligation to provide this insurance coverage is subject to its not being required to pay an annual premium in excess of 200% of the annual premium paid by Priority on July 21, 2005. If Express Scripts cannot maintain the existing insurance coverage without exceeding this 200% cap, Priority is required to obtain as much comparable insurance for as long a period, not to exceed six years from the effective time of the merger, as can be obtained by paying an annual premium not in excess of the 200% cap.

Employment Arrangements

As of the date of this proxy statement, none of our directors or executive officers has signed an employment agreement or entered into any similar obligation under which Express Scripts would be required to employ them after the completion of the merger.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Express Scripts and Pony Acquisition entered into a voting agreement with William E. Bindley, our Chairman of the board and a significant shareholder, and certain trusts of which Mr. Bindley is the sole trustee and which hold shares of our common stock, under which Mr. Bindley and the trusts have agreed to vote in favor of approval of the merger agreement and the merger, and against any competing transaction or any action that has the effect of impeding, interfering with or delaying the completion of the merger. In addition, under the voting agreement, Mr. Bindley and each of the trusts have granted to and appointed, until the termination date of the voting agreement, Express Scripts and any designee of Express Scripts his or its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote his or its shares of our common stock in connection with the merger agreement and the merger. The voting agreement terminates upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. As of the record date, Mr. Bindley and the trusts held an aggregate of [5,484,518] shares of our Class A common stock and [80,377] shares of our Class B common stock, representing approximately [29.0]% of the votes eligible to be cast at the special meeting. See “The Merger—Voting Agreement” and the voting agreement attached as Annex B to this proxy statement.

Certain Effects of the Merger

If the merger agreement and the merger are approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Pony Acquisition will be merged with and into Priority, and Priority will be the surviving corporation. If the merger is completed, Priority will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Express Scripts.

Upon completion of the merger, each share of our Class A common stock and Class B common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, owned by Express Scripts or Pony Acquisition or any other wholly owned subsidiary of Priority or Express Scripts or held by shareholders who are entitled to and who properly exercise dissenters’ rights in compliance with all of the required procedures under the IBCL) will be converted into the right to receive $28.00 in cash, without interest, less any required withholding taxes. The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of our common stock, including those options held by our directors and executive officers, will be cancelled by Priority in consideration for an amount in cash equal to the product of (i) the number of shares of common stock previously subject to the option and (ii) the amount, if any, by which $28.00 exceeds the exercise price of the option. The merger agreement also provides that each outstanding share of unvested restricted stock will vest at the effective time of the merger and will represent a right to receive $28.00 per share, in cash, without interest, less any required withholding taxes.

At the effective time of the merger, our current shareholders will cease to have ownership interests in our company or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our Class B common stock is currently registered under the Exchange Act and is quoted on The Nasdaq National Market under the symbol “PHCC.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our Class A common stock or our Class B common stock. After the merger, our Class B common stock will be delisted from The Nasdaq National Market, and price quotations with respect to sales of shares of Class B common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of our common stock.

At the effective time of the merger, the directors of Pony Acquisition will become the initial directors of the surviving corporation, and the officers of Priority will become the initial officers of the surviving corporation.

At the effective time of the merger, our articles of incorporation, as in effect immediately prior to the effective time of the merger, will become the articles of incorporation of the surviving corporation. In addition, our by-laws, as in effect immediately prior to the effective time of the merger, will become the by-laws of the surviving corporation.

Effects on Priority if the Merger is Not Completed

In the event that the merger agreement and the merger are not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our Class B common stock will continue to be listed on The Nasdaq National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the specialty pharmacy and distribution markets on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If the merger agreement and the merger are not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee and expense reimbursement in an aggregate amount of $45 million to Express Scripts. See “The Merger Agreement—Fees and Expenses.”

Financing for the Merger

The merger is not conditioned upon Express Scripts obtaining financing. Approximately $1.3 billion will be required to provide the aggregate merger consideration for shares of our common stock pursuant to the merger agreement and to cash out outstanding and unexercised stock options and restricted stock. Express Scripts has informed us that it expects to fund the cash requirements for the merger from a combination of available cash and debt financing.

In connection with the execution and delivery of the merger agreement, Express Scripts has obtained a commitment from Credit Suisse and Citicorp North America, Inc. to provide up to $2.2 billion in the aggregate in debt financing consisting of a $1.6 billion senior unsecured term loan facility and a $600 million senior unsecured revolving credit facility (not all of which is expected to be drawn at closing). The proceeds of these facilities will be used to finance, in part, the payment of the merger consideration, to repay or refinance certain of our and Express Scripts’ outstanding indebtedness, to pay fees and expenses in connection with the merger and the financing and, in the case of the revolving credit facility, for post-closing working capital requirements and general corporate purposes. The facilities contemplated by this commitment will be guaranteed by certain U.S. subsidiaries of Express Scripts and are conditioned on the merger being consummated concurrently with the closing of the financing as well as other customary closing conditions.

Material U.S. Federal Income Tax Consequences

The following describes the material U.S. federal income tax consequences to U.S. holders of our common stock whose shares are converted to cash in the merger, but does not purport to be a complete analysis of all potential tax considerations for all holders. This summary does not address the consequences of the merger under the tax laws of any state, local, or foreign jurisdiction and does not address tax considerations applicable to holders of stock options or restricted stock. In addition, this summary does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or residents of the U.S., who acquired their shares of our common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended, or the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The receipt of cash for our common stock pursuant to the merger by U.S. holders will be a taxable transaction for federal income tax purposes. In general, if you receive cash in exchange for your shares of our common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference between the cash received and your adjusted tax basis in the shares surrendered. Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

You may be subject to information withholding and backup withholding tax (currently at a 28% rate) on the receipt of cash pursuant to the merger unless you are a corporation or other exempt recipient. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECT OF APPLICABLE STATE, LOCAL, AND OTHER TAX LAWS. NON-U.S. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF HOW THE MERGER WILL AFFECT THEIR TAXES.

Required Regulatory Approvals and Other Matters

Under the HSR Act and the rules and regulations promulgated thereunder, Priority and Express Scripts cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. Priority and Express Scripts filed notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on July 29, 2005, and, in accordance with the merger agreement, have requested “early termination” of the waiting period. We do not believe that any foreign antitrust approvals are required to consummate the merger.

While we believe that these regulatory approvals will be satisfied by the expiration of the applicable waiting periods, at any time before or after completion of the merger, the Federal Trade Commission, the Department of Justice or others could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Priority or Express Scripts. Pursuant to the merger agreement, however, neither we nor Express Scripts, nor any of our or Express Scripts’ respective subsidiaries or other affiliates, are required to divest ourselves or itself of any businesses, operations or assets in connection with obtaining the required regulatory approvals. Private parties may also bring actions under the antitrust laws under certain circumstances. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions of the merger not being satisfied. See “The Merger Agreement—Conditions.”

We and Express Scripts are not aware of any other material governmental or regulatory approvals that remain to be complied with in order to complete the merger other than (i) as described above, (ii) the compliance with applicable federal and state securities laws and (iii) the filing of the articles of merger with the Secretary of State of the State of Indiana.

Litigation Relating to the Merger

On July 29, 2005, a purported shareholder class action lawsuit related to the merger agreement was filed in the Circuit Court of the Eighteenth Judicial Circuit, in and for Seminole County, Florida, naming us and each of our directors as defendants. The lawsuit, James Hanson v. Priority Healthcare Corporation, et al (Case No. 05-CA-1513-1627-K), alleges, among other things, that:

•	Our directors breached their fiduciary duties of good faith, fair dealing, loyalty and due care to our shareholders by failing to (a) fully inform themselves of the market value of us before entering into the merger agreement; (b) act in the best interests of our shareholders; (c) maximize shareholder value; (d) obtain the best financial and other terms when our independent existence will be materially altered by the merger agreement; and (e) act in accordance with their fundamental duties of good faith, fair dealing, due care and loyalty.

•	We aided and abetted our directors’ breaches of their fiduciary duties via entering into the merger agreement.

The complaint seeks the following relief: (1) a declaration that the lawsuit is properly maintainable as a class action and certification of the plaintiff as class representative and plaintiff’s counsel as class counsel; (2) a declaration that the merger agreement was entered into in breach of fiduciary duties and is therefore unlawful and unenforceable; (3) an injunction prohibiting us and our directors from proceeding with the merger agreement; (4) an injunction prohibiting us and our directors from consummating the merger unless and until we and our directors implement procedures to obtain the highest possible price for us; (5) an order directing our directors to exercise their fiduciary duties to obtain a transaction which is in the best interests of our shareholders until the process for the sale or auction of us is completed and the highest possible price is obtained; (6) an award of costs and disbursements, including reasonable attorneys’ and experts’ fees; and (7) such other and further relief as the court may deem just and proper.

We believe this lawsuit is without merit and plan to defend it vigorously. We are obligated to advance expenses to our directors, and to indemnify and hold them harmless from any liability in connection with this lawsuit, to the fullest extent permitted by applicable law.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us or Express Scripts. Such information can be found elsewhere in this proxy statement and in the other public filings each of us makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov. The merger agreement contains representations and warranties made by and to us, Express Scripts and Pony Acquisition as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

General

The merger agreement provides that after receipt of all required regulatory approvals, the requisite approval of our shareholders and satisfaction of the other conditions to closing, Pony Acquisition will merge with and into us and each outstanding share of our common stock (other than shares of our Class A common stock held by those shareholders who have validly exercised dissenters’ rights under the IBCL) will be cancelled and converted in the merger into the right to receive merger consideration of $28.00 in cash per share, without interest, less any required withholding taxes. After consummation of the merger, we will be an indirect wholly owned subsidiary of Express Scripts.

Effective Time of the Merger and the Closing

The merger will be consummated and become effective at the time articles of merger are filed with the Secretary of State of the State of Indiana, or at such later time as shall be agreed to by the parties and specified in the articles of merger. The closing will occur on the second business day after the conditions to the closing set forth in the merger agreement have been satisfied or waived, unless the parties agree to another time.

Articles of Incorporation and By-laws

At the effective time of the merger, and without any further action on the part of us or Pony Acquisition, our restated articles of incorporation, as in effect at the effective time of the merger, will be the articles of incorporation of the surviving corporation. In addition, our by-laws, as in effect at the effective time of the merger, will be the by-laws of the surviving corporation.

Directors and Officers

The directors of Pony Acquisition immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation.

Treatment of Common Stock, Options and Restricted Stock

Conversion of Our Common Stock into Merger Consideration

At the effective time of the merger, each share of our Class A common stock and each share of our Class B common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $28.00 per share in cash, without interest, less any required withholding taxes, other than shares of common stock:

•	owned by Pony Acquisition or any other wholly owned subsidiary of Express Scripts or us which will remain outstanding;

•	held in our treasury or those shares owned by Express Scripts which will be canceled without any payment; and

•	shares of our Class A common stock held by shareholders validly perfecting dissenters’ rights in accordance with the IBCL.

At the effective time of the merger, each share of Pony Acquisition issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Treatment of Our Stock Options

At the effective time of the merger, all outstanding stock options will be cancelled by us, whether vested or unvested, and each holder of an option will be entitled to receive in consideration for the cancellation of that option a cash payment equal to the excess, if any, of $28.00 over the per share exercise price of the option, reduced by applicable withholding taxes, multiplied by the number of shares of our common stock previously subject to such option. All stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the shares of our common stock will terminate as of the effective time of the merger.

Treatment of Our Restricted Stock

At the effective time of the merger, all outstanding shares of our restricted stock will vest and will represent a right to receive the same rights as other holders of our common stock.

No Further Ownership Rights

After the effective time of the merger, except as described above, each of our outstanding stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Exchange and Payment Procedures

When and as needed, Express Scripts or Pony Acquisition will make available with a bank or trust company (the “paying agent”) sufficient funds to pay the merger consideration to each holder of shares of our common stock entitled to receive the merger consideration in the merger. As soon as practicable after the effective time of the merger (but in no event more than five business days after the effective time), the paying agent will mail a letter of transmittal and instructions to each record holder. The letter of transmittal and instructions will explain how to surrender common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not receive the merger consideration until the surrender of your common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the satisfaction of the surviving corporation that those stock transfer taxes have been paid or are not applicable. If you have lost a certificate, or if it was stolen or destroyed, then you will be entitled to receive the merger consideration, upon making an affidavit that the certificate was lost, stolen or destroyed, and Express Scripts or the surviving corporation may, as a condition precedent, require you to post a bond in a reasonable amount, determined by the surviving corporation, indemnifying Express Scripts, the surviving corporation, us or the paying agent against any claims made against them with respect to that certificate.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, us, Express Scripts and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the close of business on the day of the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of outstanding shares of our common stock.

None of the surviving corporation, the paying agent or any party to the merger agreement will be liable to any person for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The surviving corporation is entitled to require the paying agent to deliver to it any portion of the merger consideration made available to the paying agent that remains undistributed to our shareholders any time following six months after the effective time of the merger. If you have not surrendered your certificates within six months after the effective time of the merger, you may only look to the surviving corporation for the payment of the merger consideration, without interest, as general creditors.

Representations and Warranties

We make certain customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and power to operate our businesses;

•	our restated articles of incorporation and by-laws and the governing documents of our subsidiaries;

•	our and our subsidiaries’ capitalization;

•	our outstanding indebtedness;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	the approval, adoption and recommendation by our board of directors of the merger agreement and the merger, the required shareholder vote for the approval of the merger agreement and the merger, and approval by our board of directors of the transactions contemplated by the voting agreement;

•	required consents and approvals of governmental entities as a result of the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or our material contracts as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	our Securities and Exchange Commission filings since January 1, 2002;

•	our financial statements contained in our Securities and Exchange Commission filings since January 1, 2002 and the absence of liabilities, other than those disclosed in our filings with the Securities and Exchange Commission and ordinary course liabilities incurred since January 1, 2005;

•	our disclosure controls and procedures and our internal control over financial reporting;

•	our compliance with the Sarbanes-Oxley Act of 2002 and Nasdaq rules;

•	the accuracy and completeness of information supplied by us for inclusion in this proxy statement;

•	the absence of certain changes and events since January 1, 2005, including an absence of any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on us or a material adverse impact on the ability of us to consummate the merger;

•	our insurance policies;

•	our real property owned and leased and our title to assets;

•	the absence of undisclosed litigation or outstanding court orders against us and, in certain circumstances, against our or our subsidiaries’ officers or employees;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our compliance with laws and possession of all licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities necessary to carry on our business;

•	taxes, intellectual property, environmental matters, material contracts and transactions with affiliates;

•	the financial advisory fees payable by us to Goldman Sachs and JPMorgan;

•	receipt by us of a fairness opinions from JPMorgan regarding our Class B common stock;

•	our election not to be governed by certain restrictions on business combinations under Indiana law; and

•	our absence of knowledge as of July 21, 2005 regarding the breach of any representations and warranties made by Express Scripts or Pony Acquisition in the merger agreement.

For purposes of the merger agreement, “material adverse effect” on us means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of us and our subsidiaries taken as a whole. In addition, we have agreed that if, at the closing of the merger, there are any then pending or threatened criminal charges against us or our subsidiaries or any of our respective officers or an effective or threatened corporate integrity agreement, it will be deemed a material adverse effect on us. See “—Conditions” below.

A “material adverse effect” on us will not have occurred, however, as a result of events, changes, circumstances or effects that arise out of or result from:

•	economic factors generally affecting the economy or financial markets as a whole or the industries in which we or any of our subsidiaries operates which do not disproportionately impact us or any of our subsidiaries;

•	any change in laws, unless that change adversely affects us or any of our subsidiaries disproportionately in comparison to our respective competitors; or

•	any event, change, circumstance or effect attributable to the reaction of our or any of our subsidiaries’ customers, suppliers or payors to the public announcement of the transactions contemplated by the merger agreement.

The merger agreement also contains customary representations and warranties made by Express Scripts and Pony Acquisition that are subject, in some cases, to specified exceptions and qualifications. Express Scripts and Pony Acquisition make their representations jointly and severally to us. The representations and warranties made by Express Scripts relate to, among other things:

•	its proper organization, good standing and power to operate its businesses;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	required consents and approvals of governmental entities as a result of the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or specified agreements as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the accuracy and completeness of information supplied by it for inclusion in this proxy statement;

•	the absence of litigation against it or its subsidiaries that would interfere with or delay the consummation of the transactions contemplated by the merger agreement;

•	the absence of undisclosed broker’s fees; and

•	Express Scripts’ absence of knowledge as of July 21, 2005 regarding the breach of any representations and warranties made by us in the merger agreement.

The representations and warranties made by Pony Acquisition relate to, among other things:

•	its proper organization;

•	the authorization, execution, delivery and enforceability of the merger agreement;

•	its corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated in the merger agreement;

•	required consents and approvals of governmental entities as a result of the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with its organizational documents, applicable law or specified agreements as a result of entering into the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the accuracy and completeness of information supplied by it for inclusion in this proxy statement;

•	the absence of undisclosed broker’s fees;

•	the operations of Pony Acquisition as newly formed and indirect wholly owned subsidiary of Express Scripts that is engaged in no business other than as contemplated in the merger agreement; and

•	Pony Acquisition’s absence of knowledge as of July 21, 2005 regarding the breach of any representations and warranties made by us in the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the effective time.

Our Interim Operations

Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, we and our subsidiaries will:

•	conduct our business only in the ordinary course of business consistent with past practice;

•	use all reasonable efforts to preserve intact our business organization and maintain existing relations with material customers, suppliers, employees, creditors and business partners;

•	not directly or indirectly reclassify, combine or split any of our outstanding capital stock or that of any of our subsidiaries;

•	not amend or propose to amend our articles of incorporation or by-laws or similar organizational documents;

•	not declare, set aside or pay dividends or other distribution payable in cash, stock or property with respect to our or our subsidiaries’ capital stock other than dividends paid by our wholly owned subsidiaries to us or our wholly owned subsidiaries;

•	not issue, sell, transfer, pledge, dispose of or encumber any of our or our subsidiaries’ securities (except pursuant to the exercise or vesting of existing stock options);

•	not sell, transfer, license, lease, pledge, mortgage, dispose of or encumber any assets, other than the disposal of assets in the ordinary course of business consistent with past practice;

•	not redeem, purchase or otherwise acquire directly or indirectly any of our or our subsidiaries’ capital stock;

•	not grant any increase in the compensation payable or to become payable to any employee (excluding executive officers who will be given no increases) other than scheduled annual merit increases in annual base salary or wages in the ordinary course of business consistent with past practice in an amount not to exceed 4% in the aggregate for those employees given scheduled increases;

•	not adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or hire (except for replacement purposes) or terminate (except for cause) any officers, executives, or employees at or above the level of vice president;

•	not permit any material insurance policy naming us as a beneficiary or loss payable payee to be cancelled or terminated, except in the ordinary course of business;

•	not incur or assume any indebtedness (except for borrowings under existing revolving credit facilities up to $95 million in principal at any one time outstanding);

•	not assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than us or one of our wholly owned subsidiaries) or make any loans, advances or capital contributions to any person other than to one of our subsidiaries or customary loans or advances to non-officer employees;

•	not make any material expenditure or commitment, other than in the ordinary course of business consistent with past practice and budgeted capital expenditures for the 2005 fiscal year;

•	not change any accounting methods, policies, procedures, practices or principles used by us unless required by generally accepted accounting principles in the U.S.;

•	not adopt any plan or agreement for complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization (other than as contemplated by the merger agreement);

•	not merge or consolidate with, or acquire assets or capital stock of, another person (other than as contemplated by the merger agreement), other than the acquisition of inventory in the ordinary course of business consistent with past practice;

•	not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, any of our affiliates;

•	not enter into any joint venture, partnership or other similar arrangement;

•	not enter into, terminate, amend, supplement or modify any material contracts, or waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights under material contracts, or change incentive policies or payments under any material contracts, or enter into any contract relating to the disposition of assets and/or capital stock;

•	not settle or compromise any material litigation or any material claim under any of our or our subsidiaries’ insurance policies;

•	not waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement;

•	not make or change any tax election, change any tax accounting period or method, or settle or compromise specified tax liabilities;

•	not pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business consistent with past practice;

•	not enter into a material line of business other than those currently engaged in;

•	use reasonable best efforts to remediate or correct, in accordance with industry standards, any deficiencies in the design or operation of our internal control over financing reporting disclosed prior to the closing; and

•	not agree or commit to take any of the foregoing actions (except the first two actions listed above and the immediately preceding action).

Access to Information

We have agreed to, and to cause our subsidiaries to, afford Express Scripts and its advisors reasonable access to our offices, records and employees. We have also agreed to furnish Express Scripts with operating data and other information as they may reasonably request. Express Scripts and its advisors have agreed to hold this information in confidence according to the provisions of the confidentiality agreement, dated March 22, 2005, entered into between us and Express Scripts.

Regulatory Matters

The merger agreement provides that as soon as practicable after July 21, 2005, we and Express Scripts will file any notifications and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act. We and Express Scripts filed notification and report forms under the HSR Act with the Federal Trade Commission and the Department of Justice on July 29, 2005.

As soon as practicable after July 21, 2005, we and Express Scripts have agreed to, and to cause our respective subsidiaries to, make all necessary notifications, filings with or applications to any governmental authority that has issued a permit to us (other than those permits that, individually or in the aggregate, the absence of which would not have a material adverse effect on us) with respect to the transactions contemplated by the merger agreement.

We and Express Scripts have agreed to use our respective commercially reasonable efforts to:

•	obtain prompt termination of any waiting period under the HSR Act;

•	furnish to the other parties such information and assistance as such parties reasonably may request in connection with such governmental filings;

•	keep the other parties promptly apprised of any communications with and inquiries from governmental authorities in connection therewith; and

•	permit the other parties to review any material written communication given by it to and consult with the other parties in advance of any meeting with any such governmental authority.

We and Express Scripts have agreed to, and to cause our respective subsidiaries to, use commercially reasonably efforts to:

•	diligently prosecute all filings discussed above and all similar foreign governmental authorities for consent to the transactions contemplated by the merger agreement;

•	provide all appropriate notifications to foreign governmental authorities;

•	furnish to other parties such information and assistance as such parties reasonably request in connection with the preparation or prosecution of such applications; and

•	keep the other parties promptly apprised of any such communications with, and inquiries or requests for information from, such governmental authorities with respect to the transactions contemplated by the merger agreement.

Employee Matters

From the effective time of the merger through December 31, 2005, Express Scripts will either continue our existing employee benefit plans (other than equity or equity-based plans) or will provide, or cause the surviving corporation to provide, benefits (other than any equity or equity-based awards) to our and our subsidiaries’ employees under substitute plans or arrangements that are no less favorable in the aggregate than those provided under our existing benefit plans (other than equity or equity-based plans). With respect to certain of our employee benefit plans, for purposes of determining eligibility to participate in such plans, vesting of benefits and benefit accrual service with us or any of our subsidiaries shall be treated as service with Express Scripts or its subsidiaries, except as would result in a duplication of benefits.

We have agreed to take all action to the extent necessary such that no further purchases of our common stock under our Employee Stock Purchase Plan will be made after the second quarter of 2005 and our Employee Stock Purchase Plan will be terminated immediately prior to the effective time of the merger. Express Scripts has agreed to take all action to the extent necessary such that our and our subsidiaries’ employees who become employees of Express Scripts or one of its subsidiaries after the effective time of the merger will be eligible to participate in Express Scripts’ employee stock purchase plan as soon as practicable after the effective time of the merger.

No Solicitation

We have agreed that, during the term of the merger agreement, we will not, nor will we permit any of our subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives, directly or indirectly to:

•	solicit, initiate or otherwise facilitate or encourage the making by any person of any proposal, offer or inquiry that constitutes, or could reasonably be expected to lead to, a proposal for any competing transaction;

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any competing transaction or a proposal, inquiry or offer that could reasonably lead to a competing transaction; or

•	execute or enter into any agreement, understanding or arrangement relating to any competing transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principal, merger agreement or other contract relating to a competing transaction, or approve or recommend or propose to approve or recommend any competing transaction or any agreement, understanding or arrangement relating to any competing transaction (or resolve or authorize or propose to agree to any of the actions described above).

For purposes of the merger agreement, “competing transaction” means any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving us or any of our subsidiaries, or any purchase of 10% or more of the capital stock or 10% or more of the assets of us or any of our subsidiaries.

However, at any time before the special meeting:

•	we are permitted to participate in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to any competing transaction or a proposal, inquiry or offer that could reasonably lead to a competing transaction:

•	if we have received an unsolicited bona fide written proposal for a competing transaction that, in the good faith judgment of our board of directors (or any authorized committee thereof), after consultation with our financial advisors, is or is reasonably likely to be a superior proposal and our board of directors (or any authorized committee thereof) determines in good faith based upon the advice of counsel that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law;

•	if prior to our furnishing any confidential information, we have received an executed confidentiality agreement containing terms that are substantially similar to and no less favorable than those contained in the confidentiality agreement signed with Express Scripts; and

•	if we promptly (but in any event within 24 hours) notify Express Scripts of any such inquiries, proposals, offers, information requests, discussions or negotiations with us or any of our representatives.

•	we are permitted to enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions described above have been met) regarding a competing transaction, or our board of directors (or any authorized committee thereof) may approve or recommend to our shareholders (or resolve to do so), or publicly propose to approve or recommend to our shareholders an unsolicited bona fide written proposal for a competing transaction or withdraw, revoke or modify its recommendation in favor of the merger agreement in connection with a superior proposal if:

•	we have complied with our obligations under the merger agreement relating to not soliciting or facilitating competing transaction proposals;

•	we have given Express Scripts at least five business days to respond to the competing transaction after we have notified Express Scripts in writing promptly, but in any event within 24 hours, of us or our representatives becoming aware of such competing transaction that, absent any further action by Express Scripts:

•	in the good faith judgment of our board of directors (or any authorized committee thereof) that, after consultation with our financial advisors, our board of directors (or any authorized committee thereof) has concluded that the competing transaction is a superior proposal;

•	our board of directors (or any authorized committee thereof) has determined in good faith and upon the advice of counsel, that it is reasonably likely to be required to take such action in order to comply with its fiduciary duties under applicable law;

•	in each case our board of directors has given due consideration to any amendments or modifications to the merger agreement proposed by Express Scripts during the five business day period; and

•	in the event we intend to enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions described above have been met) regarding a competing transaction, we have previously terminated the merger agreement in accordance with its terms and paid Express Scripts a termination fee and expense reimbursement in an aggregate amount of $45 million.

•

nothing in the merger agreement limits our ability to comply in good faith with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure that our board of directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required under applicable law, provided that neither we nor our board of directors (nor any committee thereof) will (i) recommend that our shareholders tender their shares of our common stock in connection with any such tender or exchange offer (or otherwise approve or recommend any competing transaction) or (ii) withdraw or modify our board of director’s recommendation to our shareholders, unless in each case we have satisfied our non-solicitation requirements.

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal for a competing transaction that:

•	is not solicited in violation of our obligations not to solicit or facilitate competing transactions under the merger agreement;

•	would result in a third party acquiring more than 50% of economic or voting power of our capital stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole; and

•	our board of directors (or any authorized committee thereof) determines in good faith, after consultation with our counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to our shareholders from a financial point of view (taking into account the identity of the offeror, the likelihood the transaction will be consummated and all legal, financial and regulatory aspects of the proposal, including the terms of any financing) than transactions contemplated by the merger agreement.

We have also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any competing transaction prior to July 21, 2005.

If we have complied with our obligations not to solicit or facilitate competing transactions under the merger agreement and our board of directors (or any authorized committee thereof) has determined in connection with a superior proposal, in good faith and upon advice of legal counsel, that it is required to withdraw, revoke or modify its recommendation that our shareholders vote in favor of the merger agreement and the merger in any manner adverse to Express Scripts, then we are to promptly provide Express Scripts with written notice of our board of directors’ withdrawal, revocation or modification of its recommendation and we will be permitted to make that withdrawal, revocation or modification of the recommendation.

Shareholders’ Meeting

We have agreed to take all actions necessary to call, give notice of, hold and convene a special meeting of our shareholders as soon as practicable after the date of the merger agreement to consider and vote on the approval of the merger agreement and the merger. In addition, we have agreed to use commercially reasonable efforts to solicit from our shareholders proxies in favor of the approval of the merger agreement and the merger. Subject to the non-solicitation provision of the merger agreement, our board of directors will recommend that our shareholders vote in favor of the approval of the merger agreement and the merger. However, if our board of directors (or any authorized committee thereof) determines in connection with a superior proposal, in good faith and upon advice of legal counsel, that, after recommending that our shareholders vote in favor of the approval of the merger agreement and the merger, it is required to withdraw, revoke or modify such recommendation in any manner adverse to Express Scripts, we have agreed to promptly provide written notice to Express Scripts.

Commercially Reasonable Efforts

Subject to the terms and conditions of the merger agreement, each party to the merger agreement has agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable law or otherwise, to consummate the transactions contemplated by the merger agreement. Commercially reasonable efforts of the parties will not require Express Scripts, us or any of its or our respective subsidiaries to divest itself or ourselves of any businesses, operations or assets or to agree or consent to any limitation or restriction on or changes in any of its or our businesses, operations or assets.

Notification

We and Express Scripts have agreed to give prompt notice to each other of:

•	the occurrence or non-occurrence of any event which would cause any representation or warranty of us, Express Scripts or Pony Acquisition contained in the merger agreement to be untrue or inaccurate in any material respect prior to the effective time of the merger; or

•	any material failure by us or Express Scripts to comply with or satisfy any covenant, condition or agreement to be complied with by such party under the merger agreement.

We have also agreed to give prompt notice to Express Scripts of any communication we receive from, or on behalf of, any party to any of our material contracts that such party intends to cancel, terminate or fail to renew the material contract.

Directors’ and Officers’ Insurance and Indemnification

At and after the effective time of the merger, Express Scripts will indemnify each of our or any of our subsidiaries’ directors or officers to the same extent and in the same manner as is provided in our or our subsidiaries’ respective charters or by-laws in effect on July 21, 2005 with respect to claims based on any matter existing or occurring at or prior to the effective time of the merger, including those related to the merger agreement and the transactions contemplated by the merger agreement. Those indemnified directors and officers will be entitled to advancement of expenses to the fullest extent permitted by applicable law. Express Scripts agrees to maintain in effect for six years after consummation of the merger “tail” directors’ and officers’ liability insurance. However, if the annual cost of such “tail” insurance policies exceeds 200% of the annual premium paid on July 21, 2005 by us for such insurance, there must be obtained as much comparable insurance for as long a period as is available for a cost not to exceed that amount.

Cooperation

We and Express Scripts have agreed to coordinate and cooperate in seeking any actions, consents, approvals or waivers of any governmental authority as contemplated by the merger agreement or making any filings, furnishing information required in connection with those consents, approvals or waivers and to timely seek to obtain those actions, consents, approvals or waivers.

We have agreed that prior to the consummation the transactions contemplated by the merger agreement, we will provide, and will cause our subsidiaries to provide, all cooperation reasonably requested by Express Scripts in connection with the financing of the transactions contemplated by the merger agreement.

Conditions

Our obligation, on the one hand, and Express Scripts’ and Pony Acquisition’s obligations, on the other hand, to complete the merger are subject to the satisfaction of the following mutual conditions:

•	the merger agreement being approved by our shareholders in accordance with Indiana law;

•	the absence of any governmental orders or laws that have the effect of making the merger illegal or that otherwise prohibit the closing; and

•	any waiting period applicable to the merger under the HSR Act must have expired or been terminated.

The obligations of Express Scripts and Pony Acquisition to complete the merger are subject to satisfaction or waiver of the following additional conditions:

•

our representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or any material adverse effect on us), in each case as of the date of the merger agreement and as of the effective time of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a material adverse effect on us (and except that that failure of certain of our representations and warranties, subject to certain exceptions, relating to no pending or threatened criminal charges against us, any of our subsidiaries or any of our or our subsidiaries’ officers and none of us or any of our subsidiaries being party to or threatened with any corporate integrity agreement to be true and correct will be deemed to be a material adverse effect on us);

•	we must have performed in all material respects all of our obligations under the merger agreement at or prior to the effective time of the merger;

•	we must have delivered to Express Scripts an officer’s certificate certifying that the conditions in the two preceding paragraphs have been satisfied;

•	any filing or consent with any governmental authority the absence of which would reasonably be expected to have a material adverse effect on us must have been obtained;

•	holders of not more than 5% of the number of outstanding shares of our Class A common stock have perfected their dissenters’ rights under the IBCL; and

•	all of our directors have tendered their resignations, effective as of the effective time of the merger.

After July 21, 2005 and prior to the consummation of the transactions contemplated by the merger agreement, we have agreed that it will be deemed a material adverse effect on us if, after a cure period:

•	we or any of our subsidiaries is charged with, convicted of or pleads nolo contendre to a crime or becomes threatened with any criminal charges by a governmental authority other than verbal statements by a governmental authority which to the reasonable satisfaction of Express Scripts do not constitute a threat of criminal charges by a governmental authority;

•	any of our or our subsidiaries’ officers is charged with, convicted of or pleads nolo contendre to a crime with respect to actions taken in the scope of his or her duties as an officer or becomes threatened with any criminal charges by a governmental authority other than verbal statements by a governmental authority which to the reasonable satisfaction of Express Scripts do not constitute a threat of criminal charges by a governmental authority; or

•	we or any of our subsidiaries becomes subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a governmental authority that would, after the consummation of the transactions contemplated by the merger agreement, apply to any of the businesses, properties or assets of Express Scripts or any of its affiliates (other than us or any of our subsidiaries) or we or any of our subsidiaries is threatened with a governmental order or settlement agreement or corporate integrity agreement as described above other than verbal statements by a governmental authority which to the reasonable satisfaction of Express Scripts do not constitute a threat of a governmental order or settlement agreement or corporate integrity agreement as described above.

Our obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Express Scripts’ and Pony Acquisition’s representations and warranties set forth in the merger agreement must be true and accurate (disregarding any qualifications as to materiality or material adverse effect), in each case as of the date of the merger agreement and as of the effective time of the merger (or, if applicable, as of a specified date), with only such exceptions as would not individually or in the aggregate reasonably be expected to materially impair Express Scripts’ and Pony Acquisition’s ability to consummate the merger and the other transactions contemplated by the merger agreement;

•	Express Scripts and Pony Acquisition must have performed in all material respects all of their respective obligations under the merger agreement at or prior to the effective time of the merger; and

•	Express Scripts must have delivered to us an officer’s certificate certifying that the conditions in the two preceding paragraphs have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of Express Scripts and us, duly authorized by the respective boards of directors of Express Scripts and us;

•	by either Express Scripts or us, if the merger has not been completed by December 31, 2005 for any reason, provided, that this right to terminate the merger agreement will not be available to a party whose failure to perform any material covenant or obligation under the merger agreement caused or resulted in the failure of the merger to be completed by December 31, 2005;

•	by either Express Scripts or us, if five business days have elapsed following the entry of any permanent injunction or other similar order preventing the consummation of the merger (so long as such injunction or order is still in effect), and prior to such termination the parties have used reasonable best efforts to resist, resolve or lift such injunction or order;

•	by either Express Scripts or us, if our shareholders do not approve the merger agreement and the merger at the special meeting (or any adjournment or postponement thereof), except that this right to terminate is not available to us if we are in breach of our obligations relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement;

•	by either Express Scripts or us, if the other party has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach, in the aggregate with all other such breaches if any, would give rise to a failure to satisfy any of the conditions to the merger related to the truth and accuracy of the breaching party’s representations and warranties or performance of the breaching party’s obligations under the merger agreement and which breach has not been, or is incapable of being, cured within 30 days after written notice or cannot be cured by December 31, 2005;

•	by Express Scripts, if our board of directors or any of its committees takes any action:

•	determining that it must withdraw or modify in a manner adverse to Express Scripts its recommendation to the shareholders regarding the merger agreement and the merger; or

•	approving or recommending any superior proposal (or resolving to do so);

•	by Express Scripts, if we violate our obligations under the merger agreement relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement; or

•	by us, if prior to our shareholders approving the merger agreement and the merger, we receive a superior proposal and:

•	our board of directors determines in good faith after consultation with outside legal counsel that such termination is reasonably likely to be required to comply with our board’s fiduciary obligations under Indiana law;

•	before exercising this termination right, we have provided Express Scripts with a five-business-day period to propose adjustments to the terms and conditions of the merger agreement that would make the competing transaction not a superior proposal and we have given due consideration to those adjustments; and

•	we pay a termination fee and expense reimbursement in an aggregate amount of $45 million as a condition to the termination of the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, other than the provisions relating to confidentiality and termination fees and expenses. Termination, however, will not relieve any party from liability or damages resulting from any breach by that party of the merger agreement.

Fees and Expenses

We have agreed to pay Express Scripts a termination fee and expense reimbursement in an aggregate amount of $45 million if:

•	either we or Express Scripts terminates the merger agreement because of the failure of the merger to be completed by December 31, 2005; and

•	at or prior to the termination date, a competing transaction involving us has been commenced, publicly announced or communicated to our board of directors and not abandoned; and

•	within twelve months of the termination, we or any of our affiliates enter into a definitive agreement for a competing transaction or consummate a transaction that would constitute a competing transaction (which need not be the same competing transaction as the one described in the bullet point immediately above);

•	the merger agreement is terminated by us or Express Scripts because of the failure to receive our shareholders’ approval at the special meeting of our shareholders (or any adjournment or postponement thereof); and

•	at or prior to the date the merger agreement was terminated, a competing transaction involving us has been commenced, publicly announced or communicated to our board of directors and not abandoned; and

•	within twelve months of the termination, we or any of our affiliates enter into a definitive agreement for a competing transaction or consummate a transaction that would constitute a competing transaction (which need not be the same competing transaction as the one described in the bullet point immediately above);

•	the merger agreement is terminated by Express Scripts because of a breach by us of any representation, warranty or covenant in the merger agreement, which breach, in the aggregate with all other breaches, would give rise to the failure of any of the applicable closing conditions set forth in the merger agreement and the breach has not been cured within thirty days of receipt of notice of the breach; and

•	at or prior to the date the merger agreement was terminated, a competing transaction involving us has been commenced, publicly announced or communicated to our board of directors and not abandoned; and

•	within twelve months of the termination, we or any of our affiliates enter into a definitive agreement for a competing transaction or consummate a transaction that would constitute a competing transaction (which need not be the same competing transaction as the one described in the bullet point immediately above);

•	the merger agreement is terminated by Express Scripts because our board of directors has made a non-recommendation determination, has approved or recommended a superior proposal, or if there is a breach by us of our obligations relating to non-solicitation of other transactions, holding and soliciting votes for the special meeting or preparing, filing and mailing this proxy statement; or

•	the merger agreement is terminated by us because, prior to the special meeting, our board of directors resolves to approve and recommend a superior proposal after having complied with our non-solicitation covenants as discussed above, provided that the payment of the $45 million termination fee and expense reimbursement by us is a condition to terminating the merger agreement in these circumstances.

Amendment and Waiver

The merger agreement may be amended, modified and supplemented, whether before or after any vote of our shareholders, by written agreement of the parties, pursuant to action taken by their respective boards of directors, at any time prior to the effective time of the merger. However, after the approval of the merger agreement by our shareholders, no amendment, modification or supplement may reduce or change the consideration to be received by our shareholders in the merger.

THE VOTING AGREEMENT

The following is a summary of the material terms of the voting agreement. This summary is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. We urge you to read carefully the full text of the voting agreement.

Concurrently with the execution and delivery of the merger agreement, Express Scripts and Pony Acquisition entered into a voting agreement with William E. Bindley, our Chairman of the board, individually, and five trusts of which Mr. Bindley is the sole trustee, pursuant to which Mr. Bindley and the trusts have agreed that, at any meeting of the holders of our common stock, they will vote (or cause to be voted) their shares of our common stock:

•	in favor of approval of the merger agreement and the merger; and

•	except as otherwise agreed to in writing in advance by Express Scripts, against the following actions (other than the merger agreement and the merger):

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving us or our subsidiaries;

•	a sale, lease or transfer of a material amount of our or our subsidiaries’ assets, or a reorganization, recapitalization, dissolution or liquidation of us or our subsidiaries; or

•	any change in a majority of the persons who constitute our board of directors, any material amendment of our articles of incorporation or by-laws, or any other action involving us or our subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing our ability to consummate the merger or the transactions contemplated by the voting agreement and the merger agreement.

Under the voting agreement, Mr. Bindley and each of the trusts has granted to and appointed, until the termination date of the voting agreement, Express Scripts and any designee of Express Scripts his or its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote his or its shares of our common stock as described above. Except as described above, pursuant to the terms of the voting agreement, Mr. Bindley and the trusts are not restricted from voting in favor of, against or abstaining with respect to any matter presented to our shareholders.

Pursuant to the voting agreement, Mr. Bindley and each trust, severally, has agreed that while the voting agreement is in effect, and except as contemplated thereby, not to:

•	sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with us or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his or its shares, or any interest therein, except to Express Scripts;

•	grant any proxies or powers of attorney, deposit any shares into a voting trust or enter into a voting agreement with respect to any shares, or any interest in any of the foregoing, except to Express Scripts or Pony Acquisition; or

•	take any action that would make any of his or its representations or warranties contained in the voting agreement untrue or incorrect or have the effect of preventing or disabling him or it from performing his or its obligations under the voting agreement.

In the voting agreement, Mr. Bindley and each of the trusts irrevocably waives any rights to dissent from the merger that he or it may have. Mr. Bindley and each trust, severally, also has agreed not to request that we register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of his or its shares, unless the transfer is made in compliance with the voting agreement.

Additionally, Mr. Bindley and each trust, severally, under the terms of the voting agreement shall not, nor shall he or it authorize or permit any of his or its investment bankers, attorneys or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or otherwise facilitate (including by the way of furnishing information) or encourage the making by any person of any competing transaction; or

•	participate in any discussions or negotiations regarding, or furnish to any person (other than Express Scripts) any information with respect to or in furtherance of, a competing transaction or any proposal that constitutes, or is likely to lead to, a competing transaction.

From and after the date of the voting agreement, Mr. Bindley and each trust, and all investment bankers, attorneys and other advisors and representatives of, each such shareholder shall cease doing any of the foregoing. Also, under the terms of the voting agreement, Mr. Bindley and each trust shall promptly and within not more than 24 hours advise Express Scripts orally and in writing of the receipt by such shareholder (or any of the other entities or persons referred to above) of any competing transaction, or any inquiry which is likely to lead to any competing transaction, the material terms and conditions of such competing transaction or inquiry, and the identity of the person making any such proposal for a competing transaction or inquiry. Mr. Bindley and each trust must keep Express Scripts fully informed of the status and details of any such competing transaction or inquiry. Notwithstanding anything described above, nothing shall prevent Mr. Bindley from taking any action or omitting to take any action solely in his capacity as a member of our board of directors.

The voting agreement will terminate on the earlier of the effective time of the merger or the termination of the merger agreement as provided therein, including without limitation if we terminate the merger agreement as a result of our board of directors approving and recommending a superior proposal.

The voting agreement also applies to any shares of our common stock acquired by Mr. Bindley or any of the trusts after July 21, 2005 and any shares of our common stock obtained by Mr. Bindley or any of the trusts after July 21, 2005 in connection with any stock dividend, distribution, split-up, recapitalization, combination or exchange of shares of our common stock. As of the date of this proxy statement, the shares of our common stock owned by Mr. Bindley and the trusts, and therefore subject to the voting agreement, represent approximately [29.0]% of the outstanding voting power of our common stock.

In order for the parties to enter into the voting agreement, on July 21, 2005 our board of directors amended our by-laws to provide that the provisions of the Indiana Control Share Acquisition Statute (IC 23-1-42) will not apply to the acquisition of our shares.

MARKET PRICE OF OUR COMMON STOCK

Our Class B common stock is traded on The Nasdaq National Market under the trading symbol “PHCC.” The prices set forth below reflect the high and low sales prices for our Class B common stock as reported by The Nasdaq National Market for the periods indicated. As of August 12, 2005, there were 87 holders of record of our Class B common stock.

	High	Low
Fiscal Year Ended January 3, 2004
First quarter	$26.88	$19.64
Second quarter	$27.80	$17.54
Third quarter	$23.70	$17.81
Fourth quarter	$25.00	$19.35
Fiscal Year Ended January 1, 2005
First quarter	$26.80	$18.85
Second quarter	$25.01	$19.52
Third quarter	$24.68	$19.95
Fourth quarter	$22.37	$17.66
Fiscal Year Ended December 31, 2005
First quarter	$24.45	$20.04
Second quarter	$25.55	$20.72
Third quarter through August 12, 2005	$27.74	$24.37

Our Class A common stock is not listed for trading. However, because the Class A common stock is automatically converted into Class B common stock upon transfer (except in limited circumstances), the Class A common stock is freely tradable except by affiliates of Priority. As of August 12, 2005, there were 534 holders of record of our Class A common stock.

The closing sales price of our Class B common stock as reported by The Nasdaq National Market on July 21, 2005, which was the last trading day before we announced the merger, was $25.85. On [            ] [        ], 2005, which is the latest practicable trading day before this proxy statement was printed, the closing sales price for our Class B common stock as reported by The Nasdaq National Market was $[            ].

We have never declared or paid cash dividends on our Class A common stock or our Class B common stock, and we do not expect to pay cash dividends on our Class A common stock or Class B common stock at any time in the foreseeable future.

YOU SHOULD OBTAIN CURRENT MARKET PRICE QUOTATIONS FOR OUR CLASS B COMMON STOCK IN CONNECTION WITH THE VOTING OF YOUR COMMON STOCK.

If the merger is consummated, our Class B common stock will be delisted from The Nasdaq National Market, there will be no further public market for shares of our Class A common stock or Class B common stock and each share of our Class A common stock and Class B common stock will be converted into the right to receive $28.00 in cash, without interest, less any required withholding taxes.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 12, 2005, the number of shares of our Class A common stock and our Class B common stock owned by:

•	any person (including any group) known by management to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares of Class B common stock shown in the table below as beneficially owned by each individual or entity includes any shares of Class A common stock beneficially owned by such person or entity, as indicated, because any holder of shares of Class A common stock may request to convert any or all of such shares into shares of Class B common stock at any time on a one-for-one basis.

Percentage of beneficial ownership is based on 6,439,277 shares of Class A common stock outstanding as of August 12, 2005 and 37,678,103 shares of Class B common stock outstanding as of August 12, 2005.

Except as otherwise noted, the address of each person listed in the table is c/o Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746.

	Class B Common Stock					Class A Common Stock
Name and Address of Individual or Identity of Group	No. of Shares Beneficially Owned (1)		Percent (1)		Additional Shares Underlying Unvested Options (2)	No. of Shares Beneficially Owned (1)		Percent (1)
Five Percent Shareholders

William E. Bindley 8909 Purdue Road Indianapolis, IN 46268	5,648,669	(3)	13.1%		—	5,568,292	(4)	86.5%

FMR Corp. 82 Devonshire Street Boston, MA 02109 (6)	3,931,274	(5)	10.5	%(5)	—	—		—

Glenview Capital Management, LLC 399 Park Avenue, Floor 39 New York, NY 10022 (8)	2,141,681	(7)	5.7	%(7)	—	—		—

Pzena Investment Management, LLC 120 West 45th Street, 34th Floor New York, NY 10036 (10)	2,125,125	(9)	5.7	%(9)	—	—		—

Snow Capital Management LP 2100 Corporate Drive, Suite 300 Wexford, PA 15090 (12)	1,893,210	(11)	5.0	%(11)	—	—		—

Directors and Executive Officers

Steven D. Cosler	585,784	(13)	1.5%		202,280	—		—

Kathleen R. Hurtado	8,375	(14)	*		4,000	—		—

Michael D. McCormick	265,348	(15)	*		4,000	—		—

Robert L. Myers	925,609	(16)	2.4%		—	—		—

Richard W. Roberson	46,050	(17)	*		4,000	—		—

Thomas J. Salentine	418,462	(18)	1.1%		4,000	289,982		4.5%

Glenn D. Steele, Jr., M.D., Ph.D	5,068	(19)	*		4,000	—		—

Guy F. Bryant	535,285	(20)	1.4%		89,968	20,726		*

Tracy R. Nolan	33,246	(21)	*		85,250	—		—

Kim K. Rondeau	124,652	(22)	*		84,968	—		—

Stephen M. Saft	67,020	(23)	*		65,368	—		—

Rebecca M. Shanahan	106,467	(24)	*		92,065	—		—

All directors and executive officers as a group (13 people)	8,770,035	(25)	19.2%		639,899	5,879,000		91.3%

*	Less than one percent.

(1)	This table is based on information supplied by directors, executive officers and principal shareholders of Priority. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class B common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after August 12, 2005 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
(2)	The column labeled “Additional Shares Underlying Unvested Options” represents shares of Class B common stock subject to options that are not currently exercisable and that would not become exercisable within 60 days after August 12, 2005 except in connection with the merger. Under the terms of the merger agreement, our 1997 Stock Option and Incentive Plan, our Broad Based Stock Option Plan and our Outside Directors Stock Plan, our directors, executive officers and employees will have their unvested stock options effectively accelerated and their vested and unvested options “cashed out” in connection with the merger, meaning that they will receive cash payments for each share underlying their options equal to the excess of $28.00 per share over the exercise price per share of their options. Accordingly, the column labeled “Additional Shares Underlying Unvested Options” is intended to represent shares underlying options that are not represented elsewhere in the above table and for which our directors and executive officers will receive consideration pursuant to the merger agreement. See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”
(3)	Includes 5,568,292 shares of Class A common stock (see footnote 4 below for a description of the manner by which certain of such shares of Class A common stock are held). Excludes 1,820 shares of Class A common stock and 12,688 shares of Class B common stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.
(4)	Includes 83,774 shares of Class A common stock held by two family foundations, 68,702 shares of Class A common stock held by a charitable remainder unitrust of which Mr. Bindley is the trustee and has investment control, and 700,000 shares of Class A common stock held by four GRATs, each of which Mr. Bindley is the trustee and has investment control. Excludes 1,820 shares of Class A common stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.
(5)	Based solely on information reported on a Schedule 13G/A filed with the Securities and Exchange Commission by FMR Corp. on July 11, 2005.
(6)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following subsidiaries, individuals and other entities: Fidelity Management & Research Company (investment adviser), Fidelity Small Cap Stock Fund (investment company), Edward C. Johnson III (Chairman of the Board and significant shareholder of FMR Corp.), Fidelity Management Trust Company (bank), and Abigail P. Johnson (director and significant shareholder of FMR Corp.). The interest of one account, Fidelity Small Cap Stock Fund, an investment company registered under the Investment Company Act of 1940, amounts to 2,512,574 shares or 6.7% of the total shares of Class B common stock outstanding.
(7)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission by Glenview Capital Management, LLC on July 18, 2005.
(8)	Glenview Capital Management, LLC serves as investment manager to various entities which have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the shares of our Class B common stock. In addition, Glenview Capital Management, LLC shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with Glenview Capital GP, LLC (investment company) and Lawrence M. Robbins (Chief Executive Officer of Glenview Capital Management, LLC and Glenview Capital GP, LLC).
(9)	Based solely on information reported on a Schedule 13F dated March 31, 2005 and filed with the Securities and Exchange Commission on May 13, 2005 by Pzena. Pzena reported sole voting authority over 2,002,075 shares of Class B common stock and no voting authority with respect to 123,050 shares of our Class B common stock.
(10)	Pzena Investment Management, LLC, or Pzena, manages various accounts and holds investment power and, in some cases, voting power with respect to the shares of our Class B common stock.
(11)	Based solely on information reported on a Schedule 13F dated March 31, 2005 and filed with the Securities and Exchange Commission on May 13, 2005 by Snow Capital. Snow Capital reported sole voting authority over 1,893,210 shares of Class B common stock owned in the aggregate.
(12)	Snow Capital Management LP, or Snow Capital, manages various accounts and holds investment power and voting power with respect to the shares of our Class B common stock.
(13)	Includes presently exercisable stock options to purchase 493,830 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan. Includes 7,918 shares of Class B common stock held jointly with Mr. Cosler’s spouse. Also includes 41,765 shares of unvested restricted stock as to which Mr. Cosler has voting power but no power of disposition. As a result of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse.
(14)	Includes presently exercisable stock options to purchase 7,000 shares of Class B common stock granted under our Outside Directors Stock Plan.
(15)	Includes 199,469 shares held in three GRATs, each of which Mr. McCormick is the trustee and has investment control. Also includes presently exercisable stock options to purchase 19,000 shares of Class B common stock granted under our Outside Directors Stock Plan.
(16)	Includes presently exercisable stock options to purchase 809,620 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan.
(17)	Includes presently exercisable stock options to purchase 22,000 shares of Class B common stock granted under our Outside Directors Stock Plan. Also includes 1,150 shares of Class B common stock held by a trust of which Mr. Roberson’s spouse is the trustee and has investment control.
(18)	Includes 289,982 shares of Class A common stock. Also includes presently exercisable stock options to purchase 19,000 shares of Class B common stock granted under our Outside Directors Stock Plan.
(19)	Includes presently exercisable stock options to purchase 4,000 shares of Class B common stock granted under our Outside Directors Stock Plan.
(20)	Includes 20,726 shares of Class A common stock. Includes presently exercisable stock options to purchase 469,847 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan. Also includes 19,536 shares of unvested restricted stock as to which Mr. Bryant has voting power but no power of disposition. As a result of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse.

(21)	Includes presently exercisable stock options to purchase 15,750 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan. Also includes 15,842 shares of unvested restricted stock as to which Mr. Nolan has voting power but no power of disposition. As a result of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse.
(22)	Includes presently exercisable stock options to purchase 101,032 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan. Also includes 19,536 shares of unvested restricted stock as to which Ms. Rondeau has voting power but no power of disposition. As a result of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse.
(23)	Includes presently exercisable stock options to purchase 50,832 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan. Also includes 13,473 shares of unvested restricted stock as to which Mr. Saft has voting power but no power of disposition. As a result of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse.
(24)	Includes presently exercisable stock options to purchase 75,935 shares of Class B common stock granted under our 1997 Stock Option and Incentive Plan. Also includes 19,536 shares of unvested restricted stock as to which Ms. Shanahan has voting power but no power of disposition. As a result of the merger, each outstanding share of unvested restricted stock will vest and the restrictions on those shares will lapse.
(25)	Includes 5,879,000 shares of Class A common stock. Also includes presently exercisable stock options to purchase 2,087,396 shares of Class B common stock granted by us.

RIGHTS OF DISSENTING SHAREHOLDERS

Holders of our Class A common stock will be entitled to dissent from the merger agreement and the merger and receive payment of the “fair value” of their shares in cash. Under the IBCL, holders of shares that are traded on The Nasdaq National Market do not have the right to dissent and seek payment of the “fair value” of those shares involved in a merger. Our Class B common stock is traded on The Nasdaq National Market and, accordingly, holders of shares of our Class B common stock do not have dissenters’ rights in connection with the merger. Any entitlement of the holders of our Class A common stock to dissent and receive “fair value” of their shares in cash with respect to the merger agreement and merger is governed by Chapter 23-1-44 of the IBCL, which is attached in its entirety as Annex D to this proxy statement.

Any holder of shares of our Class A common stock contemplating the assertion of dissenters’ rights is urged to review carefully the complete provisions of Chapter 23-1-44 of the IBCL and consult with his or her own advisors regarding dissenters’ rights. Set forth below, to be read in conjunction with the full text of Chapter 23-1-44, is a summary of the principal steps to be taken if the right of dissent is to be asserted. Each step must be taken in strict compliance with the applicable provisions of the statute in order to perfect dissenters’ rights.

A holder of shares of our Class A common stock desiring to dissent from the merger agreement and merger must deliver to us written notice, prior to the shareholder vote on the merger agreement and the merger, of the shareholder’s intent to demand payment for his or her shares if the merger is consummated. It is recommended that all required documents to be delivered by mail be sent by registered or certified mail with return receipt requested.

If a holder of shares of our Class A common stock desires to dissent from the merger agreement and the merger, all shares of our Class A common stock beneficially owned by such shareholder (“Dissenting Shares”) must not be voted in favor of the merger agreement and the merger, but such shares need not be voted against the merger agreement and the merger. A shareholder who fails to return a proxy, fails to vote at the special meeting or abstains on the merger agreement and the merger proposal will satisfy this requirement, but a shareholder who executes and returns the enclosed proxy but does not specify a choice on the merger agreement and the merger proposal will be deemed to have voted in favor of the merger agreement and the merger and, accordingly, to have waived their dissenters’ rights, unless they revoke such proxy prior to its being voted.

If the merger agreement and the merger are approved by our shareholders, we will, within ten days after the date of such approval, send a written notice (the “Dissenters’ Notice”) to all shareholders who delivered notice to us and did not vote their shares in favor of the merger agreement and the merger in accordance with the preceding two paragraphs. The Dissenters’ Notice will (i) state a date by which we must receive a demand for payment for Dissenting Shares (the “First Demand”) (which date may not be fewer than 30 days nor more than 60 days after the date the Dissenters’ Notice is delivered); (ii) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (iii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iv) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger agreement and the merger and requires the shareholder asserting dissenters’ rights to certify whether or not that shareholder acquired beneficial ownership of the shares before that date; and (v) be accompanied by a copy of Chapter 23-1-44 of the IBCL. A shareholder sent a Dissenters’ Notice must make the First Demand and take all other actions required by the Dissenters’ Notice, each by the dates set in the Dissenters’ Notice. A shareholder who does not make the First Demand and take all other actions required by the Dissenters’ Notice as required by the Dissenters’ Notice will not be entitled to receive payment as a dissenter and will be considered to have voted in favor of the merger agreement and the merger.

Except as described below, following consummation of the merger, we will pay to each holder of Dissenting Shares who has complied with the statutory provisions summarized above what we estimate to be the fair value of such shareholder’s Dissenting Shares. The fair value of the Dissenting Shares will be determined as the value of such shares immediately before the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and may be more or less than, or the same as, the amount received by nondissenting shareholders in the merger.

Within 30 days after we make or offer payment, as the case may be, a dissenter may notify us in writing of its own estimate of the fair value of its Dissenting Shares and demand payment of such amount (less the amount already paid), or may reject our offer and demand payment of the fair value of its Dissenting Shares (in either case, the “Second Demand”) if (i) the dissenter believes the amount paid or offered is less than the fair value of the Dissenting Shares; (ii) we fail to make payment within 60 days after the date set for making the First Demand in the Dissenters’ Notice; or (iii) we, having failed to consummate the merger, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

If a Second Demand remains unsettled, we will commence a proceeding within 60 days after receiving the Second Demand in the Circuit or Superior Court of Marion County, Indiana, to determine the fair value of the Dissenting Shares. If we fail to commence such a proceeding within 60 days, we will pay to such dissenters the amount demanded in the Second Demand. The court can appoint appraisers to receive evidence and recommend a decision on the question of fair value. The costs of the proceeding, including compensation and expenses of the appraisers appointed by the court, counsel to the parties, and experts, will be assessed against the parties to the action in such amounts as the court finds equitable.

All written notices and demands by a shareholder relating to dissenters’ rights should be addressed to Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, Attention: Scott D. Teets, Esq. The written notices and demands must be executed by or for the shareholder, fully and correctly, as the holder’s name appears on the stock certificate(s).

Beneficial owners who do not also hold the shares of record may make payment demands to us, but only if (i) the beneficial owner submits to us the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder makes the payment demand and (ii) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for payment should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for payment for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right to demand payment with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which payment is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Shareholders holding our Class A common stock in a brokerage account or in other nominee form wishing to exercise payment demand rights, should consult with his or her broker or the other nominee to determine the appropriate procedures for the making of a demand for payment.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Priority and no public participation in any future meetings of our shareholders. However, if the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings as long as you own shares of our common stock on the record dates for such meetings, and we will hold a 2006 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and related proxy card for our 2006 annual meeting of shareholders in accordance with Rule 14a-8 of the Exchange Act. To be eligible for inclusion in the proxy statement and related proxy card for our 2006 annual meeting, shareholder proposals must have been received by us no later than December 7, 2005 and must comply with Rule 14a-8 of the Exchange Act.

In order to be considered at the 2006 Annual Meeting, shareholder proposals must also comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders’ meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our board of directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The by-laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of our by-laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to our Secretary at Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746.

The procedures described above apply to any matter that a shareholder wishes to raise at the 2006 Annual Meeting, including those matters raised other than pursuant to Rule 14a-8 of the Exchange Act. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services, at the website maintained by the Securities and Exchange Commission at www.sec.gov and through our website at www.priorityhealthcare.com.

Incorporation by Reference

The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supercede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	our Annual Report on Form 10-K for our fiscal year ended January 1, 2005;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended April 2, 2005 and July 2, 2005; and

•	our Current Reports on Form 8-K filed on March 22, 2005; May 20, 2005; July 8, 2005; July 22, 2005 and August 4, 2005.

Our Form 10-K, Forms 10-Q, and Forms 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to us at Priority Healthcare Corporation, 250 Technology Park, Lake Mary, Florida 32746, Attention: Chief Financial Officer, or at (407) 804-6700. If you would like to request documents, please do so by [            ] [        ], 2005, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [            ] [        ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

The proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including, but not limited to, the merger agreement and the voting agreement, that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including, but not limited to, Priority, Express Scripts and Pony Acquisition), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including, but not limited to, the merger agreement and the voting agreement, as statements of factual information.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting of shareholders, please sign and date the enclosed proxy card and return it promptly in the envelope provided or register your vote by telephone or on the Internet as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting of shareholders or the merger or need assistance with the voting procedures, you should contact [                    ], our proxy solicitor, toll-free at [                    ].

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

EXPRESS SCRIPTS, INC.,

PONY ACQUISITION CORPORATION

and

PRIORITY HEALTHCARE CORPORATION

Dated as of July 21, 2005

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2005, by and among EXPRESS SCRIPTS, INC., a Delaware corporation (“Parent”), PONY ACQUISITION CORPORATION, an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), and PRIORITY HEALTHCARE CORPORATION, an Indiana corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger, including the consideration to be paid for each outstanding share (collectively, the “Shares”) of (A) Class A Common Stock, par value $.01 per share, of the Company (the “Class A Company Common Stock”) and (B) Class B Common Stock, par value $.01 per share, of the Company (the “Class B Company Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”) in the Merger is fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and the Merger and (iii) resolved to recommend approval of this Agreement and the Merger by such shareholders;

WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable to enter into, the Merger Agreement;

WHEREAS, as a condition and inducement to Parent’s and Sub’s entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Sub are entering into a Voting Agreement (the “Voting Agreement”) with William E. Bindley (“Mr. Bindley”) in his individual capacity and with certain charitable remainder and grantor retained annuity trusts (the “Trusts”) of which Mr. Bindley is the sole trustee, pursuant to which, among other things, each of Mr. Bindley and the Trusts has agreed to vote the shares of Company Common Stock then owned by him or it in favor of the approval of this Agreement and the Merger; and

WHEREAS, the Board of Directors of the Company has approved in advance the transactions contemplated by this Agreement and the Voting Agreement for purposes of the provisions of Section 23-1-43 of the Indiana Business Corporation Law (the “IBCL”) and has amended its By-laws to provide that the provisions of Section 23-1-42 shall not be applicable to the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCL, at the Effective Time, Sub shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date (the “Closing Date”) which shall be the second business day after satisfaction or waiver of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 or at such other time, date or place as agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as required by, and executed in accordance with the relevant provisions of, the IBCL. The date and time of the filing of the Articles of Merger with the Secretary of State of the State of Indiana (or such later time as shall be agreed to by the parties hereto and is specified in the Articles of Merger) will be the “Effective Time”.

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the IBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Incorporation; By-laws. (a) At the Effective Time and without any further action on the part of the Company or Sub, the restated articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the IBCL.

(b) At the Effective Time and without any further action on the part of the Company or Sub, the by-laws of the Company, as amended, as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6. Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

ARTICLE II

CONVERSION OF SHARES; SHAREHOLDERS MEETING

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b), Shares owned by Sub or any other wholly-owned Subsidiary of Parent or of the Company which shall remain outstanding and any Dissenting Shares) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $28 per share in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share in the manner provided in Section 2.4, less any required withholding taxes.

(b) Each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class B Common Stock of the Surviving Corporation.

Section 2.2. Treatment of Company Stock Options and Restricted Stock.

(a) At the Effective Time, each then outstanding option to purchase Shares (collectively, a “Company Stock Option”), granted pursuant to the Company’s 1997 Stock Option and Incentive Plan, the Broad Based Stock Option Plan and the Outside Directors Stock Plan (“Company Stock Plans”) whether or not then vested or exercisable, shall be cancelled by the Company, and each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Surviving Corporation (and, if necessary, Parent shall provide funds to the Surviving Corporation sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

(b) At the Effective Time, each share of restricted stock (a “Restricted Share” and, collectively, the “Restricted Shares“) outstanding as of the Effective Time and issued pursuant to the Company Stock Plans providing for the grant of Restricted Share awards, to the extent not already vested, shall vest and shall represent a right to receive the same rights provided to other holders of Company Common Stock pursuant to Section 2.1 above.

(c) Except as provided herein or as otherwise agreed to by the parties, all stock incentive plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares shall terminate as of the Effective Time, and the Company shall, prior to the Effective Time, ensure that following the Effective Time no holder of any Company Stock Option nor any holder of a Restricted Share or any other equity-based right shall have any right to acquire equity securities of the Company or the Surviving Corporation (except to the extent required under any tax-qualified retirement plan maintained by the Company or any of its Subsidiaries prior to the Effective Time).

Section 2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares of Class A Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 23-1-44 of the IBCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the IBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the fair value of their Shares of Class A Company Common Stock as shall be determined pursuant to Section 23-1-44 of the IBCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the IBCL, such holder’s Shares of Class A Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(a) of this Agreement, without any interest thereon, less any required withholding taxes. The Company shall give Parent (a) prompt notice of any demands for appraisal pursuant to Section 23-1-44 of the IBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the IBCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the IBCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 2.4. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.1(a). When and as needed, Parent or Sub will make, or will cause to be made, available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker’s acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the United States Securities and Exchange Commission (“SEC”) or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Surviving Corporation shall reasonably specify) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. As used in this Agreement, “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(c) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II; provided, however, that Parent or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Company or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable, without interest, to which such holders may be entitled pursuant to this Article II. Notwithstanding the foregoing, none of the Surviving Corporation, the Paying Agent or any party hereto shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.

Section 2.5. Withholding Taxes. Each of the Paying Agent, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or Merger Consideration otherwise payable to a holder of Company Common Stock, Company Stock Options or Restricted Shares, as the case may be, pursuant to the Merger such amounts as the Paying Agent, the Company, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal

Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Restricted Shares, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Company, Parent or the Surviving Corporation, respectively.

Section 2.6. Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub as follows:

Section 3.1. Organization; Subsidiaries; Charter Documents.

(a) Organization. Each of the Company and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company that is not a Significant Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such requisite corporate or other power and authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

As used in this Agreement, the term “Company Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (i) economic factors generally affecting the economy or financial markets as a whole or the industries in which the Company or any of its Subsidiaries operates which do not disproportionately impact the Company or any of its Subsidiaries, (ii) any change in Laws, unless such change adversely affects the Company or any of its Subsidiaries disproportionately in comparison to their respective competitors, and (iii) any event, change, circumstance or effect attributable to the reaction of the customers, suppliers or payors of the Company or any of its Subsidiaries to the public announcement of the transactions contemplated by this Agreement.

(b) Subsidiaries. Section 3.1(b) of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the “Company Disclosure Schedule”) sets forth a complete list of the Company’s Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock, equity or membership interests and such list sets forth the jurisdiction of organization, the authorized and outstanding capital stock and the beneficial ownership of each Subsidiary and other entity as of the date hereof and separately identifies each Significant Subsidiary.

As used in this Agreement, the term “Subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.

As used in this Agreement, “Significant Subsidiary” means a Subsidiary of a Person that would constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), if such Rule were applicable to such Person.

(c) Charter Documents. The Company has delivered or made available to Parent: (i) a true and correct copy of each of the restated articles of incorporation and by-laws of the Company, as amended to date (collectively, the “Company Charter Documents”) and (ii) true and correct copies of the articles of incorporation and by-laws, or like organizational documents, each as amended to date (collectively, “Significant Subsidiary Charter Documents”) of each of its Significant Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Significant Subsidiary of the Company is not in violation of its respective Significant Subsidiary Charter Documents.

Section 3.2. Capitalization of the Company.

(a) Company Capitalization. The authorized capital stock of the Company consists of 55,000,000 shares of Class A Company Common Stock, 180,000,000 shares of Class B Company Common Stock and 5,000,000 shares of preferred stock, without par value, of the Company (the “Preferred Stock”). As of the close of business on July 20, 2005, (i) 6,559,293 shares of Class A Company Common Stock were issued and outstanding, (ii) 37,493,288 shares of Class B Company Common Stock were issued and outstanding (including 151,451 unvested Restricted Shares) and 1,344,737 shares were held by the Company as treasury shares, (iii) 7,164,878 shares of Class B Company Common Stock were reserved for issuance under the Company Stock Plans (including shares referred to in (iv) below), and 461,638 shares of Class B Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan (“Company ESPP”), (iv) 5,785,505 shares of Class B Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options granted under the plans and agreements applicable to such Company Stock Options, (v) no shares of Preferred Stock were issued and outstanding and (vi) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which shareholders of the Company may vote were issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the plans and agreements applicable to the Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of, or are subject to, preemptive rights or similar rights. Except as set forth above and as contemplated by this Agreement, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the “Company Securities”). None of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities (as hereinafter defined), including as a result of the transactions contemplated by this Agreement or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries.

(b) Subsidiary Capitalization. All outstanding shares of capital stock or other interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights or similar rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any liens, charges, security interests, options, claims, pledges, licenses, limitations in voting rights or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options, warrants, restricted stock, restricted stock units or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or any equity equivalents, interests in the ownership or earnings of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).

(c) Indebtedness. Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred in an amount in excess of $2,500,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote.

As used in this Agreement, the term “Contract” means any agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

As used in this Agreement, the term “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

Section 3.3. Corporate Authorization; Board Approval.

(a) Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval of this Agreement and the Merger by a majority of all of the votes entitled to be cast on this Agreement and the Merger by the holders of outstanding Company Common Stock (the “Company Requisite Vote”). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

(b) Board Approval. The Board of Directors of the Company has, at a meeting duly called and held on or prior to the date hereof, (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and the Merger, (iii) resolved to make the Company Recommendation, (iv) directed that this Agreement and the Merger be submitted to the Company’s shareholders for approval and (v) approved the transactions contemplated by the Voting Agreement for purposes of IC 23-1-43.

Section 3.4. Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a “Governmental Authority”) other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings, notices and permits set forth on Section 3.4 of the Company Disclosure Schedule; (iv) the filing with the SEC of (A) a Proxy Statement and other solicitation materials relating to the Shareholders Meeting and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (v) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5. Non-Contravention. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not: (i) contravene, conflict with or violate the Company Charter Documents, Significant Subsidiary Charter Documents or the articles of incorporation, by-laws or like organizational documents of each Subsidiary other than Significant Subsidiaries; (ii) subject to obtaining the approval of this Agreement and the Merger by the Company’s shareholders as contemplated in Section 5.6 and obtaining all the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority (“Law”), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority (“Order”) binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (iii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i) through (v) of Section 3.4 and Section 3.5 of the Company Disclosure Schedule, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (A) any Contract or (B) any Company Permit; or (iv) result in the creation or imposition of any Liens on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6. Company SEC Documents. The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2002 (collectively, the “Company SEC Documents”). The Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or the Exchange Act, as the case may be, applicable to the Company SEC Documents each as in effect on the date so filed, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

Section 3.7. Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the “Company Financials”): (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated balance sheet of the Company contained in the Company SEC Documents as of January 1, 2005 is hereinafter referred to herein as the “Company Balance Sheet,” and January 1, 2005 is hereinafter referred to herein as the “Company Balance Sheet Date”.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Balance Sheet and (ii) liabilities or obligations incurred in the ordinary course of business or otherwise that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(f) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting other than as disclosed in Section 3.7(f) of the Company Disclosure Schedule. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. For purposes of this Agreement, “knowledge of the Company”, “Company’s knowledge” or similar “knowledge” qualifiers mean the actual knowledge of the executive officers of the Company for purposes of Section 16 of the Exchange Act.

Section 3.8. Information in Disclosure Documents. Neither the Proxy Statement to be filed with the SEC in connection with the Merger nor any amendment or supplement to the Proxy Statement, will contain at the date the Proxy Statement or any such amendment or supplement is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.9. Absence of Certain Changes. Except as disclosed in Section 3.9 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof, since the Company Balance Sheet Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have (a) a Company Material Adverse Effect or (b) a material adverse impact on the ability of the Company to consummate the Merger. Since the Company Balance Sheet Date, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (iii) set forth in Section 3.9 of the Company Disclosure Schedule, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Parent under Section 5.1.

Section 3.10. Insurance. Copies of all material insurance policies applicable to the Company and its Subsidiaries have been made available to Parent. Except as set forth in Section 3.10 of the Company Disclosure Schedule: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any policy; (iii) all premiums due thereon have been paid and the Company has not received any notice of cancellation, termination or non-renewal of any such policy; (iv) all such insurance polices are customary in scope and amount of coverage for the business of the Company and its Subsidiaries; (v) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (vi) the Company and its Subsidiaries have not received any written notice of cancellation of any material insurance policy maintained in favor of the Company or any of its Subsidiaries or has been denied insurance coverage, in either case, in the past five years.

Section 3.11. Real Property; Title to Assets.

(a) Owned Real Property. Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all the real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property”). Each of the Company and its Subsidiaries has good, valid, fee simple and marketable title to each parcel of Owned

Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except (i) Liens disclosed on Section 3.11(a) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and (iii) other Liens which, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Owned Real Property or with the conduct of the business of the Company and its Subsidiaries. Except as set forth in Section 3.11(a) of the Disclosure Schedule, there are no outstanding Contracts for the sale of any of the Owned Real Property. There are no leases, subleases, licenses, concessions or any other contracts, options or rights of first refusal or agreements granting to any Person or entity other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof.

(b) Real Property Leases. Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements under which the Company or any of its Subsidiaries, leases, subleases, licenses, uses or occupies (whether as landlord, tenant, subtenant other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases,” together with the Owned Real Property, the “Real Property”). The Company has previously furnished or otherwise made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. With respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company or its Subsidiaries, or, to the knowledge of the Company any other party thereto and (ii) except as set forth on the Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as disclosed on Section 3.11(b) of the Company Disclosure Schedule, (ii) Liens for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings and (iii) other liens which do not materially interfere with the Company’s or any of its Subsidiaries’ use and enjoyment of such Real Property Lease or with the conduct of the business of the Company and its Subsidiaries.

(c) Personal Property. The Company and its Subsidiaries own or lease all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary to carry on their businesses as now being conducted, subject to no Liens that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12. Company Intellectual Property. Section 3.12 of the Company Disclosure Schedule lists all registrations or applications for registration of any Company Intellectual Property and all material Company Intellectual Property. All material Company Intellectual Property is valid, subsisting and enforceable in all respects and the Company or its Subsidiaries own or have the right to use all material Company Intellectual Property free and clear of all Liens. Except as individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect, (i) no Action is pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenge the validity or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any infringement or infringing use of any of the Company Intellectual Property or licenses by any Person; (iii) the Company or the Subsidiaries take all reasonable actions to maintain and protect the Company Intellectual Property, including confidential Company Intellectual Property, and (iv) to the Company’s knowledge, no infringement, misappropriation or violation of any intellectual property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no claim has been made by any third party based upon an allegation of any such infringement.

As used in this Agreement, the term “Company Intellectual Property” means (i) all domestic and foreign patents, trademarks, service marks, copyrights, trade names, domain names and all material licenses running to or from the Company or any of its Significant Subsidiaries relating to the Company’s or any of its Significant Subsidiaries’ businesses or owned by the Company or any of its Significant Subsidiaries, (ii) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, brand names and logos; and (iii) all trade secrets, inventions, formulae, data, improvements, know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and its Significant Subsidiaries, and all common law rights relating to the foregoing.

Section 3.13. Litigation. (a) Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, investigation, claim, charge or proceeding (“Actions”) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective assets, properties or rights (a) by, before or with any of the Food Drug Administration, Department of Health and Human Services, the Drug Enforcement Administration, state Medicaid agencies, state pharmacy boards, and other federal and state Governmental Authorities with jurisdiction over the dispensing or distribution of pharmaceutical products, including controlled substances, or over the provision of health care items or services, (b) by, before or with any other Governmental Authority or (c) by or with any other Person, except, in the case of clauses (b) and (c), for any such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has been charged with, convicted of or pleaded nolo contendre to a crime nor, to the knowledge of the Company, have any criminal charges been threatened by a Governmental Authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no officer or employee of the Company or any of its Subsidiaries has been charged with, convicted of or pleaded nolo contendre to a crime with respect to actions taken in the scope of his or her duties as an officer or employee of the Company or any of its Subsidiaries nor have any criminal charges been threatened by a Governmental Authority against any such Person with respect to actions taken in the scope of his or her duties as an officer or employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company or any of its Subsidiaries), nor is any such order or agreement being threatened against the Company or any of its Subsidiaries.

Section 3.14. Taxes. Except as set forth on Section 3.14 of the Company Disclosure Schedule:

(a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns are correct and complete in all material respects and correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company and each of its Subsidiaries has timely paid (or has had timely paid on its behalf) all Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all Taxes not yet due and owing in the Company Financials in accordance with GAAP.

(b) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) As of the date of this Agreement, none of the material Tax Returns of the Company or its Subsidiaries filed during any of the most recent six years have been examined by any Taxing Authority and no material audit, action, proceeding or assessment is pending or threatened by any such Taxing Authority against the Company or its Subsidiaries. No written claim has been made during the most recent six years by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d) As of the Closing Date, neither the Company nor its Subsidiaries will be a party to, be bound by or have any obligation under any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(e) There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith) upon any of the assets of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither the Company nor any Company Subsidiary has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code or the regulations promulgated thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations promulgated thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the promulgated regulations thereunder.

(k) Neither the Company nor any of its Subsidiaries is required to make any payments in connection with transactions or events contemplated by this Agreement or is a party to an agreement that would require it to make any payments that would not be fully deductible by reason of Section 162(m) of the Code.

As used in this Agreement, the term “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or Personal Property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, employment, severance, stamp, occupation, premium, environmental, custom duties, disability, registration, alternative or add-on minimum, estimated, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments whether or not disputed.

As used in this Agreement, the term “Taxing Authority” means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

As used in this Agreement, the term “Tax Return” means any report, return, document, claim for refund, declaration or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

Section 3.15. Employee Benefit Plans. (a) There are no benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements or plans, incentive compensation, bonus, stock option, restricted stock, stock appreciation rights and stock purchase plans) of any type, whether oral or written, (including but not limited to any plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), contributed to or maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated, that together with the Company would be deemed a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”), for the benefit of any current or former director, officer, employee or independent contractor of the Company or any ERISA Affiliate (collectively, “Business Employees”) or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on Section 3.15(a) of the Company Disclosure Schedule (the “Benefit Plans”). Except as disclosed in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has adopted or announced any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would materially increase the liability of the Company or any ERISA Affiliate to any Business Employee.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, with respect to each Benefit Plan, (i) if intended to qualify under Section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determination letter from the Internal Revenue Service that such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would have an adverse effect on such qualification (or that would cause such plan not to receive such a favorable determination letter); (ii) such plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law; (iii) no breaches of fiduciary duty have occurred; (iv) other than routine claims for benefits, no proceedings or disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such plan has incurred or will incur any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code, whether or not waived; (viii) no plan is a “defined benefit plan,” as such term is defined in Section 3(35) of ERISA, or is covered by Section 4063 or 4064 of ERISA; and (ix) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (or any successor entity thereto) (the “PBGC”), the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC); provided, however, that all of the foregoing representations shall be deemed to be true so long as the liability which could reasonably be expected to arise thereunder, without regard to this proviso (when aggregated with all such other liabilities thereunder, disregarding this proviso) could not result in liability that would have a Company Material Adverse Effect.

(c) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including Sections 4063, 4064 and 4069 of ERISA) that individually or in the aggregate has had, or would reasonably be expected to have, a Company Material Adverse Effect and, to the knowledge of the Company, no reasonable basis for any such liability exists.

(d) Except as set forth in Section 3.15(d)(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any Business Employee to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan or otherwise limit or restrict the right of the Company or the Surviving Corporation to merge, amend or terminate any of the Benefit Plans. Except for those individuals as set forth in Section 3.15(d)(ii) of the Company Disclosure Schedule, no director, officer or other employee of the Company or its Subsidiaries will, as a result of the consummation of the transactions contemplated by this Agreement, be entitled to receive “excess parachute payments” (as such term is defined in Section 280G of the Code). The aggregate amount of all payments and benefits that constitute “parachute payments” (as such term is defined in Section 280G of the Code) payable as a result of the transactions described herein, either alone or together with another event such as termination of employment, will not, in the aggregate, exceed $27,473,454. Except as set forth in Section 3.15(d)(iii) of the Company Disclosure Schedule, by no later than December 31, 2005, no Business Employee shall have any right to any payment, award or benefit under any Benefit Plan that could give rise to the imposition of any tax on the Business Employee under Section 409A of the Code.

(e) The Company has delivered or made available to Parent accurate and complete copies of all texts, summary plan descriptions, trust agreements and other related summaries, communications, and agreements including all amendments to the foregoing (and a written description of any unwritten plans or agreements); the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Internal Revenue Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

(f) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is properly so characterized.

(g) None of the Benefit Plans provide for postretirement welfare benefits (other than those required to be provided under Section 4980B of the Code) to be provided to any Business Employee now or in the future.

Section 3.16. Compliance with Laws; Permits.

(a) Compliance with Laws. (i) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (A) the Company and each of its Subsidiaries has conducted its business and is, in compliance with all Orders and Laws and corporate policies applicable thereto and (B) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

(ii) Each of the Company and each of its Subsidiaries is in compliance with all applicable Laws (including any guidance interpreting such Laws) relating to (A) the Medicare program, the Medicaid program or any other federal health care program; (B) health care fraud and abuse; (C) state health care programs or health insurance programs; (D) billing or claims for reimbursement submitted to any third-party payor; (E) fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (F) privacy or confidentiality of health records or personal health information, except for any such failures to be in compliance with any of the matters described in the foregoing clauses (A) through (F) that individually or in the aggregate have not had, or would not reasonably be expected to have, a Company Material Adverse Effect and that would not reasonably be expected to result in the imposition of criminal penalties or exclusion from the Medicare or Medicaid program.

(iii) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries (A) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (B) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (C) is party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, (D) has been convicted of any criminal offense relating to the delivery of any item or service reimbursable under a federal or state health care program or relating to manufacturing, distributing, wholesaling, labeling, packaging, marketing, prescribing or dispensing prescription drugs or controlled substances, or (E) is a party to or subject to any Action concerning any of the matters described in clauses (A) through (D), inclusive, above.

(b) Company Permits. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses except where the failure to hold the same individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Permits”). Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Permits. The Company and its Subsidiaries are in compliance in all material respects with the terms of all Company Permits. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is or may become a party to or subject to any proceeding seeking to revoke, suspend or otherwise limit any such Company Permit.

Section 3.17. Environmental Matters. Except as disclosed in Section 3.17 of the Company Disclosure Schedule and except individually or in the aggregate as have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times prior, was in compliance with all applicable Environmental Laws except for instances of non-compliance that have been resolved prior to the date of this Agreement, (ii) no notice, notification, demand, request for information, citation, summons or Order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law that has not been resolved prior to the date of this Agreement, (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or threatened to be released at, on, under or form any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries, and (iv) there are no Environmental Liabilities. For purposes of this Section, the terms “Company” and its “Subsidiaries” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

As used in this Agreement, the term “Environmental Laws” means any and all federal, state, local and foreign Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment, natural resources or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

As used in this Agreement, the term “Environmental Liabilities” means any and all liabilities or obligations of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from or relate to actions occurring or conditions existing on or prior to the Closing Date.

As used in this Agreement, the term “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

Section 3.18. Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms and are enforceable by the Company and its Subsidiaries in accordance with their respective terms. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any of the Company Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any communication from any party to a Company Material Contract or on behalf of any such party that either the Company or its Subsidiaries is in default under a Company Material Contract or such party intends to cancel, terminate or fail or renew such Company Material Contract. Section 3.18(a) of the Company Disclosure Schedule contains a complete and correct a list of all the Company Material Contracts. True and correct copies of the Company Material Contracts have been made available to Parent.

(a) As used in this Agreement, the term “Company Material Contract” means:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any Contract with a pharmaceutical manufacturer relating to pharmaceutical product purchases by the Company or any of its Subsidiaries of more than $2 million per year, regardless of whether such purchases are made directly from such pharmaceutical manufacturer or a third-party intermediary;

(iii) any Contract (other than a Contract described in one of the other provisions of this definition without regard to any percentage or numerical limitation contained therein) that involved annual expenditures during the Company’s fiscal year ended January 1, 2005 by the Company or any of its Subsidiaries in excess of $2,500,000 and that is not otherwise cancelable by the Company or such Subsidiary without any financial or other penalty on 180-days’ or less notice;

(iv) any Contract that contains any express material restriction on the ability of the Company or any of its Subsidiaries to compete or to provide any products or services generally or in any market segment or any geographic area or that would obligate the Company or any of its Subsidiaries or affiliates to provide its services or products to a counterparty on terms at least as favorable to such counterparty as, or otherwise by comparison to, those which are offered to any other counterparty;

(v) any Contract or arrangement (other than between or among the Company or any direct or indirect wholly owned Subsidiaries of the Company) under which the Company or any of its Subsidiaries has (i) incurred any indebtedness for borrowed money that is currently outstanding or (ii) given any guarantee in respect of indebtedness for borrowed money, in each case having an aggregate principal amount in excess of $2,500,000;

(vi) any Contract or license pursuant to which the Company obtains any Company Intellectual Property that are necessary for the marketing, distribution or sale of any of its products or pursuant to which the Company has granted exclusive rights to any Company Intellectual Property;

(vii) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party; and

(viii) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Schedule, each executive officer and each other officer of the Company or its Significant Subsidiaries, as applicable, has entered into a non-compete agreement in favor of the Company or the respective Significant Subsidiary, as applicable. Substantially all other employees of the Company and its Subsidiaries have entered into non-compete agreements in favor of the Company or the respective Subsidiary, substantially in the form provided to Parent.

Section 3.19. Finders’ Fees. Except for J.P. Morgan Securities Inc. and Goldman, Sachs & Co., a copy of each of whose engagement agreement has been provided to Parent, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Company has not agreed to pay any discretionary fees or commissions to J.P. Morgan Securities Inc. or Goldman, Sachs & Co. pursuant to such engagement letters.

Section 3.20. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of Class B Company Common Stock in connection with the Merger is fair to such holders from a financial point of view.

Section 3.21. Takeover Statutes. To the Company’s knowledge, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent and Sub will not be prohibited from entering into a “business combination” (as such term is used in Section 23-1-43 of the IBCL) with the Company as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.22. Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (a) executive officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) affiliate of any such executive officer, director or record or beneficial owner, on the other hand, except those of a type available to employees of the Company generally.

Section 3.23. Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel any of them to bargain with any labor union or other labor organization nor has there been since January 1, 2000 or is there pending or, to the knowledge of the Company, threatened any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(b) Since January 1, 2000, none of the Company nor any of its Subsidiaries has taken any action that would constitute a “mass layoff,” “mass termination” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

Section 3.24. Knowledge. To the knowledge of the Company, neither Parent nor Sub is in breach of its representations and warranties contained in this Agreement as of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Company as set forth below.

Section 4.1. Organization and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is duly organized and validly existing under the Laws of the State of Indiana. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of Parent and its Subsidiaries taken as a whole.

Section 4.2. Corporate Authorization. Each of Parent and Sub has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action, including by resolution of the Board of Directors of Parent and Sub, and have been adopted by Parent as the sole stockholder of Sub. No vote of any class or series of Parent’s capital stock and no further vote of any capital stock of Sub is necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Sub, enforceable against Parent and Sub, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, good faith and fair dealing, regardless of whether in a proceeding at equity or at Law).

Section 4.3. Governmental Authorization. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority other than: (i) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which Sub is qualified to do business; (ii) compliance with any applicable requirements of the HSR Act; (iii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices as may be required under the Securities Act and the Exchange Act in connection with this Agreement and the transactions contemplated by this Agreement; (iv) filings and notices not required to be made or given until after the Effective Time; and (v) such other consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

Section 4.4. Non-Contravention. The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby will not: (i) contravene or conflict with any provision of each of Parent’s and Sub’s certificate of incorporation and by-laws; (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Parent or Sub; (iii) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Parent or Sub under (A) any provision of any material Contract binding upon Parent or Sub or (B) any material license, franchise, or permit held by Parent or Sub; or (iv) result in the creation or imposition of any Lien on any asset of Parent or Sub, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that individually or in the aggregate would not reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

Section 4.5. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will contain, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6. Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Sub to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby. For purposes of this Agreement, “knowledge of Parent” means the actual knowledge of the executive officers of Parent for purposes of Section 16 of the Exchange Act.

Section 4.7. Finders’ Fees. The Company will not be responsible for any fee or commission to any investment banker, broker, finder, other intermediary or other Person upon consummation of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Sub.

Section 4.8. Sub. Sub is a newly-formed and indirect wholly-owned Subsidiary of Parent that has engaged in no business activities other than as specifically contemplated by this Agreement.

Section 4.9. Knowledge. To the knowledge of Parent, the Company is not in breach of its representations and warranties contained in this Agreement as of the date of this Agreement.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, employees, creditors and business partners;

(b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

(c) neither the Company nor any of its Subsidiaries shall: (i) amend or propose to amend its articles of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company’s wholly owned Subsidiaries to the Company or its wholly owned Subsidiaries; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than the disposal of assets in the ordinary course consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation (whether annual base salary or wages or bonus opportunities or amounts) payable or to become payable by the Company or any of its Subsidiaries to any Business Employee (excluding executive officers who shall be given no increases) other than scheduled annual merit increases in annual base salary or wages in the ordinary course of business consistent with past practice in an amount not to exceed 4% in the aggregate for all such Business Employees given such scheduled increases; (ii) except to the extent currently required under applicable Law or the terms of the applicable Benefit Plan disclosed in Section 3.15(a) of the Company Disclosure Schedule, adopt or enter into any new, or amend or otherwise increase or terminate, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (iii) hire any new officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee) or terminate the employment of any officers, executives or employees at or above the level of vice president (except for cause), or promote any officers, executives or employees at or above the level of vice president (except to replace an officer, executive or employee);

(e) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

(f) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing revolving credit facilities in an amount not to exceed $95 million in principal at any one time outstanding; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than the Company or one of its wholly-owned Subsidiaries); (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to non-officer employees in accordance with past practice); or (iv) make any material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice and in accordance the Company’s budgeted capital expenditures for fiscal year 2005;

(g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods, policies, procedures, practices or principles used by it unless required by GAAP;

(h) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries other than the Merger and other than as permitted by Section 5.6;

(i) neither the Company nor any of its Subsidiaries shall merge or consolidate with any other Person (other than as permitted by Section 5.6) or acquire assets or capital stock of any Person (other than the acquisition of inventory in the ordinary course of business consistent with past practice);

(j) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

(k) neither the Company nor any of its Subsidiaries shall enter into any joint venture, partnership or other similar arrangement;

(l) neither the Company nor any of its Subsidiaries shall (i) enter into any Contract that if existing on the date hereof would be a “Company Material Contract” other than Contracts with suppliers and customers in the ordinary course consistent with past practice, (ii) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party, (iii) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder, (iv) change incentive policies or payments under any Company Material Contracts existing on the date hereof or entered into after the date hereof, or (v) enter into any Contract relating to the disposition of assets and/or capital stock except as permitted by Section 5.6;

(m) neither the Company nor any of its Subsidiaries shall settle or compromise any (i) material Action, whether administrative, civil or criminal, in law or in equity or (ii) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

(n) neither the Company nor any of its Subsidiaries shall waive or fail to enforce any provision of any confidentiality agreement or standstill or similar agreement to which it is a party;

(o) neither the Company nor any of its Subsidiaries shall make or change any elections with respect to Taxes, amend any Tax Returns, change any annual Tax accounting period, adopt or change any Tax accounting method, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(p) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice;

(q) neither the Company nor any of its Subsidiaries shall enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement;

(r) the Company shall use reasonable best efforts to remediate and correct, in accordance with industry standards, any deficiencies in the design and operation of its internal controls over financial reporting disclosed prior to the Closing to the Company’s auditors or the audit committee of the Company’s Board of Directors; and

(s) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (other than with respect to clauses (a) and (r) above).

Section 5.2. Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities Laws or any insurance regulatory Laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, including not denying access to any third party reasonably requested by Parent. Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated March 22, 2005, as amended (the “Confidentiality Agreement”).

Section 5.3. Regulatory Matters. (a) As soon as practicable after the date of this Agreement, Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

(b) As soon as practicable after the date of this Agreement, each of Parent and the Company shall make, and shall cause its Subsidiaries to make, all necessary notifications, filings with or applications to any Governmental Authority that has issued a Company Permit with respect to the transactions contemplated by this Agreement.

(c) Parent and the Company shall: (i) use their commercially reasonable efforts to obtain prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period with respect to the transactions contemplated by this Agreement); (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under the HSR Act; (iii) keep the other parties hereto promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection therewith; and (iv) permit the other parties to review any material written communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences.

(d) Each of the Company and Parent shall, and shall cause its Subsidiaries to, (i) use its commercially reasonable efforts to diligently prosecute all filings made pursuant to Sections 5.3(a) and 5.3(b), and all similar foreign Governmental Authorities for consent to the transactions contemplated herein and to provide all appropriate notifications to foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications and (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby.

Section 5.4. Employee Matters. (a) From the Effective Time through December 31, 2005, Parent shall either continue the existing Benefit Plans of the Company (other than equity or equity-based plans) or shall provide, or cause the Surviving Corporation to provide, benefits (excluding, for the avoidance of doubt, any equity or equity-based awards) to employees of the Company and its Subsidiaries under substitute plans or arrangements (“Parent Benefit Plans”) that are no less favorable in the aggregate to such employees than those provided under such existing Benefit Plans (other than equity or equity-based plans).

(b) With respect to any Parent Benefit Plan which is an “employee benefit plan” as defined in Section 3(3) of ERISA, for purposes of determining eligibility to participate in such plan, vesting of benefits and benefit accrual (other than for purposes of any defined benefit pension plan) service with the Company or any Subsidiary shall be treated as service with Parent or its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Parent Benefit Plan that is a welfare benefit plan. Business Employees also shall be given credit for amounts paid under a corresponding Benefit Plan for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of any Parent Benefit Plan in which the Business Employees participate during any such plan year.

(c) The Company shall take all action to the extent necessary (including amending the Company ESPP) such that no further purchases of Company Common Stock under the Company ESPP will be made after the second quarter of 2005 and the Company ESPP shall be terminated immediately prior to the Effective Time. Parent shall take all action to the extent necessary (including amending the Parent’s Employee Stock Purchase Plan (“Parent ESPP”)) such that the employees of the Company or its Subsidiaries prior to the Effective Time who become employees of Parent or one of its Subsidiaries after the Effective Time shall be eligible to participate in the Parent ESPP as soon as practicable after the Effective Time.

(d) All provisions contained herein with respect to Business Employees, Benefit Plans, and any rights thereunder are included for the sole benefit of Parent and the Company and shall not create any right (i) in any other Person, including, without limitation, any Business Employees or any beneficiary thereof or (ii) to continued employment of any Business Employee with the Surviving Corporation on or after the Effective Date.

Section 5.5. No Solicitation. (a) The Company agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, “Representatives”), directly or indirectly, to:

(i) solicit, initiate or otherwise facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry (including any proposal from or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries, or any purchase or sale of 10% or more of the capital stock or 10% or more of the assets of the Company or any of its Subsidiaries (in each case, a “Competing Transaction”);

(ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to a Competing Transaction or a proposal, inquiry or offer that could reasonably lead to a Competing Transaction; or

(iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or publicly propose to accept or enter into, any letter of intent, agreement in principle, merger agreement or other Contract relating to a Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions);

provided, however, that at any time prior to the Shareholders Meeting:

(b) (i) the Company may take any action described in the foregoing clause (ii) in respect of any Person, but only if (A) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction that, in the good faith judgment of the Company’s Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to be a Superior Proposal and (B) the Board of Directors of the Company (or any authorized committee thereof), determines in good faith based upon the advice of counsel, that it is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable Law; provided, further, that (1) prior to the Company furnishing any confidential information to such Person, such Person shall have entered into a confidentiality agreement with the Company in substance substantially similar to and no more favorable to such Person than the Confidentiality Agreement and (2) the Company shall promptly (but in any event within 24 hours) notify Parent in writing of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and shall keep Parent reasonably informed as to the status thereof and of any modifications to such inquiries, proposals or offers (the Company agreeing that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent);

(ii) the Company may enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions of clause (b)(i) above have been met) regarding any such Competing Transaction, or the Company’s Board of Directors (or any authorized committee thereof) may approve or recommend to its shareholders (or resolve to do so), or publicly propose to approve or recommend to its shareholders an unsolicited bona fide written proposal for a Competing Transaction or make a Non-Recommendation Determination in connection with a Superior Proposal, but only if (A) the Company and its Subsidiaries have complied with their obligations under this Section 5.5 and (B) the Company has first given Parent at least five (5) business days to respond to such Competing Transaction after the Company has notified Parent in writing (such notice to be delivered to Parent promptly, but in any event within 24 hours, of the Company or any of its Representatives becoming aware of such Competing Transaction) that, in the absence of any further action by Parent, (1) in the good faith judgment of the Company’s Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, the Company’s Board of Directors (or any authorized committee thereof) has concluded such Competing Transaction is a Superior Proposal; (2) the Company’s Board of Directors (or any authorized committee thereof), has determined in good faith and upon the advice of counsel, that it is reasonably likely to be required to take such action in order to comply with its fiduciary duties under applicable Law, and in each case given due consideration to any amendments or modifications to this Agreement proposed by Parent during such period (including confirming that giving effect to any such amendments or modifications such Competing Transaction continues to constitute a Superior Proposal); and (3) in the event the Company intends to enter into any such agreement or arrangement (other than a confidentiality agreement that may be entered into if the conditions of clause (b)(i) above have already been met) regarding any such Competing Transaction, the Company has previously terminated this Agreement in accordance with Section 7.1(c)(ii) and paid the Company Termination Fee pursuant to Section 7.3(b)(iv); and

(iii) nothing herein shall limit the Company’s ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required by applicable Law; provided, however, that neither the Company nor the Company’s Board of Directors (nor any committee thereof) shall (A) recommend that the shareholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (B) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 5.5 shall have been satisfied.

(c) As used in this Agreement, “Superior Proposal” means a bona fide, written proposal by a third-party for a Competing Transaction not solicited in violation of this Section 5.5 that is on terms that the Company’s Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with its counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the shareholders of the Company from a financial point of view (taking into account the identity of the offerer, the likelihood that the transaction will be consummated and all legal, financial and regulatory aspects of the proposal, including the terms of any financing) than the transactions contemplated by this Agreement; provided, however, that to be a Superior Proposal, a Competing Transaction must result in a third-party (or the shareholders of such third-party) acquiring, directly or indirectly, Shares representing more than 50% of the economic and voting power of the Company Common Stock (or the economic and voting power of the capital stock of the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

The Company will, and will cause its Subsidiaries and Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third-parties be returned promptly.

Section 5.6. Shareholders Meeting. (a) Company’s Obligations Relating to the Shareholder Approval Process. Subject to the provisions of Sections 5.5 and 7.1, the Company shall:

(i) take all action, in accordance with the U.S. federal securities Laws, the IBCL, all other applicable Law and the Company Charter Documents, necessary to duly call, give notice of, hold and convene a special meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote on the approval of this Agreement and the Merger (the “Shareholders Meeting”);

(ii) subject to Section 5.6(b), include in the Proxy Statement the recommendation of its Board of Directors that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger (the “Company Recommendation”); and

(iii) use commercially reasonable efforts, in accordance with the U.S. federal securities Laws, the IBCL and all other applicable Law, to solicit from its shareholders entitled to vote thereon proxies to be voted at the Shareholders Meeting sufficient under applicable Law to constitute the Company Requisite Vote.

(b) Non-Recommendation Determination. If the Company’s Board of Directors (or any authorized committee thereof) shall have determined in connection with a Superior Proposal, in good faith and upon advice of legal counsel, that either (i) prior to the mailing of the Proxy Statement, it cannot or will not be able to make the Company Recommendation, or (ii) after having made the Company Recommendation, it is required to withdraw, revoke or modify such recommendation in any manner adverse to Parent (a “Non-Recommendation Determination”), the Company shall (A) promptly provide written notice thereof to Parent and (B) be permitted to make a Non-Recommendation Determination; provided, however, that the Company’s Board of Directors (or any authorized committee thereof) may make a Non-Recommendation Determination only if the Company shall have complied in all respects with the applicable provisions of Section 5.5 with respect to such Superior Proposal.

Section 5.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable Laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the parties hereby agree and acknowledge that commercially reasonable efforts under this Section 5.7 or under Section 5.3 shall not require, or be construed to require, Parent or the Company or any of their respective Subsidiaries or other affiliates to (i)(A) offer, sell or hold separate pending divesture, or agree to offer, sell or hold separate pending divestiture, or (B) consent to any such offer, sale, holding or agreement, before or after the Effective Time, of any businesses, operations or assets, or interests in an business, operations or assets, of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates), or (ii) take or agree to take any other action or agree or consent to any limitation or restrictions on or changes in any such businesses, operations or assets of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other affiliates). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

Section 5.8. Publicity. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by obligations pursuant to any listing agreement with a national securities exchange or Nasdaq, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

Section 5.9. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt notice to Parent of any communication received by the Company or any of its Subsidiaries from, or on behalf of, any party to a Company Material Contract that such party intends to cancel, terminate or fail or renew such Company Material Contract.

Section 5.10. Directors’ and Officers’ Insurance and Indemnification. (a) Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company’s Subsidiaries or person entitled to indemnification (individually an “Indemnified Party” and collectively the “Indemnified Parties”), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) (“Indemnified Liability”) based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time, including those related to this

Agreement and the transactions contemplated hereby. The Indemnified Parties shall be entitled to advancement of expenses to the fullest extent permitted by applicable Law. Parent shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date hereof; provided, however, that if the annual cost of such “tail” insurance policies are not available at a cost not greater than 200% of the annual premium paid on the date of this Agreement by the Company for such insurance (the “Insurance Cap”), the Company shall cause to be obtained as much comparable insurance for as long a period (not to excess six (6) years from the Effective Time) as is available for a cost not to exceed the Insurance Cap.

(b) Promptly after receipt by an Indemnified Party of notice of the assertion (an “Assertion”) of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation (“Indemnitors”) hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent; provided, however, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.10.

(c) The covenants contained in this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that Purchaser, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Purchaser or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10.

Section 5.11. Proxy Statement. (a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Shareholders Meeting at which the shareholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use its reasonable best efforts to have the Proxy Statement and form of proxy cleared by the SEC and shall cause the proxy statement to be mailed to the Company’s shareholders as promptly as practicable after the date of this Agreement. The term “Proxy Statement” shall mean such proxy or information statement (including, without limitation a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.11. The Company will provide Parent and its counsel with a reasonable opportunity to review the Proxy Statement prior to its filing and shall include in such document or response all comments reasonably proposed by Parent. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the Company’s response to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Parent with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement.

(b) Information. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the shareholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide

Parent (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and shall include in such document or response all comments reasonably proposed by Parent; and will provide Parent with a copy of all such filings made with the SEC. The information provided and to be provided by Parent, Sub and the Company, respectively, for use in the Proxy Statement shall not contain, on the date the Proxy Statement is first mailed to the Company’s shareholders and on the date of the Shareholders Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company, Parent and Sub each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.

(c) Company SEC Documents. Each of the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Documents (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Company Financial Statements. Each of the audited and unaudited financial statements (including any related notes) included in the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

Section 5.12. Cooperation. (a) Without limiting the generality of Section 5.3, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate (i) in connection with the preparation of the Proxy Statement and (ii) in seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Without limiting the generality of Sections 5.2 and 5.3, prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Parent in connection with the financing of the transactions contemplated by this Agreement, including, without limitation, using reasonable best efforts to cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and (ii) its independent accountants and counsel to provide assistance to Parent, including providing consent to Parent to prepare and use their audit reports relating to the Company and its Subsidiaries, at the cost of Parent, to provide any necessary “comfort letters”.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company in accordance with the IBCL;

(b) no court, arbitrator or governmental body, agency or official shall have issued any Order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; and

(c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2. Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) the representations and warranties of the Company shall have been true and accurate as of the date of this Agreement and the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) (except in Section 3.9), would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; notwithstanding the foregoing, it is acknowledged and agreed by the Company that the failure of any of the representations and warranties set forth in Section 3.13(b) (other than with respect to (i) any non-officer employee of the Company or any of its Subsidiaries being charged with, convicted of or pleading nolo contendre to a crime with respect to actions taken in the scope of his or her duties as an employee of the Company or any of its Subsidiaries, (ii) any criminal charges being threatened by a Governmental Authority against any such non-officer employee with respect to actions taken in the scope of his or her duties as an employee of the Company or any of its Subsidiaries or (iii) any verbal statements by a Governmental Authority which to the reasonable satisfaction of Parent (including through direct communications with the applicable Governmental Authority if necessary) do not constitute a threat of criminal charges by a Governmental Authority against an officer of the Company or any of its Subsidiaries with respect to actions taken in the scope of his or her duties as an officer of the Company or any of its Subsidiaries or against the Company or any of its Subsidiaries or a threat that the Company or any of its Subsidiaries would be subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company or any of its Subsidiaries)) to be true and correct shall be deemed to have a Company Material Adverse Effect; provided, however, that if Parent reasonably determines that a verbal statement by a Governmental Authority constitutes a threat of criminal charges by a Governmental Authority against an officer of the Company or any of its Subsidiaries with respect to actions taken in the scope of his or her duties as an officer of the Company or any of its Subsidiaries or against the Company or any of its Subsidiaries or a threat that the Company or any of its Subsidiaries would be subject to a governmental order or a party to a settlement agreement or corporate integrity agreement with a Governmental Authority that would, after the Closing, apply to any of the businesses, properties or assets of Parent or any of its affiliates (other than the Company or any of its Subsidiaries), the Company shall have thirty (30) days to cure such Company Material Adverse Effect; provided, further, that such cure period may be extended by mutual agreement of the parties hereto; provided, further, that notwithstanding the foregoing, any such cure period shall automatically terminate two business days prior to the Outside Date;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time;

(c) the Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied;

(d) any filing or consent with any Governmental Authority the absence of which would reasonably be expected to have a Company Material Adverse Effect shall have been obtained;

(e) the ratio (expressed as a percentage) equal to the aggregate number of Shares held by Persons who have perfected their appraisal rights pursuant to the IBCL divided by the aggregate number of Shares issued and outstanding immediately prior to the Closing shall not be greater than 5%; and

(f) the Company shall have delivered to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent in advance of the Closing, all directors of each subsidiary of the Company, in ease case, effective at the Effective Time.

The rights of Parent pursuant to this Section 6.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by Parent at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of any representation or warranty of the Company.

Section 6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) the representations and warranties of Parent and Sub shall be true and accurate as of the date of this Agreement and the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), would not individually or in the aggregate reasonably be expected to materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated hereby;

(b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time; and

(c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its President or Chief Financial Officer to the effect that the conditions set forth in Section 6.3(a) and (b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, and except as provided below, whether before or after any approval of this Agreement by the shareholders of the Company:

(a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Merger has not been consummated by December 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(ii) five (5) business days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority, in each case located in the United States, preventing the consummation of the transactions contemplated by this Agreement shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) business day period), regardless of whether such order is appealable or has been appealed and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such injunction or other similar order; or

(iii) provided that there shall have occurred a duly held meeting of the Company’s shareholders (including any adjournment or postponement thereof) at which a vote was taken of the Company’s shareholders in accordance with the IBCL, the Company Requisite Vote shall not have been obtained at the Shareholders Meeting; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the Company is in breach of its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a); or

(c) by the Company if:

(i) a breach by Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise, to a failure of the conditions set forth in Section 6.3(a) or (b) hereof and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii) prior to the Shareholders Meeting, the Board of Directors of the Company shall have resolved to approve and recommend a Superior Proposal after having complied with the requirements of Section 5.5; or

(d) by Parent:

(i) if a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof and cannot be cured by and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured by the Outside Date; or

(ii) upon (A) a Non-Recommendation Determination, (B) if the Company’s Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolved to do so) a Superior Proposal or (C) if the Company shall have breached its obligations under Section 5.5, 5.6 or the first sentence of 5.11(a).

Section 7.2. Notice of Termination; Effect of Termination.

(a) Notice of Termination. The party hereto desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.4, specifying the provision hereof pursuant to which such termination is effected.

(b) Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Section 5.2, this Section 7.2, Section 7.3, Article VIII and in the Confidentiality Agreement shall survive the termination hereof and (ii) except as provided in the last sentence of Section 7.3(c), no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

Section 7.3. Expenses; Termination Fees.

(a) Expenses. Except as otherwise specified in this Section 7.3 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the Merger is consummated.

(b) Termination Fee. If this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 7.1(b)(i), and (A) at or prior to such time a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned, and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable, with respect to the referenced Competing Transaction, is effective, a termination fee and expense reimbursement in an aggregate amount equal to $45 million (the “Company Termination Fee”);

(ii) by Parent or the Company pursuant to Section 7.1(b)(iii), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction;

(iii) by Parent pursuant to Section 7.1(d)(i), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 7.1(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either becomes a party to any definitive agreement, letter of intent or agreement in principle in respect of a Competing Transaction or consummates a transaction that would constitute a Competing Transaction (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent, on the same day as the execution of a definitive agreement, letter of intent or agreement in principle or consummation as applicable with respect to the referenced Competing Transaction; or

(iv) by Parent pursuant to Section 7.1(d)(ii) or by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Parent concurrently with and, in the case of a termination by the Company pursuant to Section 7.1(c)(ii), as a condition of such termination.

(c) Remedies. Parent, Sub and the Company agree that the provisions contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 7.3(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 7.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 7.3(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Company Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 7.3 hereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Definitions. The following terms are defined in the section of this Agreement set forth after each such term below:

Actions	3.13(a)
Agreement	Preamble
Articles of Merger	1.3
Assertion	5.10(b)
Benefit Plans	3.15(a)
Business Employees	3.15(a)
Certificates	2.4(b)
Class A Company Common Stock	First Recital
Class B Company Common Stock	First Recital
Closing	1.2
Closing Date	1.2
Code	2.5
Company	Preamble
Company Balance Sheet	3.7(a)
Company Balance Sheet Date	3.7(a)
Company Charter Documents	3.1(c)
Company Common Stock	First Recital
Company Disclosure Schedule	3.1(b)
Company ESPP	3.2(a)
Company Financials	3.7(a)
Company Intellectual Property	3.12
Company Material Adverse Effect	3.1(a)
Company Material Contract	3.18(a)
Company Permits	3.16(b)
Company Recommendation	5.6(a)(ii)
Company Requisite Vote	3.3(a)
Company SEC Documents	3.6
Company Securities	3.2(a)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Subsidiary Securities	3.2(b)
Company Termination Fee	7.3(b)
Competing Transaction	5.5(a)
Confidentiality Agreement	5.2
Contract	3.2(c)
Dissenting Shares	2.3
Effective Time	1.3
Environmental Laws	3.17
Environmental Liabilities	3.17
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	3.1(b)
GAAP	3.7(a)
Governmental Authority	3.4
Hazardous Substances	3.17

HSR Act	3.4
IBCL	Fourth Recital
Indebtedness	3.2(c)
Indemnified Liability	5.10(a)
Indemnified Parties	5.10(a)
Indemnified Party	5.10(a)
Indemnitors	5.10(b)
Insurance Cap	5.10(a)
Law	3.5
Liens	3.2(b)
Merger	1.1
Merger Consideration	2.1(a)
Mr. Bindley	Third Recital
Non-Recommendation Determination.	5.6(b)
Order	3.5
Outside Date	7.1(b)
Owned Real Property	3.11(a)
Parent	Preamble
Parent Benefit Plans	5.4(a)
Parent ESPP	5.4(c)
Parent Material Adverse Effect	4.1
Paying Agent	2.4(a)
PBGC	3.15(b)
Person	2.4(b)
Personal Property	3.11(c)
Preferred Stock	3.2(a)
Proxy Statement	5.11(a)
Real Property	3.11(b)
Real Property Leases	3.11(b)
Representatives	5.5(a)
Restricted Share	2.2(b)
Restricted Shares	2.2(b)
SEC	2.4(a)
Securities Act	3.6
Shareholders Meeting	5.6(a)(i)
Shares	First Recital
Significant Subsidiary	3.1(b)
Significant Subsidiary Charter Documents	3.1(c)
Sub	Preamble
Subsidiary	3.1(b)
Superior Proposal	5.5(c)
Surviving Corporation	1.1
Tax Return	3.14
Taxes	3.14
Taxing Authority	3.14
Trusts	Third Recital
Voting Agreement	Third Recital

Section 8.2. Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company’s shareholders in the Merger.

Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

Express Scripts, Inc.

13900 Riverport Drive

Maryland Heights, MO 63043

Attention: General Counsel

Telephone No.: (314) 770-1666

Telecopy No.: (314) 702-7120

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Gary I. Horowitz, Esq.

Telephone No.: (212) 455-2000

Telecopy No.: (212) 455-2502

(b) if to the Company, to:

Priority Healthcare Corporation

250 Technology Park

Lake Marty, Florida 32746

Attention: Scott D. Teets, Esq.

Telephone No.: (407) 804-6772

Telecopy No.: (407) 804-3918

with a copy to:

Baker & Daniels LLP

300 North Meridian Street, Suite 2700

Indianapolis, Indiana

Attention: James A. Aschleman, Esq.

Telephone No.: (317) 237-0300

Telecopy No.: (317) 237-1000

Section 8.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 21, 2005. As used in this Agreement, the term “affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. For purposes of this Agreement, words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. As used in this Agreement, the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified herein. Unless specified herein, all references to any period of days shall be deemed to be the relevant number of calendar days. As used in this Agreement, the terms “dollars” or “$” means United States dollars. As used in this Agreement, the term “cash” means dollars in immediately available funds. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 8.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.7. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as provided in Section 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.10. Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal Laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, except that the provisions of the IBCL shall govern the Merger.

Section 8.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12. Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto:

(i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts of the State of New York;

(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 8.4 or at such other address of which a party shall have been notified pursuant thereto;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(vi) agrees to appoint an agent for service of process in New York.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

*    *    *    *    *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EXPRESS SCRIPTS, INC.

By:	/s/ GEORGE PAZ
Name:	George Paz
Title:	President and Chief Executive Officer

PONY ACQUISITION CORPORATION

By:	/s/ GEORGE PAZ
Name:	George Paz
Title:	President

PRIORITY HEALTHCARE CORPORATION

By:	/s/ STEVEN D. COSLER
Name:	Steven D. Cosler
Title:	President and Chief Executive Officer

ANNEX B

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of July 21, 2005, by and among EXPRESS SCRIPTS, INC., a Delaware corporation (“Parent”), PONY ACQUISITION CORPORATION, an Indiana corporation and a wholly owned subsidiary of Parent (“Sub”), and WILLIAM E. BINDLEY, individually (in such capacity, “Mr. Bindley”) and William E. Bindley Charitable Remainder Unitrust, dated May 14, 1997, William E. Bindley Grantor Retained Annuity Trust, dated February 13, 2003, William E. Bindley Grantor Retained Annuity Trust, dated February 3, 2004, William E. Bindley Grantor Retained Annuity Trust, dated February 9, 2005 and William E. Bindley Family Grantor Retained Annuity Trust, dated May 12, 2005 (collectively, “Trusts”, and together with Mr. Bindley, the “Shareholders”).

RECITALS

WHEREAS, Parent, Sub and Priority Healthcare Corporation, an Indiana corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”); capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof) providing for the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholders are the record and beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath their names (the “Existing Shares” and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the “Shares”);

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement; and

WHEREAS, the Shareholders and Parent desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger Agreement and the Merger upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

AGREEMENT

1. Agreement to Vote. (a) The Shareholders hereby agree that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 6, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Shareholders shall vote (or cause to be voted) their Shares (i) in favor of approval of the Merger Agreement and the Merger and (ii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger Agreement and the Merger): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C)(1) any change in a majority of the Persons who constitute the Board of Directors of the Company; (2) any material amendment of the Company’s Articles of Incorporation or By-laws; or (3) any other action involving the Company or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing (A) the ability of the Company to consummate the Merger or (B) the transactions contemplated by this Agreement and the Merger Agreement. The Shareholders shall not enter into any agreement or understanding with any Person or entity prior to the termination of this Agreement to vote in any manner inconsistent herewith.

(b) EACH SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, AND ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE SHARES.

(c) Except as set forth in clause (a) of this Section 1, the Shareholders shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the shareholders of the Company. In addition, nothing in this Agreement shall give Parent the right to vote any Shares at any meeting of the shareholders of the Company other than as provided in this Section 1.

2. Representations and Warranties of the Shareholders. Each Shareholder, severally, hereby represents and warrants to Parent and Sub as of the date hereof as follows:

(a) Authorization; Validity of Agreement; Necessary Action. Such Shareholder, in the case of Mr. Bindley, is an individual and a resident of the State of Florida, and in the case of each of the Trusts, is organized under the laws of the State of Indiana and has full power, authority, capability and is competent to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other action or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby. This Agreement and the transactions contemplated hereby do not violate the trust instrument of any of the Trusts. This Agreement has been duly executed and delivered by such Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity, good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

(b) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of such Shareholder to consummate the transactions contemplated hereby), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(c) Shares. Such Shareholder’s Existing Shares are, and such Shareholder’s Shares on the Closing Date will be, owned beneficially and of record by such Shareholder. The Shareholder’s Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Shareholder. All of such Shareholder’s Existing Shares are issued and outstanding and such Shareholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. Such Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to exercise dissenter’s rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power of conversion, sole power to exercise dissenter’s rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Shareholder’s Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Shareholder has good and valid title to such Shareholder’s Existing Shares and at all times during the term hereof and on the Closing Date will have good and valid title to its Shares.

(d) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Shareholder or, to the knowledge of such Shareholder, any other Person or, to the knowledge of such Shareholder, threatened against the Shareholder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party of such party’s rights under this Agreement or the performance by any party of such party’s obligations under this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

3. Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to the Shareholders as of the date hereof as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and the execution, delivery and performance by Sub of this Agreement and the consummation by Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub of this Agreement, and the consummation by Parent or Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Shareholders, constitutes valid and binding obligations of Parent and Sub, enforceable against them in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally from time to time in effect, and to general principles of equity good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

(c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby nor compliance by Parent or Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets.

4. Further Agreements of Shareholders. (a) Each Shareholder, severally, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of such Shareholder’s Existing Shares, or any Shares acquired after the date hereof, or any interest in any of the foregoing, except to Parent; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the foregoing, except to Parent or Sub; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement.

(b) Each Shareholder, severally, hereby irrevocably waives any rights to dissent from the Merger that such Shareholder may have.

(c) Each Shareholder, severally, agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder’s Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Purchase Price shall be accordingly adjusted.

(d) Each Shareholder, severally, shall not, nor shall such Shareholder authorize or permit any investment banker, attorney or other advisor or representative of, such Shareholder to, directly or indirectly, (i) solicit, initiate or otherwise facilitate (including by way of furnishing information) or encourage the making by any Person of any Competing Transaction or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent) any information with respect to or in furtherance of, a Competing Transaction or any proposal that constitutes, or is likely to lead to, a Competing Transaction. From and after the date hereof, such Shareholder and all investment bankers, attorneys and other advisors and representatives of, such Shareholder shall cease doing any of the foregoing. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, such Shareholder shall promptly and within not more than 24 hours advise Parent orally and in writing of the receipt by such Shareholder (or any of the other entities or Persons referred to above) of any Competing Transaction, or any inquiry which is likely to lead to any Competing Transaction, the material terms and conditions of such Competing Transaction or inquiry, and the identity of the Person making any such proposal for a Competing Transaction or inquiry. Each Shareholder will keep Parent fully informed of the status and details of any such Competing Transaction or inquiry. Notwithstanding anything set forth above in this Section 4(d), nothing shall prevent William E. Bindley from taking any action or omitting to take any action solely in his capacity as a member of the Board of Directors of the Company.

5. Further Assurances. From time to time prior to the Closing, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become void and of no effect with no liabilities on the part of any party hereto upon the earliest of (a) the Effective Time and (b) termination of the Merger Agreement pursuant to Section 7.1, except (i) that the agreements contained in Section 18 shall survive the termination hereof and (ii) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

7. Costs and Expenses. All fees, costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses whether or not the transactions contemplated hereby are consummated.

8. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

9. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to Parent or Sub, to:

Express Scripts, Inc.

13900 Riverport Drive

Maryland Heights, MO 63043

Attention: General Counsel

Telephone No.: (314) 770-1666

Telecopy No.: (314) 702-7120

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Gary I. Horowitz, Esq.

Telephone No.: (212) 455-2000

Telecopy No.: (212) 455-2502

(ii) if to Shareholders, to:

William E. Bindley

Bindley Capital Partners

8909 Purdue Road

Indianapolis, IN 46268

Telephone No.: (317) 704-4162

Telecopy No. (317) 704-4612

with a copy to:

Baker & Daniels LLP

300 N. Meridian, Suite 2700

Indianapolis, IN 46204

Attention: James A. Aschleman

Telephone No.: (317) 237-1131

Telecopy No.: (317) 237-8431

11. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 21, 2005. As used in this Agreement, the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties have jointly participated in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without giving effect to the principles of conflicts of law thereof.

17. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

18. Confidentiality. Each Shareholder, severally, agrees (i) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (ii) except as required by law or legal process not to divulge any such non-public information to any third Person.

19. Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto:

(i) consents to submit itself to the personal jurisdiction of (A) any Federal court located in the State of Indiana in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the courts of the State of Indiana;

(ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

(iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 10 or at such other address of which a party shall have been notified pursuant thereto;

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction; and

(vi) agrees to appoint an agent for service of process in Indiana.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, Parent and Sub have caused this Agreement to be signed by their respective officers or other authorized Person thereunto duly authorized and Shareholders have executed this Agreement, all as of the date first written above.

EXPRESS SCRIPTS, INC.

By:	/S/ GEORGE PAZ
Name:	George Paz
Title:	President and Chief Executive Officer

PONY ACQUISITION CORPORATION

By:	/S/ GEORGE PAZ
Name:	George Paz
Title:	President

WILLIAM E. BINDLEY

/S/ WILLIAM E. BINDLEY

Number of Existing Shares:

Class A Common Stock: 4,715,816
Class B Common Stock: 80,377

WILLIAM E. BINDLEY CHARITABLE REMAINDER UNITRUST

By:	/S/ WILLIAM E. BINDLEY
Name:	William E. Bindley
Title:	Trustee

Number of Existing Shares:

Class A Common Stock: 68,702
Class B Common Stock: 0

WILLIAM E. BINDLEY GRANTOR RETAINED ANNUITY TRUST, DATED FEBRUARY 13, 2003

By:	/S/ WILLIAM E. BINDLEY
Name:	William E. Bindley
Title:	Trustee

Number of Existing Shares:

Class A Common Stock: 184,073
Class B Common Stock: 0

WILLIAM E. BINDLEY GRANTOR RETAINED ANNUITY TRUST, DATED FEBRUARY 3, 2004

By:	/S/ WILLIAM E. BINDLEY
Name:	William E. Bindley
Title:	Trustee

Number of Existing Shares:

Class A Common Stock: 105,630
Class B Common Stock: 0

WILLIAM E. BINDLEY GRANTOR RETAINED ANNUITY TRUST, DATED FEBRUARY 9, 2005

By:	/S/ WILLIAM E. BINDLEY
Name:	William E. Bindley
Title:	Trustee

Number of Existing Shares:

Class A Common Stock: 210,297
Class B Common Stock: 0

WILLIAM E. BINDLEY FAMILY GRANTOR RETAINED ANNUITY TRUST, DATED MAY 12, 2005

By:	/S/ WILLIAM E. BINDLEY
Name:	William E. Bindley
Title:	Trustee

Number of Existing Shares:

Class A Common Stock: 200,000
Class B Common Stock: 0

ANNEX C

July 21, 2005

The Board of Directors

Priority Healthcare Corporation

250 Technology Park

Lake Mary, Florida 32746

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of Priority Healthcare Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Express Scripts, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of July 21, 2005 (the “Agreement”), among the Company, the Merger Partner and Pony Acquisition Corporation (the “Merger Sub”), the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of the Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”, and together with the Class B Common Stock, the “Company Common Stock”) and each share of Class B Common Stock, other than shares of Company Common Stock held in treasury, shares of Company Common Stock owned by the Merger Partner, the Merger Sub or any other wholly-owned subsidiary of the Merger Partner or of the Company, and any Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $28.00 per share in cash.

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed the Voting Agreement, dated as of July 21, 2005, by and among the Merger Partner, the Merger Sub, William E. Bindley, the William E. Bindley Charitable Remainder Unitrust, dated May 14, 1997, the William E. Bindley Grantor Retained Annuity Trust, dated February 13, 2003, the William E. Bindley Grantor Retained Annuity Trust, dated February 3, 2004, the William E. Bindley Grantor Retained Annuity Trust, dated February 9, 2005 and the William E. Bindley Family Grantor Retained Annuity Trust, dated May 12, 2005; (iii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class B Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger, and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Class B Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we are not addressing the relative merits of the Merger compared with alternative transactions, and no opinion is expressed whether any such alternative transaction might produce consideration for the Company’s shareholders in an amount in excess of that contemplated in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have provided and may in the future provide financial advisory services and other investment banking or commercial banking services to the Company and to the Merger Partner and have received or may in the future receive fees for the rendering of these services. Specifically, our commercial bank affiliate is a lender under the Company’s $150 million credit facility. In addition, we are currently serving as placement agent for an equity private placement by Centric Health LLC (“Centric”), a portfolio company of a private equity investment company whose chairman is William E. Bindley, Chairman of the Company’s Board of Directors, and two of whose partners are Thomas J. Salentine and Michael D. McCormick, each of whom is a director of the Company. The Company also has a warrant for the purchase of equity interests in Centric. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Class B Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

C-2

ANNEX D

Chapter 23-1-44 of the Indiana Business Corporation Law

23-1-44-1 “Corporation” defined

Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 “Dissenter” defined

Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 “Fair value” defined

Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 “Interest” defined

Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 “Record shareholder” defined

Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 “Beneficial shareholder” defined

Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 “Shareholder” defined

Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

23-1-44-8 Right to dissent and obtain payment for shares

Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets—National Market Issues or a similar market.

(c) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

23-1-44-9 Dissenters’ rights of beneficial shareholder

Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 Proposed action creating dissenters’ rights; notice

Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

23-1-44-11 Proposed action creating dissenters’ rights; assertion of dissenters’ rights

Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

23-1-44-12 Dissenters’ notice; contents

Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

23-1-44-13 Demand for payment and deposit of shares by shareholder

Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23- 1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

23-1-44-14 Uncertificated shares; restriction on transfer; dissenters’ rights

Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15 Payment to dissenter

Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-16 Failure to take action; return of certificates; new action by corporation

Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-18 Dissenters’ estimate of fair value; demand for payment; waiver

Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

23-1-44-19 Court proceeding to determine fair value; judicial appraisal

Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation;

or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 Costs; fees; attorney fees

Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Proxy—Priority Healthcare Corporation

This Proxy is Solicited on Behalf of the Board of Directors for the Special Meeting of Shareholders to be Held [                    ] [    ], 2005

I hereby appoint Steven D. Cosler and Stephen M. Saft, or either of them, my proxies, with power of substitution, to vote all shares of Class A Common Stock of the Company which I am entitled to vote at the special meeting of common shareholders of said company, to be held on [                    ] [    ], 2005 at [    :    ] [    ].m., local time, at [                            ], and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies may name others to take their place.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

[INSERT INSTRUCTIONS FOR VOTING VIA THE INTERNET AND BY TELEPHONE]

SEE REVERSE SIDE

Priority Healthcare Corporation	MMMMMMMMMMMM

000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4
ADD 5
ADD 6
C 1234567890 J N T
[Address Bar Code]
[BAR CODE]

☐ Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card	Class A Common Stock

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” ITEMS 1 AND 2.

1.      Proposal to approve the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Inc., Pony Acquisition Corporation and Priority Healthcare Corporation and the merger of Pony Acquisition Corporation with and into Priority Healthcare Corporation.

	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote “FOR” Item 1.

2.      In the event there are insufficient votes for approval of the merger agreement and the merger, proposal to grant the Priority Healthcare Corporation board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote “FOR” Item 2.

Mark box at right if you plan to attend the special meeting.			☐

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. NOTE: Please sign exactly as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, sign, date and return the proxy promptly in the enclosed postage-paid envelope.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—Priority Healthcare Corporation

This Proxy is Solicited on Behalf of the Board of Directors for the Special Meeting of Shareholders to be Held [                    ] [    ], 2005

I hereby appoint Steven D. Cosler and Stephen M. Saft, or either of them, my proxies, with power of substitution, to vote all shares of Class B Common Stock of the Company which I am entitled to vote at the special meeting of common shareholders of said company, to be held at [                    ] [    ], 2005 at [    :    ] [    ].m., local time, at [                            ], and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies may name others to take their place.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

[INSERT INSTRUCTIONS FOR VOTING VIA THE INTERNET AND BY TELEPHONE]

SEE REVERSE SIDE

Priority Healthcare Corporation	MMMMMMMMMMMM

000000000.000 ext
000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
ADD 3	000000000.000 ext
ADD 4
ADD 5
ADD 6
C 1234567890 J N T
[Address Bar Code]
[BAR CODE]

☐ Mark this box with an X if you have made changes to your name or address details above.

Special Meeting Proxy Card	Class B Common Stock

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” ITEMS 1 AND 2.

1.      Proposal to approve the Agreement and Plan of Merger, dated as of July 21, 2005, by and among Express Scripts, Inc., Pony Acquisition Corporation and Priority Healthcare Corporation and the merger of Pony Acquisition Corporation with and into Priority Healthcare Corporation.

	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote “FOR” Item 1.

2.      In the event there are insufficient votes for approval of the merger agreement and the merger, proposal to grant the Priority Healthcare Corporation board of directors discretionary authority to adjourn or postpone the special meeting to solicit additional votes for approval of the merger agreement and the merger.

	For ☐	Against ☐	Abstain ☐

The Board of Directors recommends a vote “FOR” Item 2.

Mark box at right if you plan to attend the special meeting.			☐

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. NOTE: Please sign exactly as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, sign, date and return the proxy promptly in the enclosed postage-paid envelope.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)